UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Targa Resources Partners LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On November 2, 2015, Targa Resources Corp. (“TRC”), Spartan Merger Sub LLC, a subsidiary of TRC (“Merger Sub”), Targa Resources Partners LP (“TRP”) and Targa Resources GP LLC, the general partner of TRP (“TRP GP”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which TRC will acquire indirectly all of the outstanding common units representing limited partner interests in TRP (“TRP common units”) that TRC and its subsidiaries do not already own. Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into TRP (the “Merger”), with TRP continuing as the surviving entity and as a subsidiary of TRC. The conflicts committee of the board of directors of TRP GP (the “TRP GP Conflicts Committee”) and the board of directors of TRP GP (the “TRP GP Board”) each have determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the common unitholders of TRP (the “TRP common unitholders”) (other than TRC, TRP GP and their affiliates), and have unanimously approved the Merger Agreement and the Merger.

If the Merger is completed, each outstanding TRP common unit not owned by TRC or its subsidiaries will be converted into the right to receive 0.62 of a share of common stock of TRC, par value $0.001 per share (“TRC shares” and such consideration, the “Merger Consideration”). Based on the closing price of TRC shares on November 2, 2015, the last trading day before the public announcement of the Merger, the aggregate value of the Merger Consideration was approximately $6.08 billion. No fractional TRC shares will be issued in the Merger, and TRP common unitholders will, instead, receive cash in lieu of fractional TRC shares. Stockholders of TRC (the “TRC stockholders”) will continue to own their existing TRC shares. Based on the estimated number of TRC shares and TRP common units that will be outstanding immediately prior to the closing of the Merger, upon the closing of the Merger, former TRP common unitholders and current TRC stockholders will own approximately 65% and 35% of the combined company, respectively.

TRC and TRP will each hold special meetings of their stockholders and common unitholders, respectively, in connection with the proposed Merger. At the special meeting of TRC stockholders (the “TRC special meeting”), the TRC stockholders will be asked to vote on the proposal to approve the issuance of TRC shares to TRP common unitholders pursuant to the Merger Agreement (the “TRC stock issuance proposal”). Approval of the TRC stock issuance proposal requires the affirmative vote of a majority of the TRC shares present in person or represented by proxy at the TRC special meeting and entitled to vote thereon. At the special meeting of TRP common unitholders, the TRP common unitholders will be asked to vote on the proposal to approve the Merger Agreement (the “Merger proposal”). Approval of the Merger proposal requires the affirmative vote of a majority of the outstanding TRP common units.

We cannot complete the Merger unless the TRC stockholders approve the TRC stock issuance proposal and the TRP common unitholders approve the Merger proposal. Accordingly, your vote is very important regardless of the number of TRC shares or TRP common units you own. Voting instructions are set forth inside this joint proxy statement/prospectus.

The board of directors of TRC (the “TRC Board”) recommends that the TRC stockholders vote FOR the TRC stock issuance proposal and FOR the adjournment of the TRC special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the TRC stock issuance proposal at the time of the TRC special meeting. In considering the recommendation of the TRC Board, TRC shareholders should be aware that some of TRC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRC shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

The TRP GP Conflicts Committee and the TRP GP Board each recommend that the TRP common unitholders vote FOR the Merger proposal and FOR the approval, on an advisory, non-binding basis, of the compensation payments that may be paid or become payable to TRP’s named executive officers in connection with the Merger. In considering the recommendation of the TRP GP Board, TRP common unitholders should be aware that some of TRP GP’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRP common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

This joint proxy statement/prospectus provides you with detailed information about the proposed Merger and related matters. You are encouraged to read the entire document carefully. In particular, see “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus for a discussion of risks relevant to the Merger and TRC’s business following the Merger.

TRC shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “TRGP,” and TRP common units are listed on the NYSE under the symbol “NGLS.” The last reported sale price of TRC shares on the NYSE on January 6, 2016 was $23.19. The last reported sale price of TRP common units on the NYSE on January 6, 2016 was $14.39.

James W. Whalen Executive Chairman of the Board of Directors of Targa Resources Corp. and Targa Resources GP LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated January 11, 2016 and is being first mailed to TRP common unitholders and TRC stockholders on or about January 12, 2016.

Houston, Texas

January 11, 2016

TARGA RESOURCES CORP.

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

A special meeting (the “TRC special meeting”) of stockholders of Targa Resources Corp. (“TRC”) will be held on February 12, 2016 at 8:00 a.m., local time, at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002, for the following purposes:

•	to consider and vote upon a proposal to approve the issuance (the “TRC stock issuance”) of shares of common stock of TRC, par value $0.001 per share (“TRC shares”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 2, 2015, by and among TRC, Spartan Merger Sub LLC (“Merger Sub”), Targa Resources Partners LP (“TRP”) and Targa Resources GP LLC (“TRP GP”), which is referred to as the “TRC stock issuance proposal”; and

•	to consider and vote on a proposal to approve the adjournment of the TRC special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the TRC special meeting, which is referred to as the “adjournment proposal.”

Approval of each of the TRC stock issuance proposal and the adjournment proposal requires the affirmative vote of a majority of the TRC shares present in person or represented by proxy at the TRC special meeting and entitled to vote thereon. Abstentions will have the same effect as votes against the TRC stock issuance proposal and the adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have no effect on the TRC stock issuance proposal and the adjournment proposal.

We cannot complete the Merger unless the stockholders of TRC (the “TRC stockholders”) approve the TRC stock issuance proposal. Accordingly, your vote is very important regardless of the number of TRC shares you own.

The board of directors of TRC (the “TRC Board”) unanimously determined that the Merger, the Merger Agreement, and the transactions contemplated thereby, including the TRC stock issuance, are in the best interests of TRC and the TRC stockholders. The TRC Board unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby, including the TRC stock issuance, and recommends that the TRC stockholders vote FOR the TRC stock issuance proposal and FOR the adjournment proposal.

In considering the recommendation of the TRC Board, TRC shareholders should be aware that some of TRC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRC shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

i

Only TRC stockholders of record at the close of business on January 12, 2016 are entitled to notice of and to vote at the TRC special meeting. A list of stockholders entitled to vote at the TRC special meeting will be available for inspection at TRC’s offices in Houston, Texas for any purpose relevant to the TRC special meeting during normal business hours for a period of ten days before the meeting and at the TRC special meeting. References to the TRC special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE TRC SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•	If you hold your TRC shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your TRC shares.

•	If you hold your TRC shares in your own name, you may submit your proxy by:

•	using the toll-free telephone number shown on the proxy card;

•	using the Internet website shown on the proxy card; or

•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

The enclosed joint proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement as well as a description of the TRC stock issuance. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies or need help voting your TRC shares, please contact TRC’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (877) 478-5044

Email: trc@dfking.com

By order of the Board of Directors of

Targa Resources Corp.,

Joe Bob Perkins

Chief Executive Officer

Targa Resources Corp.

Houston, Texas

January 11, 2016

TARGA RESOURCES PARTNERS LP

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To the Common Unitholders of Targa Resources Partners LP:

A special meeting (the “TRP special meeting”) of common unitholders of Targa Resources Partners LP (“TRP”) will be held on February 12, 2016 at 9:00 a.m., local time, at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002, for the following purposes:

•	to consider and vote upon a proposal to approve the Merger Agreement, which is referred to as the “Merger proposal”; and

•	to consider and vote upon, on an advisory, non-binding basis, the compensation payments that may be paid or become payable to TRP’s named executive officers in connection with the Merger, which is referred to as the “TRP compensation proposal.”

Approval of the Merger proposal requires the affirmative vote of a majority of the outstanding common units representing limited partner interests in TRP (“TRP common units”). Approval, on an advisory, non-binding basis, of the TRP compensation proposal requires the affirmative vote of a majority of the outstanding TRP common units entitled to vote and be present in person or by proxy at the TRP special meeting. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as votes against the Merger proposal and the TRP compensation proposal. The vote on the TRP compensation proposal is a vote separate and apart from the vote on the Merger proposal. Accordingly, you may vote to approve the Merger proposal and vote not to approve the TRP compensation proposal and vice versa. Because the vote on the TRP compensation proposal is advisory in nature only, it will not be binding on TRP or TRC.

We cannot complete the Merger unless the TRP common unitholders approve the Merger proposal. Accordingly, your vote is very important regardless of the number of TRP common units you own.

The conflicts committee of the board of directors of TRP GP (the “TRP GP Conflicts Committee”) and the board of directors of TRP GP (the “TRP GP Board”) each have determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP common unitholders (the “TRP common unitholders”) (other than TRC, TRP GP and their affiliates) (the “TRP unaffiliated common unitholders”), and have unanimously approved the Merger Agreement and the Merger. The TRP GP Conflicts Committee and the TRP GP Board each recommend that the TRP common unitholders vote FOR the Merger proposal and FOR the TRP compensation proposal. For more information regarding the recommendation of the TRP GP Conflicts Committee and the TRP GP Board, including the obligations of the TRP GP Conflicts Committee and the TRP GP Board in making such determination under the Second Amended and Restated Agreement of Limited Partnership of TRP, dated as of October 15, 2015 (the “TRP partnership agreement”), see “The Merger—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.”

In considering the recommendation of the TRP GP Board, TRP common unitholders should be aware that some of TRP GP’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRP common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

Only TRP common unitholders of record at the close of business on January 12, 2016 are entitled to notice of and to vote at the TRP special meeting. A list of common unitholders entitled to vote at the TRP special meeting will be available for inspection at TRP’s offices in Houston, Texas for any purpose relevant to the TRP special meeting during normal business hours for a period of ten days before the meeting and at the TRP special meeting. References to the TRP special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE TRP SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•	If you hold your TRP common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your TRP common units.

•	If you hold your TRP common units in your own name, you may submit your proxy by:

•	using the toll-free telephone number shown on the proxy card;

•	using the Internet website shown on the proxy card; or

•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

The enclosed joint proxy statement/prospectus provides a detailed description of the Merger and the Merger Agreement as well as a description of the TRC stock issuance of TRC shares. You are urged to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the Merger or this joint proxy statement/prospectus, would like additional copies or need help voting your TRP common units, please contact TRP’s proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (877) 478-5044

Email: trp@dfking.com

By order of the Board of Directors of

Targa Resources GP LLC,

Joe Bob Perkins

Chief Executive Officer

Targa Resources GP LLC

IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) constitutes a proxy statement of TRP under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies for the TRP special meeting to approve the Merger proposal and the TRP compensation proposal. This joint proxy statement/prospectus also constitutes a proxy statement of TRC under Section 14(a) of the Exchange Act with respect to the solicitation of proxies for the TRC special meeting to, among other things, approve the TRC stock issuance proposal and a prospectus of TRC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for TRC shares that will be issued to TRP common unitholders in the Merger pursuant to the Merger Agreement.

As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates by reference important business and financial information about TRC and TRP from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 142. You can obtain any of the documents incorporated by reference into this document from TRC or TRP, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from TRC or TRP at the following addresses and telephone numbers:

Targa Resources Corp. Targa Resources Partners LP 1000 Louisiana Street, Suite 4300 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 584-1133

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

You may obtain certain of these documents at TRC’s website, http://www.targaresources.com, by selecting “Investors” and then selecting “SEC Filings—TRGP,” and at TRP’s website, http://www.targaresources.com, by selecting “Investor Relations” and then selecting “SEC Filings—NGLS.” Information contained on TRC’s and TRP’s websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

In order to receive timely delivery of requested documents in advance of the special meetings, your request should be received no later than February 5, 2016. If you request any documents, TRC or TRP will mail them to you by first class mail, or another equally prompt means, after receipt of your request.

TRC and TRP have not authorized anyone to give any information or make any representation about the Merger, TRC or TRP that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning TRC has been furnished by TRC. All information in this document concerning TRP has been furnished by TRP.

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JOINT PROXY STATEMENT/PROSPECTUS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Important Information and Risks. The following are brief answers to some questions that you may have regarding the proposed Merger. You should read and consider carefully the remainder of this joint proxy statement/prospectus, including the Risk Factors beginning on page 30 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 142.

Q:	What is the proposed transaction and why am I receiving these materials?

A:	TRC and TRP have agreed to combine by merging Merger Sub, a subsidiary of TRC, with and into TRP under the terms of the Merger Agreement that is described in this joint proxy statement/prospectus and attached as Annex A. You are receiving this document because the Merger cannot be completed without the approval of the TRC stockholders and the TRP common unitholders.

Q:	Why are TRC and TRP proposing the Merger?

A:	TRC and TRP believe that the Merger will benefit both TRC shareholders and TRP common unitholders.

See “The Merger—Recommendation of the TRC Board and its Reasons for the Merger” and “The Merger—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.”

Q:	What will TRP common unitholders receive in the Merger?

A:	If the Merger is completed, each outstanding TRP common unit not owned by TRC or its subsidiaries will be converted into the right to receive 0.62 of a TRC share (such consideration, the “Merger Consideration” and such ratio, the “Exchange Ratio”). Based on the closing price of TRC shares on November 2, 2015, the last trading day before the public announcement of the Merger, the aggregate value of the Merger Consideration was approximately $6.08 billion. The Exchange Ratio is fixed and will not be adjusted on account of any change in price of either TRC shares or TRP common units prior to completion of the Merger. If the Exchange Ratio would result in a TRP common unitholder being entitled to receive a fraction of a TRC share, such TRP common unitholder will receive cash from TRC in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the closing prices of TRC shares for the five consecutive New York Stock Exchange (“NYSE”) full trading days prior to the closing date of the Merger.

Q:	What will TRC stockholders receive in the Merger?

A:	TRC stockholders will simply retain the TRC shares they currently own. They will not receive any additional TRC shares in the Merger.

Q:	Where will my shares or units trade after the Merger?

A:	TRC shares will continue to trade on the NYSE under the symbol “TRGP.” TRP common units will no longer be publicly traded after the completion of the Merger.

Q:	What happens to my future distributions or dividends?

A:

Once the Merger is completed and TRP common units are exchanged for TRC shares, when dividends are approved and declared and paid by TRC, former TRP common unitholders will receive dividends on the TRC shares they receive in the Merger in accordance with TRC’s then current dividend policy

(if any) and at the discretion of the TRC Board. TRP common unitholders will receive distributions on their TRP common units for the quarter ended December 31, 2015. TRP common unitholders will not receive both distributions from TRP and dividends from TRC for the same quarter. See “Market Prices and Dividend and Distribution Information.”

Current TRC stockholders will continue to receive dividends on their TRC shares in accordance with TRC’s then current dividend policy (if any) and at the discretion of the TRC Board. See “Comparison of the Rights of TRC Stockholders and TRP Common Unitholders.”

Q:	When and where will the special meetings be held?

A:	TRC stockholders: The TRC special meeting will be held at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 on February 12, 2016, at 8:00 a.m., local time.

TRP common unitholders: The TRP special meeting will be held at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 on February 12, 2016, at 9:00 a.m., local time.

Q:	Who is entitled to vote at the special meetings?

A:	TRC stockholders: The record date for the TRC special meeting is January 12, 2016. Only TRC stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the TRC special meeting.

TRP common unitholders: The record date for the TRP special meeting is January 12, 2016. Only TRP common unitholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the TRP special meeting.

Q:	What constitutes a quorum at the special meetings?

A:	TRC stockholders: The holders of a majority of the outstanding TRC shares, represented in person or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet), on the record date will constitute a quorum and will permit TRC to conduct the proposed business at the TRC special meeting. Proxies received but marked as abstentions will be counted as TRC shares that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a bank, broker or other nominee holding TRC shares in “street name” indicating that the broker does not have discretionary authority as to certain TRC shares to vote on a specific proposal (a “broker non-vote” with respect to such proposal), such TRC shares will not be considered present at the TRC special meeting for purposes of determining the presence of a quorum and will not be included in the vote.

TRP common unitholders: The holders of a majority of the outstanding TRP common units represented in person or by proxy (by submitting a properly executed proxy card or properly submitting a proxy by telephone or Internet) will constitute a quorum and will permit TRP to conduct the proposed business at the TRP special meeting. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present at the TRP special meeting for purposes of determining the presence of a quorum and will not be included in the vote.

Q:	What is the vote required to approve each proposal?

A:	TRC stockholders: Approval of each of the TRC stock issuance proposal and the adjournment proposal requires the affirmative vote of a majority of the TRC shares present in person or represented by proxy at the TRC special meeting and entitled to vote thereon. Abstentions will have the same effect as votes against the TRC stock issuance proposal and the adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have no effect on the TRC stock issuance proposal and the adjournment proposal.

We estimate that all of the directors and executive officers of TRC will beneficially own, in the aggregate, approximately 7.0% of the outstanding TRC shares as of the record date. TRC believes that the directors and executive officers of TRC will vote in favor of the TRC stock issuance proposal and the adjournment proposal.

TRP common unitholders: Approval of the Merger proposal requires the affirmative vote of a majority of the outstanding TRP common units. Approval, on an advisory, non-binding basis, of the TRP compensation proposal requires the affirmative vote of a majority of the outstanding TRP common units entitled to vote and be present in person or by proxy at the TRP special meeting. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as votes against the Merger proposal and the TRP compensation proposal. The vote on the TRP compensation proposal is a vote separate and apart from the vote on the Merger proposal. Accordingly, you may vote to approve the Merger proposal and vote not to approve the TRP compensation proposal and vice versa. Because the vote on the TRP compensation proposal is advisory in nature only, it will not be binding on TRP or TRC.

Pursuant to the Merger Agreement, TRC has agreed to vote or cause to be voted all TRP common units beneficially owned by TRC in favor of the Merger proposal unless there is a TRP adverse recommendation change (as defined under “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change”). We estimate that TRC will beneficially own approximately 8.8% of the outstanding TRP common units as of the record date.

We estimate that all of the directors and executive officers of TRP GP will beneficially own, in the aggregate, approximately 0.3% of the outstanding TRP common units as of the record date. TRC and TRP believe that the directors and executive officers of TRP GP will vote in favor of the Merger proposal. TRC and TRP also believe that the directors and executive officers of TRP GP will vote in favor of the TRP compensation proposal.

Q:	How do I vote my TRC shares or TRP common units if I hold them in my own name?

A:	TRC stockholders: After you have read this joint proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “The TRC Special Meeting—Voting Procedures—Voting by TRC Stockholders.”

TRP common unitholders: After you have read this joint proxy statement/prospectus carefully, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or the Internet as soon as possible in accordance with the instructions provided under “The TRP Special Meeting—Voting Procedures—Voting by TRP Common Unitholders.”

Q:	If my TRC shares or TRP common units are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote them for me?

A:	TRC stockholders: As a general rule, absent specific instructions from you, your bank, broker or other nominee is not allowed to vote your TRC shares on any proposal on which your bank, broker or other nominee does not have discretionary authority. The only proposals for consideration at the TRC special meeting are the TRC stock issuance proposal and the adjournment proposal, which are non-discretionary matters for which banks, brokers or other nominees do not have discretionary authority to vote. To instruct your bank, broker or other nominee how to vote, you should follow the directions that your bank, broker or other nominee provides to you.

Please note that you may not vote your TRC shares held in “street name” by returning a proxy card directly to TRC or by voting in person at the TRC special meeting unless you provide a “legal proxy,”

which you must obtain from your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee on how to vote your TRC shares, your bank, broker or other nominee cannot vote your TRC shares, which will result in the absence of a vote for or against the TRC stock issuance proposal and the adjournment proposal. You should therefore provide your bank, broker or other nominee with instructions as to how to vote your TRC shares.

TRP common unitholders: As a general rule, absent specific instructions from you, your bank, broker or other nominee is not allowed to vote your TRP common units on any proposal on which your bank, broker or other nominee does not have discretionary authority. The only proposals for consideration at the TRP special meeting are the Merger proposal and the TRP compensation proposal, which are non-discretionary matters for which banks, brokers or other nominees do not have discretionary authority to vote. To instruct your bank, broker or other nominee how to vote, you should follow the directions that your bank, broker or other nominee provides to you.

Please note that you may not vote your TRP common units held in “street name” by returning a proxy card directly to TRP or by voting in person at the TRP special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee on how to vote your TRP common units, your bank, broker or other nominee cannot vote your TRP common units, which will have the same effect as a vote against the Merger proposal and the TRP compensation proposal. You should therefore provide your bank, broker or other nominee with instructions as to how to vote your TRP common units.

Q:	When do you expect the Merger to be completed?

A:	We currently expect the Merger to close in the first quarter of 2016. A number of conditions must be satisfied before TRC and TRP can complete the Merger, including the approval of the TRC stock issuance by the TRC stockholders and the approval of the Merger Agreement by the TRP common unitholders. Although TRC and TRP cannot be sure when all of the conditions to the Merger will be satisfied, TRC and TRP expect to complete the Merger as soon as practicable following the TRC and TRP special meetings (assuming the TRC stock issuance and the Merger proposal are approved by the TRC stockholders and TRP common unitholders, respectively), which will be held on February 12, 2016. See “The Merger Agreement—Conditions to Completion of the Merger” and “Risk Factors—The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of TRC shares and TRP common units.”

Q:	How does the TRC Board recommend that the TRC stockholders vote?

A:	The TRC Board recommends that TRC stockholders vote FOR the TRC stock issuance proposal and FOR the adjournment proposal.

On November 2, 2015, the TRC Board unanimously determined that the Merger, the Merger Agreement, and the transactions contemplated thereby, including the TRC stock issuance, are in the best interests of TRC and the TRC stockholders. The TRC Board unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby, including the TRC stock issuance, and recommends that the TRC stockholders vote FOR the TRC stock issuance proposal and FOR the adjournment proposal.

In considering the recommendation of the TRC Board, TRC shareholders should be aware that some of TRC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRC shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

Q:	How does the TRP GP Board recommend that the TRP common unitholders vote?

A:	The TRP GP Board recommends that TRP common unitholders vote FOR the Merger proposal and FOR the TRP compensation proposal.

On November 2, 2015, the TRP GP Conflicts Committee and the TRP GP Board each determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, and unanimously approved the Merger Agreement and the Merger. The TRP GP Conflicts Committee and the TRP GP Board each recommend that the TRP common unitholders vote FOR the Merger proposal and FOR the TRP compensation proposal. The TRP GP Conflicts Committee’s approval constitutes “Special Approval,” as such term is defined by the TRP partnership agreement. For more information regarding the recommendation of the TRP GP Conflicts Committee and the TRP GP Board, including the obligations of the TRP GP Conflicts Committee and the TRP GP Board in making such determination under the TRP partnership agreement, see “The Merger—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.”

In considering the recommendation of the TRP GP Conflicts Committee and the TRP GP Board, TRP common unitholders should be aware that some of TRP GP’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRP common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

Q:	What are the expected U.S. federal income tax consequences to a TRP common unitholder as a result of the Merger?

A:	The receipt of TRC shares and cash in lieu of fractional shares, if any, in exchange for TRP common units pursuant to the Merger Agreement will be a taxable transaction to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. A U.S. holder will generally recognize capital gain or loss on the receipt of TRC shares and/or any cash in lieu of fractional shares in exchange for TRP common units. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by TRP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of TRP’s income may become available to offset a portion of the gain recognized by such U.S. holder. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger.

Q:	What are the expected U.S. federal income tax consequences for a TRP common unitholder of the ownership of TRC shares after the Merger is completed?

A:	TRC is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by TRC to a stockholder who is a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) generally will be included in such U.S. holder’s income as ordinary dividend income to the extent of TRC’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to TRC stockholders by TRC after the Merger may exceed TRC’s current or accumulated earnings and profits. Distributions of cash in excess of TRC’s current or accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s TRC shares and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such TRC shares. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of TRC shares received in the Merger.

Q:	Are TRC stockholders or TRP common unitholders entitled to appraisal rights?

A:	No. Neither TRC stockholders nor TRP common unitholders are entitled to appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under TRC’s organizational documents, the TRP partnership agreement or the Merger Agreement.

Q:	What will happen to the 9.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units of TRP (the “TRP Series A Preferred Units”) in the Merger?

A:	The TRP Series A Preferred Units will remain outstanding as limited partner interests in TRP and continue to trade on the NYSE under the symbol “NGLS.PRA” following the Merger.

Q:	What will happen to TRP’s outstanding senior notes in the Merger?

A:	TRP’s senior notes will remain outstanding as indebtedness of TRP following the Merger.

Q:	What if I do not vote?

A:	TRC stockholders: If you vote “abstain” on your proxy card, it will have the same effect as a vote against the TRC stock issuance proposal and the adjournment proposal. If you do not vote in person or by proxy, or a broker non-vote is made, assuming there is a quorum, it will have no effect on the TRC stock issuance proposal and the adjournment proposal. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR the TRC stock issuance proposal and FOR the adjournment proposal.

TRP common unitholders: If you vote “abstain” on your proxy card, it will have the same effect as a vote against the Merger proposal and the TRP compensation proposal. If you do not vote in person or by proxy, or a broker non-vote is made, it will have the same effect as a vote against the Merger proposal and the TRP compensation proposal. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR the Merger proposal and FOR the TRP compensation proposal.

Q:	If I am planning to attend a special meeting in person, should I still vote by proxy?

A:	Yes. Whether or not you plan to attend the TRC special meeting or the TRP special meeting, as applicable, you should vote by proxy. Your TRC shares or TRP common units will not be voted if you do not vote by proxy or do not vote in person at the TRC special meeting or the TRP special meeting, as applicable.

Q:	Who may attend the TRC special meeting and the TRP special meeting?

A:	TRC stockholders (or their authorized representatives) and TRC’s invited guests may attend the TRC special meeting. TRP common unitholders (or their authorized representatives) and TRP’s invited guests may attend the TRP special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you own your TRC shares or TRP common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of TRP GP or the Secretary of TRC, as applicable, at or before the TRC special meeting or the TRP special meeting, as applicable;

•	appearing and voting in person at the TRC special meeting or the TRP special meeting, as applicable; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of TRP GP or the Secretary of TRC, as applicable, at or before the TRC special meeting or the TRP special meeting, as applicable.

Your presence without voting at the TRC special meeting or the TRP special meeting, as applicable, will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

Q:	What should I do if I receive more than one set of voting materials for the TRC special meeting or the TRP special meeting?

A:	You may receive more than one set of voting materials for the TRC special meeting or the TRP special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold TRC shares or TRP common units. Additionally, if you are a holder of record registered in more than one name, you will receive more than one proxy card. Finally, if you hold both TRC shares and TRP common units, you will receive two separate packages of proxy materials. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the special meetings or the Merger?

A:	TRC stockholders and TRP common unitholders who have questions about the Merger, including the procedures for voting their shares or units, or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

TRC Stockholders	TRP Common Unitholders
D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Banks and Brokers Call: (212) 269-5550 All Others Call Toll Free: (877) 478-5044 Email: trc@dfking.com or	D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Banks and Brokers Call: (212) 269-5550 All Others Call Toll Free: (877) 478-5044 Email: trp@dfking.com or

Targa Resources Corp. 1000 Louisiana Street, Suite 4300 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 584-1133	Targa Resources Partners LP 1000 Louisiana Street, Suite 4300 Attention: Investor Relations Houston, Texas 77002 Telephone: (713) 584-1133

SUMMARY

This summary highlights some of the information in this joint proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the terms of the Merger, you should read carefully this document, the documents incorporated by reference, and the Annexes to this document, including the full text of the Merger Agreement included as Annex A. See “Where You Can Find More Information” beginning on page 142.

The Parties

Targa Resources Corp.

Targa Resources Corp., or TRC, is a publicly traded Delaware corporation formed in October 2005. TRC does not directly own any operating assets; its main source of future revenue therefore is from general and limited partner interests, including incentive distribution rights (“IDRs”), in TRP. TRC shares are listed on the NYSE under the symbol “TRGP.”

TRC’s principal executive offices are located at 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

Targa Resources Partners LP

Targa Resources Partners LP, or TRP, is a publicly traded Delaware limited partnership formed in October 2006 by its parent, TRC, to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. TRP common units are listed on the NYSE under the symbol “NGLS.” The TRP Series A Preferred Units are listed on the NYSE under the symbol “NGLS.PRA.” TRP is a leading provider of midstream natural gas and natural gas liquids (“NGL”) services in the United States, with a growing presence in crude oil gathering and petroleum terminaling.

TRP is engaged in the business of:

•	gathering, compressing, treating, processing and selling natural gas;

•	storing, fractionating, treating, transporting and selling NGLs and NGL products, including services to liquefied petroleum gas (“LPG”) exporters;

•	gathering, storing and terminaling crude oil; and

•	storing, terminaling and selling refined petroleum products.

TRP’s principal executive offices are located at 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

Relationships Between the Parties

TRC does not directly own any operating assets; its main source of future revenue therefore is from general and limited partner interests, including IDRs, in TRP. All of TRC’s cash flows are generated from the distributions TRC receives from TRP. At January 6, 2016, TRC’s interests in TRP consist of the following:

•	a 2% general partner interest, which TRC holds through its 100% ownership interest in TRP GP;

•	all of the outstanding IDRs;

•	16,309,595 of the 184,870,693 outstanding TRP common units (approximately 8.8%); and

•	a special general partner interest (the “Special General Partner Interest”) representing retained tax benefits related to the contribution to TRP by TRC of the general partner interest in Targa Pipeline Partners LP (formerly known as Atlas Pipeline Partners, L.P.) (“APL” or “TPL”) acquired in TRC’s acquisition of Targa Energy LP (formerly known as Atlas Energy, L.P.) (“ATLS” and such acquisition of ATLS and TRP’s acquisition of APL, collectively, the “Atlas Mergers”).

In addition, TRC and certain of its affiliates entered into certain transactions with TRP in connection with the Atlas Mergers, which were completed on February 27, 2015.

Certain of the executive officers and the directors of TRP GP are also executive officers and directors of TRC. See “The Parties—Relationships Between the Parties.”

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub, a subsidiary of TRC, will merge with and into TRP, with TRP continuing as the surviving entity and a subsidiary of TRC.

The Merger Consideration

At the effective time of the Merger, each TRP common unit issued and outstanding will be converted into the right to receive 0.62 of a TRC share, other than (i) TRP common units that are owned immediately prior to the effective time of the Merger by TRP or its subsidiaries, which will be automatically cancelled and will cease to exist, and (ii) TRP common units owned immediately prior to the effective time of the Merger by TRP GP or TRC or any of its subsidiaries (other than TRP and its subsidiaries), which will remain outstanding in TRP, unaffected by the Merger.

TRC will not issue any fractional shares in the Merger. Instead, each holder of TRP common units that are converted pursuant to the Merger Agreement who otherwise would have received a fraction of a TRC share will be entitled to receive, from the exchange agent appointed by TRC pursuant to the Merger Agreement, a cash payment in lieu of such fractional shares in an amount equal to the product of (i) the average trading prices of the TRC shares over the five-day period prior to the closing date of the Merger and (ii) the fraction of the TRC share that such holder would otherwise be entitled to receive based on Exchange Ratio.

Treatment of Equity Awards

Pursuant to the Merger Agreement and the approvals of the TRC Compensation Committee and the TRP GP Board, and as more fully described under “The Merger—Treatment of Equity Awards,” for each named executive officer of TRP GP and TRC, each performance unit award previously granted pursuant to the Targa Resources Partners LP Long-Term Incentive Plan (the “TRP LTIP”) held by that executive officer that is outstanding and unvested immediately prior to the effective time of the Merger will, automatically and without any action on the part of the holder of such performance unit award, be converted and restated into a comparable award with respect to TRC shares, which award shall (i) entitle the holder to receive a number of TRC shares calculated by multiplying the Exchange Ratio by the number of performance units denominated in such performance unit award, (ii) remain subject to the same time-based vesting, forfeiture, and termination provisions as included in the original performance unit award and (iii) eliminate the performance factor which was based on TRP common units. In addition, all amounts previously credited to the named executive officers as distribution equivalent rights under performance unit awards granted pursuant to the TRP LTIP shall continue to remain so credited and payable on the same payment date set forth in the respective award agreements, subject to the same time-based vesting schedule previously included in the performance unit award, but without application of any performance factor.

Special Meetings

TRC Special Meeting

Where and when: The TRC special meeting will take place at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 on February 12, 2016 at 8:00 a.m., local time.

What you are being asked to vote on: At the TRC special meeting, TRC stockholders will vote on the TRC stock issuance proposal and the adjournment proposal. TRC stockholders may also be asked to consider other matters as may properly come before the TRC special meeting. At this time, TRC knows of no other matters that will be presented for the consideration of the TRC stockholders at the TRC special meeting.

Who may vote: You may vote at the TRC special meeting if you owned TRC shares at the close of business on the record date of January 12, 2016. On that date, we estimate that there will be approximately 56,020,266 TRC shares outstanding. You may cast one vote for each outstanding TRC share that you owned on the record date.

What vote is needed: Approval of each of the TRC stock issuance proposal and the adjournment proposal requires the affirmative vote of a majority of the TRC shares present in person or represented by proxy at the TRC special meeting and entitled to vote thereon. Abstentions will have the same effect as votes against the TRC stock issuance proposal and the adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have no effect on the TRC stock issuance proposal and the adjournment proposal.

We estimate that all of the directors and executive officers of TRC will beneficially own, in the aggregate, approximately 7.0% of the outstanding TRC shares as of the record date. TRC believes that the directors and executive officers of TRC will vote in favor of the TRC stock issuance proposal and the adjournment proposal.

TRP Special Meeting

Where and when: The TRP special meeting will take place at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 on February 12, 2016 at 9:00 a.m., local time.

What you are being asked to vote on: At the TRP special meeting, TRP common unitholders will vote on the Merger proposal and the TRP compensation proposal. TRP common unitholders also may be asked to consider other matters as may properly come before the TRP special meeting. At this time, TRP knows of no other matters that will be presented for the consideration of the TRP common unitholders at the TRP special meeting.

Who may vote: You may vote at the TRP special meeting if you owned TRP common units at the close of business on the record date of January 12, 2016. On that date, we estimate that there will be approximately 184,870,693 TRP common units outstanding. You may cast one vote for each outstanding TRP common unit that you owned on the record date.

What vote is needed: Approval of the Merger proposal requires the affirmative vote of a majority of the outstanding TRP common units. Approval, on an advisory, non-binding basis, of the TRP compensation proposal requires the affirmative vote of a majority of the outstanding TRP common units entitled to vote and be present in person or by proxy at the TRP special meeting. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as votes against the Merger proposal and the TRP compensation proposal. The vote on the TRP compensation proposal is a vote separate and apart from the vote on the Merger proposal. Accordingly, you may vote to approve the Merger proposal and vote not to approve the TRP compensation proposal and vice versa. Because the vote on the TRP compensation proposal is advisory in nature only, it will not be binding on TRP or TRC.

Pursuant to the Merger Agreement, TRC has agreed to vote or cause to be voted all TRP common units beneficially owned by TRC in favor of the Merger proposal unless there is a TRP adverse recommendation change. We estimate that TRC will beneficially own approximately 8.8% of the outstanding TRP common units as of the record date.

We estimate that all of the directors and executive officers of TRP GP will beneficially own, in the aggregate, approximately 0.3% of the outstanding TRP common units as of the record date. TRC and TRP believe that the directors and executive officers of TRP GP will vote in favor of the Merger proposal. TRC and TRP also believe that the directors and executive officers of TRP GP will vote in favor of the TRP compensation proposal.

Recommendation of the TRC Board and its Reasons for the Merger

At a board meeting held on November 2, 2015, the TRC Board unanimously determined that the Merger, the Merger Agreement, and the transactions contemplated thereby, including the TRC stock issuance, are in the best interests of TRC and the TRC stockholders. The TRC Board unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby, including the TRC stock issuance, and recommends that the TRC stockholders vote FOR the TRC stock issuance proposal and FOR the adjournment proposal. In the course of reaching its decision to approve the Merger, the Merger Agreement and the transactions contemplated thereby, the TRC Board considered a number of factors in its deliberations. See “The Merger—Recommendation of the TRC Board and its Reasons for the Merger.”

In considering the recommendation of the TRC Board, TRC shareholders should be aware that some of TRC’s directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as TRC shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger

At a meeting of the TRP GP Conflicts Committee held on November 2, 2015, the TRP GP Conflicts Committee determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, approved, and recommended that the TRP GP Board approve, the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and submit the Merger Agreement to a vote of the TRP common unitholders and resolved to recommend approval of the Merger Agreement by the TRP common unitholders. The TRP GP Conflicts Committee’s approval constitutes “Special Approval,” as such term is defined by the TRP partnership agreement.

Later on November 2, 2015 at a meeting of the TRP GP Board, the TRP GP Board (acting based, in part, upon the recommendation of the TRP GP Conflicts Committee) unanimously determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and resolved to submit the Merger Agreement to a vote of the TRP common unitholders and recommend approval of the Merger Agreement by the TRP common unitholders. For more information regarding the recommendation of the TRP GP Conflicts Committee and the TRP GP Board, including the obligations of the TRP GP Conflicts Committee and the TRP GP Board in making such determination under the TRP partnership agreement, see “The Merger—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.”

In considering the recommendation of the TRP GP Board, TRP common unitholders should be aware that some of TRP GP’s directors and executive officers may have interests in the transactions that are different from, or in addition to, the interests they may have as TRP common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

Opinion of the Financial Advisor to the TRC Board

In connection with the transaction, the TRC Board retained Evercore Group L.L.C., referred to as “Evercore,” to act as financial advisor to the TRC Board in connection with evaluating the Merger. On November 2, 2015, at a meeting of the TRC Board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of November 2, 2015 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be paid by TRC pursuant to the Merger Agreement is fair, from a financial point of view, to TRC. The full text of the written opinion of Evercore, dated as of November 2, 2015, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the TRC Board in connection with its evaluation of the fairness of the Merger Consideration from a financial point of view to TRC, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the TRC Board or to any other persons in respect of the Merger, including as to how any TRP common unitholder or TRC stockholder should act or vote in respect of the Merger. Evercore’s opinion speaks as of the date rendered, and Evercore has no obligation to update, revise or reaffirm its opinion.

Opinion of the Financial Advisor to the TRP GP Conflicts Committee

In connection with the Merger, the TRP GP Conflicts Committee’s financial advisor, Citigroup Global Markets Inc., referred to as “Citi,” delivered a written opinion, dated November 2, 2015, to the TRP GP Conflicts Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio provided for pursuant to the Merger Agreement. The full text of Citi’s written opinion, dated November 2, 2015, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion, which you are encouraged to read carefully and in its entirety. Citi’s opinion was provided for the information of the TRP GP Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger and did not address any terms (other than the Exchange Ratio to the extent expressly specified in Citi’s opinion) or other aspects or implications of the Merger. Citi’s opinion also did not address the underlying business decision of TRP GP to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies or opportunities that might exist for TRP or the effect of any other transaction in which TRP might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any securityholder should vote or act on any matters relating to the proposed Merger or otherwise. Citi’s opinion speaks as of the date rendered and Citi has no obligation to update, revise or reaffirm its opinion.

Interests of Certain Persons in the Merger

In considering the recommendations of the TRP GP Conflicts Committee and the TRP GP Board, TRP common unitholders should be aware that some of the executive officers and directors of TRP GP have interests in the transaction that may differ from, or may be in addition to, the interests of TRP common unitholders generally. These interests include:

•	Certain of the executive officers and directors of TRP GP are also executive officers and directors of TRC.

•	The directors and officers of TRP GP are entitled to continued indemnification and insurance coverage under the Merger Agreement, and in the case of the non-employee directors, indemnification agreements.

•	Pursuant to the Merger Agreement and the approvals of the TRC Compensation Committee and the TRP GP Board, and as more fully described under “The Merger—Treatment of Equity Awards,” for each executive officer of TRP GP, each performance unit award previously granted pursuant to the TRP LTIP held by that executive officer that is outstanding and unvested immediately prior to the effective time of the Merger will, automatically and without any action on the part of the holder of such performance unit award, be converted and restated into a comparable award with respect to TRC shares, which award shall (i) entitle the holder to receive a number of TRC shares calculated by multiplying the Exchange Ratio by the number of performance units denominated in such performance unit award, (ii) remain subject to the same time-based vesting, forfeiture, and termination provisions as included in the original performance unit award and (iii) eliminate the performance factor which was based on TRP common units. In addition, all amounts previously credited to the named executive officers as distribution equivalent rights under performance unit awards granted pursuant to the TRP LTIP shall continue to remain so credited and payable on the payment date set forth in the respective award agreements, subject to the same time-based vesting schedule previously included in the performance unit award, but without application of any performance factor.

•	All of the directors and executive officers of TRP GP beneficially own TRP common units and will receive the applicable Merger Consideration upon completion of the Merger.

•	All of the executive officers and certain of the directors of TRP GP beneficially own TRC shares.

In considering the recommendation of the TRC Board, TRC shareholders should be aware that some of the executive officers and directors of TRC have interests in the transaction that may differ from, or may be in addition to, the interests of TRC shareholders generally. These interests include:

•	All of the executive officers and certain of the directors of TRC are also executive officers and directors of TRP GP.

•	Because all of the executive officers of TRC are also executive officers of TRP GP, they hold outstanding and unvested performance unit awards previously granted pursuant to the TRP LTIP. See the description in the paragraph above regarding the treatment of these equity awards in the Merger.

•	All of the executive officers and certain of the directors of TRC beneficially own TRP common units, and these directors and executive officers will receive the applicable Merger Consideration upon completion of the Merger.

The Merger Agreement

Conditions to Completion of the Merger

TRC and TRP may not complete the Merger unless each of the following conditions is satisfied or waived:

•	the Merger Agreement must have been approved by the affirmative vote or consent of the holders of a majority of the outstanding TRP common units at the TRP special meeting (the “TRP common unitholder approval”);

•	the TRC stock issuance must have been approved by the affirmative vote of a majority of the TRC shares present at the TRC special meeting (the “TRC stockholder approval”);

•	any waiting period applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) must have been terminated or become expired;

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority (each a “restraint”) is in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal;

•	the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose; and

•	the TRC shares deliverable to the TRP common unitholders as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of TRC and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of TRP and TRP GP being true and correct as of November 2, 2015 and as of the closing date of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described “The Merger Agreement—Conditions to Completion of the Merger”;

•	TRP and TRP GP having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by TRC of an officer’s certificate signed on behalf of TRP and TRP GP by an executive officer of TRP GP certifying that the two preceding conditions have been satisfied.

The obligation of TRP to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of TRC being true and correct as of November 2, 2015 and as of the closing date of the Merger, subject to certain standards, including materiality and material adverse effect qualifications, as described “The Merger Agreement—Conditions to Completion of the Merger”;

•	TRC and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by TRP of an officer’s certificate signed on behalf of TRC by an executive officer of TRC certifying that the two preceding conditions have been satisfied.

TRP GP Recommendation and TRP Adverse Recommendation Change

The Merger Agreement generally provides that, subject to the exceptions described below, the TRP GP Conflicts Committee and the TRP GP Board will not make a TRP adverse recommendation change (as defined under “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change”). However, subject to the conditions described below, the TRP GP Conflicts Committee and the TRP GP Board may, at any time prior to obtaining the TRP common unitholder approval, make a TRP adverse recommendation change in response to a superior proposal or an intervening event (each as described under “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change”).

The TRP GP Conflicts Committee and the TRP GP Board may make a TRP adverse recommendation change in connection with a superior proposal only if TRP has received a written alternative proposal that the TRP GP Board or the TRP GP Conflicts Committee, as applicable, believes is bona fide and the TRP GP Board or the TRP GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such alternative proposal constitutes a superior proposal and that failure to take such action would be inconsistent with its duties under the TRP partnership agreement and applicable law; provided, however, that the TRP GP Board or the TRP GP Conflicts Committee, as applicable, may not take such action pursuant to the foregoing unless it complies with certain provisions of the Merger Agreement as described under “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change.”

The TRP GP Conflicts Committee and the TRP GP Board may make a TRP adverse recommendation change in response to an intervening event only if the TRP GP Board or the TRP GP Conflicts Committee, as applicable, after consultation with its financial advisor and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under the TRP partnership agreement and applicable law; provided, however, that the TRP GP Board or the TRP GP Conflicts Committee, as applicable, may not take such action pursuant to the foregoing unless it complies with certain provisions of the Merger Agreement as described under “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change.”

Any TRP adverse recommendation change made by the TRP GP Conflicts Committee invalidates and rescinds any prior “Special Approval” (as defined in the TRP partnership agreement) of the Merger Agreement and the Merger.

TRP Common Unitholder Approval

TRP has agreed to hold a special meeting of the TRP common unitholders as promptly as practicable for purposes of obtaining the TRP common unitholder approval. See “—The TRP Special Meeting.”

The Merger Agreement also requires TRP, through the TRP GP Board and the TRP GP Conflicts Committee, to recommend to the limited partners of TRP approval of the Merger Agreement and use reasonable best efforts to obtain from the limited partners of TRP the TRP common unitholder approval. This obligation is not affected by (i) the commencement, public proposal, public disclosure or communication to TRP of any alternative proposal or (ii) the withdrawal or modification by the TRP GP Board or the TRP GP Conflicts Committee of its recommendation with respect to the Merger or the TRP GP Board’s or TRP GP Conflicts Committee’s approval of the Merger Agreement or the transactions contemplated by the Merger Agreement.

TRC Recommendation and TRC Adverse Recommendation Change

The Merger Agreement generally provides that, subject to the exceptions described below, the TRC Board will not make a TRC adverse recommendation change (as defined under “The Merger Agreement—TRC Recommendation and TRC Adverse Recommendation Change”). However, subject to the conditions described below, the TRC Board may, at any time prior to obtaining the TRC stockholder approval, make a TRC adverse recommendation change in response to a superior proposal or an intervening event (each as described under “The Merger Agreement—TRC Recommendation and TRC Adverse Recommendation Change”).

The TRC Board may make a TRC adverse recommendation change in connection with a superior proposal only if TRC has received a written alternative proposal that the TRC Board believes is bona fide and the TRC Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such alternative proposal constitutes a superior proposal and that failure to take such action would be inconsistent with its duties under applicable law; provided, however, that the TRC Board may not take such action pursuant to the foregoing unless it complies with certain provisions of the Merger Agreement as described under “The Merger Agreement—TRC Recommendation and TRC Adverse Recommendation Change.”

The TRC Board may make a TRC adverse recommendation change in response to an intervening event only if the TRC Board, after consultation with its financial advisor and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable law; provided, however, that the TRC Board may not take such action pursuant to the foregoing unless it complies with certain provisions of the Merger Agreement as described under “The Merger Agreement—TRC Recommendation and TRC Adverse Recommendation Change.”

TRC Stockholder Approval

TRC has agreed to hold a special meeting of the TRC stockholders as promptly as practicable for the purpose of obtaining the TRC stockholder approval. See “—The TRC Special Meeting.”

The Merger Agreement also requires TRC, through the TRC Board, to recommend to the TRC stockholders approval of the TRC stock issuance and use reasonable best efforts to obtain from the TRC stockholders the TRC stockholder approval. This obligation is not affected by (i) the commencement, public proposal, public disclosure or communication to TRC of any alternative proposal or (ii) the withdrawal or modification by the TRC Board of its recommendation with respect to the TRC stock issuance or the TRC Board’s approval of the Merger Agreement or the transactions contemplated by the Merger Agreement.

No Solicitation by TRP of Alternative Proposals

The Merger Agreement contains detailed provisions prohibiting TRP GP and TRP from seeking an alternative proposal. Under these “no solicitation” covenants, TRP GP and TRP have agreed that they will not, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, their “representatives”) not to, directly or indirectly, except as permitted by the Merger Agreement:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal;

•	grant approval to any person under clause (iii) of the provision in the definition of “Outstanding” in the TRP partnership agreement; or

•	enter into any alternative acquisition agreement with respect to any alternative proposal (other than a confidentiality and standstill agreement containing customary provisions).

TRP GP and TRP have agreed that they will, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement with respect to an alternative proposal and immediately prohibit any access by any person (other than TRC and its representatives) to confidential information relating to a possible alternative proposal.

Following the date of the Merger Agreement but prior to obtaining the TRP common unitholder approval, if TRP has received a written alternative proposal that the TRP GP Conflicts Committee believes is bona fide and the TRP GP Conflicts Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and failure to take such action would be inconsistent with its duties under the TRP partnership agreement and applicable law, and such alternative proposal did not result from a material breach of the “no solicitation” covenants in the Merger Agreement, then the Merger Agreement permits TRP GP and TRP to furnish information with respect to TRP and its subsidiaries to the person making such alternative proposal and participate in discussions or negotiations regarding such alternative proposal; provided, however, that (i) TRP and TRP GP and their respective subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless TRP has, or first enters into a confidentiality and standstill agreement containing customary provisions with such person and TRP and TRP GP provide TRC any non-public information that was not previously provided or made available to TRC prior to or substantially concurrently with providing or making available such non-public information to such other person.

No Solicitation by TRC of Alternative Proposals

The Merger Agreement contains detailed provisions prohibiting TRC from seeking an alternative proposal. Under these “no solicitation” covenants, TRC has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, except as permitted by the Merger Agreement:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

•	enter into any alternative acquisition agreement with respect to any alternative proposal (other than a confidentiality and standstill agreement containing customary provisions).

TRC has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement with respect to an alternative proposal and immediately prohibit any access by any person (other than TRP, TRP GP and their representatives) to confidential information relating to a possible alternative proposal.

Following the date of the Merger Agreement but prior to obtaining the TRC stockholder approval, if TRC has received a written alternative proposal that the TRC Board believes is bona fide and the TRC Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and failure to take such action would be inconsistent with its duties under the applicable law, and such alternative proposal did not result from a material breach of the “no solicitation” covenants in the Merger Agreement, then the Merger Agreement permits TRC to furnish information with respect to TRC and its subsidiaries to the person making such alternative proposal and participate in discussions or negotiations regarding such alternative proposal; provided, however, that (i) TRC and its subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless TRC has, or first enters into an acceptable confidentiality agreement with such person and TRC provides TRP and TRP GP any non-public information that was not previously provided or made available to TRP and TRP GP prior to or substantially concurrently with providing or making available such non-public information to such other person.

Termination of the Merger Agreement

TRC and TRP may terminate the Merger Agreement at any time prior to the effective time of the Merger by mutual written consent authorized by the TRC Board and the TRP GP Conflicts Committee.

In addition, either TRC or TRP may terminate the Merger Agreement at any time prior to the effective time of the Merger by written notice to the other party if:

•	the closing of the Merger has not occurred on or before June 30, 2016, except that the right to terminate will not be available (i) to TRC or TRP, if the failure to satisfy such condition was due to the failure of, in the case of TRP, TRP or TRP GP and in the case of TRC, TRC or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the closing of the Merger or (ii) to TRP or TRC, if in the case of TRC, TRP or TRP GP, and in the case of the TRP, TRC or Merger Sub, has filed (and is then pursuing) an action seeking specific performance of the obligations of the other party as permitted by the Merger Agreement;

•	any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal, except that the right to terminate will not be available to TRC or TRP if such restraint is due to the failure, in the case of TRP, TRP or TRP GP and in the case of TRC, TRC or Merger Sub, to perform its obligations under the Merger Agreement;

•	the TRP special meeting is concluded and the TRP common unitholder approval is not obtained; or

•	the TRC special meeting is concluded and the TRC stockholder approval is not obtained.

TRC also may terminate the Merger Agreement if:

•	a TRP adverse recommendation change occurs prior to the TRP common unitholders meeting;

•	TRP or TRP GP breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by TRC and TRC is not then in any material breach; or

•	prior to the receipt of TRC stockholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that TRC has complied in all material respects with its “no solicitation” covenants in the Merger Agreement and has made or concurrently makes an amendment to the TRP partnership agreement to reduce distributions to TRC in the amount of the TRP termination amount (as defined under “The Merger Agreement—Fees and Expenses”).

TRP also may terminate the Merger Agreement if:

•	a TRC adverse recommendation change occurs prior to the TRC stockholder meeting;

•	TRC breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by TRP and neither of TRP or TRP GP is then in any material breach; or

•	prior to the receipt of TRP common unitholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that TRP has complied in all material respects with its “no solicitation” covenants in the Merger Agreement and has made or concurrently pays to TRC the TRC termination fee (as defined “The Merger Agreement—Fees and Expenses”).

Fees and Expenses

The Merger Agreement provides that upon termination of the Merger Agreement under certain circumstances, TRC will be obligated to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to $96.5 million (the “TRP termination amount”). The Merger Agreement also provides that upon termination of the Merger Agreement under certain circumstances, TRP will be obligated to pay TRC a termination fee of $96.5 million (the “TRC termination fee”).

The Merger Agreement provides that TRC will be obligated to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to the TRP termination amount in the following circumstances:

•	in the event that the Merger Agreement is validly terminated by TRC prior to the receipt of the TRC stockholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal; or

•	in the event that:

•	after the date of the execution of the Merger Agreement, an alternative proposal is publicly proposed or publicly disclosed prior to the TRC special meeting;

•	the Merger Agreement is validly terminated by TRP because a TRC adverse recommendation change has occurred prior to the TRC special meeting; and

•	at any time on or prior to the 6-month anniversary of such termination, TRC or any of its subsidiaries has entered into a definitive agreement in respect of an alternative proposal or consummated an alternative proposal;

in which case, TRC will be obligated to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to the TRP termination amount upon the earlier of entering into such definitive agreement or consummating such alternative proposal.

For these purposes, the term “alternative proposal” has the meaning assigned to such term in the Merger Agreement, except that references to “35% or more” or “at least 35%” are deemed to be references to “50% or more” or “at least 50%,” respectively.

The Merger Agreement provides that TRP will be obligated to pay to TRC the TRC termination fee in the following circumstances:

•	in the event that the Merger Agreement is validly terminated by TRP prior to the receipt of the TRP common unitholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal; or

•	in the event that:

•	after the date of the execution of the Merger Agreement, an alternative proposal is publicly proposed or publicly disclosed prior to the TRP special meeting;

•	the Merger Agreement is validly terminated by TRC because a TRP adverse recommendation change has occurred prior to the TRP special meeting; and

•	at any time on or prior to the 6-month anniversary of such termination, TRP or any of its subsidiaries has entered into a definitive agreement in respect of an alternative proposal or consummated an alternative proposal;

in which case, TRP will be obligated to pay to TRC the TRC termination fee upon the earlier of entering into such definitive agreement or consummating such alternative proposal.

For these purposes, the term “alternative proposal” has the meaning assigned to such term in the Merger Agreement, except that references to “35% or more” or “at least 35%” are deemed to be references to “50% or more” or “at least 50%,” respectively.

The Merger Agreement also provides that TRC is required to pay TRP (or its designated affiliate) a payment in respect of TRP’s expenses up to $10,000,000 in the event that the Merger Agreement is terminated by TRP or TRC because the TRC special meeting has concluded and the TRC stockholder approval has not been obtained. In addition, the Merger Agreement also provides that TRP is required to pay TRC a payment in respect of TRC’s expenses up to $10,000,000 in the event that the Merger Agreement is terminated by TRP or TRC because the TRP special meeting has concluded and the TRP common unitholder approval has not been obtained.

TRP GP Conflicts Committee

TRC has agreed, until the effective time of the Merger or the termination of the Merger Agreement, not to, without the consent of a majority of the then existing TRP GP Conflicts Committee, take any action (or allow its subsidiaries to take any action) intended to cause TRP GP to eliminate the TRP GP Conflicts Committee, revoke or diminish the authority of the TRP GP Conflicts Committee or remove or cause the removal of any director of the TRP GP Board that is a member of the TRP GP Conflicts Committee either as a director or member of such committee.

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of TRC shares and cash in lieu of fractional shares, if any, in exchange for TRP common units pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”). A U.S. holder who receives TRC shares and cash in lieu of fractional shares, if any, in exchange for TRP common units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the fair market value of the TRC shares received, (ii) the amount of any cash received, and (iii) such U.S. holder’s share of TRP’s nonrecourse liabilities immediately prior to the Merger; and

•	such U.S. holder’s adjusted tax basis in the TRP common units exchanged therefor (which includes such U.S. holder’s share of TRP’s nonrecourse liabilities immediately prior to the Merger).

Gain or loss recognized by a U.S. holder generally will be taxable as capital gain or loss. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by TRP and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of TRP’s income may become available to offset a portion of the gain recognized by such U.S. holder.

The U.S. federal income tax consequences of the Merger to a TRP common unitholder will depend on such common unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Other Information Related to the Merger

No Appraisal Rights

Neither TRC stockholders nor TRP common unitholders are entitled to appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under TRC’s organizational documents, the TRP partnership agreement or the Merger Agreement.

Antitrust and Regulatory Matters

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information has been furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”), and all statutory waiting period requirements under the HSR Act have expired or been terminated. On November 18, 2015, TRC and TRP filed HSR Act Notification and Report Forms with the Antitrust Division and the FTC. The FTC granted early termination of the applicable waiting period under the HSR Act on November 30, 2015.

Listing of TRC Shares to be Issued in the Merger; Delisting and Deregistration of TRP Common Units

TRC expects to obtain approval to list, on the NYSE, the TRC shares to be issued pursuant to the Merger Agreement, which approval is a condition to the Merger. Upon completion of the Merger, TRP common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment of the Merger

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary (ASC 810). Because TRC controls TRP both before and after the Merger, the changes in TRC’s ownership interest in TRP resulting from the Merger will be accounted for as an equity transaction and no gain or loss will be recognized in TRC’s consolidated statements of income. In addition, the tax effects of the Merger are reported as adjustments to additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740).

Pending Litigation

On December 16, 2015, two purported unitholders of TRP filed a putative class action and derivative lawsuit against TRC, TRP (as a nominal defendant), TRP GP, the members of the TRP GP Board and Merger Sub. On January 6, 2016, another purported unitholder of TRP filed a putative class action lawsuit against TRP and the members of the TRP GP Board. Plaintiffs allege a variety of causes of action challenging the Merger and the preliminary joint proxy statement/prospectus filed in connection with the Merger. TRC and TRP cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this joint proxy statement/prospectus, nor can TRC or TRP predict the amount of time and expense that will be required to resolve such litigation. TRC, TRP and the other defendants named in these lawsuits intend to defend vigorously against these actions.

Comparison of the Rights of TRC Stockholders and TRP Common Unitholders

A limited partnership is inherently different from a corporation. Ownership interests in a limited partnership are therefore fundamentally different from ownership interests in a corporation. TRP common unitholders will own TRC shares following the completion of the Merger, and their rights associated with the TRC shares will be governed by TRC’s organizational documents and the Delaware General Corporation Law (the “DGCL”), which differ in a number of respects from the TRP partnership agreement and Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”).

Summary of Risk Factors

You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the Merger and the related transactions,

Targa’s business, TRC shares and risks resulting from TRC’s organizational structure are described under “Risk Factors” beginning on page 30. Some of these risks include, but are not limited to, those described below:

•	The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of TRC shares and TRP common units.

•	Because the Exchange Ratio is fixed and because the market price of TRC shares will fluctuate prior to the consummation of the Merger, TRP common unitholders cannot be sure of the market value of the TRC shares they will receive as merger consideration relative to the value of TRP common units they exchange.

•	If the Merger is approved by TRP common unitholders, the date that those unitholders will receive the Merger Consideration is uncertain.

•	TRC and TRP will incur substantial transaction-related costs in connection with the Merger.

•	Each of TRC and TRP is subject to provisions that limit its ability to pursue alternatives to the Merger and could discourage a potential competing acquirer of TRC or TRP from making a favorable alternative transaction proposal.

•	TRC and TRP are subject to provisions under the Merger Agreement that, in specified circumstances, could require TRC to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to $96.5 million, or require TRP to pay a termination fee to TRC of $96.5 million, or require either party to make a payment in respect of the other party’s expenses up to $10.0 million.

•	Financial projections by TRC and TRP may not prove to be necessarily predictive of actual future results.

•	Certain executive officers and directors of TRP GP and TRC have interests in the Merger that are different from, or in addition to, the interests they may have as TRP common unitholders or TRC shareholders, respectively, which could have influenced their decision to support or approve the Merger.

•	The Merger is a taxable transaction and the resulting tax liability of a TRP common unitholder, if any, will depend on such TRP common unitholder’s particular situation.

•	The tax liability of a TRP common unitholder as a result of the Merger could be more than expected.

•	The U.S. federal income tax treatment of owning and disposing of TRC shares received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of TRP common units.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRC

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2015 and September 30, 2014 are derived from TRC’s unaudited consolidated financial statements and as of and for each of the years ended December 31, 2014, 2013, 2012, 2011, and 2010 are derived from TRC’s audited consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in TRC’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 142. You should not assume the results of operations for any past period indicate results for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
Targa Resources Corp.	2015	2014	2014	2013	2012	2011	2010
		(in millions, except per share data)
Statement of operations and cash flow data:
Revenues	$5,011.2	$6,583.7	$8,616.5	$6,314.7	$5,679.0	$6,843.2	$5,391.0
Income from operations	$366.2	$477.6	$640.5	$368.2	$336.3	$351.1	$196.1
Net income	$80.6	$330.7	$423.0	$201.3	$159.3	$215.4	$63.3
Net income (loss) attributable to Targa Resources Corp.	$31.4	$76.8	$102.3	$65.1	$38.1	$30.7	$(15.0)
Dividends on Series B preferred stock	$—	$—	$—	$—	$—	$—	$(9.5)
Undistributed earnings attributable to preferred shareholders	$—	$—	$—	$—	$—	$—	$—
Dividends on common equivalents	$—	$—	$—	$—	$—	$—	$(177.8)
Net income (loss) available to common shareholders	$31.4	$76.8	$102.3	$65.1	$38.1	$30.7	$(202.3)
Income (loss) per common share—basic	$0.60	$1.83	$2.44	$1.56	$0.93	$0.75	$(30.94)
Income (loss) per common share—diluted	$0.60	$1.82	$2.43	$1.55	$0.91	$0.74	$(30.94)
Dividends declared per common share	$2.6150	$2.0700	$2.8450	$2.2050	$1.6388	$1.2063	$0.0616
Dividends paid on series B preferred shares	$—	$—	$—	$—	$—	$—	238.0
Gross capital expenditures	$571.0	$533.8	$747.8	$1,034.5	$617.0	$335.7	$148.6
Business acquisitions	$5,024.2	$—	$—	$—	$996.2	$156.5	$—
Balance sheet data (at end of period):
Total assets	$13,418.2	$6,491.9	$6,453.5	$6,048.6	$5,105.0	$3,831.0	$3,393.8
Long-term debt	$5,938.8	$3,137.2	$2,885.4	$2,989.3	$2,475.3	$1,567.0	$1,534.7
Total owners’ equity	$6,379.9	$2,349.8	$2,539.5	$2,091.3	$1,753.4	$1,330.7	$1,036.1

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRP

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2015 and September 30, 2014 are derived from TRP’s unaudited consolidated financial statements and as of and for each of the years ended December 31, 2014, 2013, 2012, 2011, and 2010 are derived from TRP’s audited consolidated financial statements. You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in TRP’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 142. You should not assume the results of operations for any past period indicate results for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
Targa Resources Partners LP	2015	2014	2014	2013	2012	2011	2010
		(in millions, except per unit data)
Statement of operations and cash flow data:
Revenues	$5,011.2	$6,583.7	$8,616.5	$6,314.9	$5,676.9	$6,835.8	$5,381.9
Income from operations	$372.7	$485.1	$653.3	$377.2	$342.9	$354.9	$217.4
Net income	$184.4	$390.5	$505.1	$258.6	$203.2	$245.5	$134.0
Net income attributable to limited partners	$35.1	$251.4	$467.7	$233.5	$174.6	$204.5	$109.1
Net income per limited partner unit—basic	$0.21	$2.21	$2.78	$1.19	$1.20	$1.98	$0.92
Net income per limited partner unit—diluted	$0.21	$2.20	$2.77	$1.19	$1.20	$1.98	$0.92
Distributions declared per common unit	$2.47	$2.34	$3.15	$2.89	$2.61	$2.31	$2.13
Gross capital expenditures	$571.0	$533.8	$747.8	$1,034.5	$1,612.9	$490.0	$145.2
Balance sheet data (at end of period):
Total assets	$13,323.2	$6,417.2	$6,377.2	$5,971.4	$5,025.7	$3,658.0	$3,186.4
Long-term debt	$5,336.4	$3,045.2	$2,783.4	$2,905.3	$2,393.3	$1,477.7	$1,445.4
Total owners’ equity	$7,057.2	$2,491.4	$2,688.4	$2,218.4	$1,860.1	$1,361.7	$1,049.1

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected unaudited pro forma condensed consolidated financial information for TRC after giving effect to the Merger. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Targa Resources Corp.	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Pro Forma Income Data:
Revenues	$5,299.9	$11,590.6
Income from operations	$330.4	$823.7
Net income	$47.0	$300.1
Net income available to common shareholders	$28.4	$275.8
Net income available per common share
Income per share—basic	$0.18	$1.77
Income per share—diluted	$0.18	$1.77
Dividends declared per common share	$4.62	$4.34
Capital expenditures and business acquisitions	$2,199.7	$762.2
Pro Forma Balance Sheet Data (at end of period):
Total assets	$13,418.2
Long-term debt	$5,938.8
Total owners’ equity	$5,562.2

COMPARATIVE PER SHARE AND PER UNIT INFORMATION

The following table sets forth (i) historical per share information of TRC, (ii) the unaudited pro forma per share information of TRC after giving pro forma effect to the proposed Merger and the transactions contemplated thereby, including TRC’s issuance of 0.62 of a TRC share for each outstanding TRP common unit not owned by TRC or its subsidiaries and (iii) the historical and equivalent pro forma per share information for TRP.

You should read this information in conjunction with (i) the summary historical financial information included elsewhere in this joint proxy statement/prospectus, (ii) the historical consolidated financial statements of TRP and TRC and related notes that are incorporated by reference in this joint proxy statement/prospectus and (iii) the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per share and unit information does not purport to represent what the actual results of operations of TRP and TRC would have been had the proposed Merger been completed in another period or to project TRP’s and TRC’s results of operations that may be achieved if the proposed Merger is completed.

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Historical—TRC
Income from continuing operations per share—basic	$0.60	$2.44
Income from continuing operations per share—diluted	$0.60	$2.43
Dividends per share declared for the period	$2.62	$2.85
Book value per share (a)	$26.45	$4.03
Historical—TRP
Income from continuing operations per unit—basic	$0.21	$2.78
Income from continuing operations per unit—diluted	$0.21	$2.77
Distributions per unit declared for the period	$2.47	$3.15
Book value per unit (a)	$36.50	$21.23
Pro forma combined—TRC
Income from continuing operations per share—basic (b)	$0.18	$1.77
Income from continuing operations per share—diluted (b)	$0.18	$1.77
Dividends per share declared for the period (c)	$4.62	$4.34
Book value per share (d)	$32.72
Equivalent pro forma combined—TRP (e)
Income from continuing operations per share—basic	$0.11	$1.10
Income from continuing operations per share—diluted	$0.11	$1.10
Dividends per share declared for the period	$2.86	$2.69
Book value per share	$20.29

(a)	The historical book value per share or unit was calculated as follows (in millions, except per share or unit amounts):

	Nine Months Ended September 30, 2015
	TRC	TRP
Equity or capital, as applicable, before noncontrolling interests	$1,481.8	$6,747.6
Divided by: Number of shares or units outstanding as of end of period	56,018,925	184,847,487

Book value per share or unit	$26.45	$36.50

	Year Ended December 31, 2014
	TRC	TRP
Equity or capital, as applicable, before noncontrolling interests	$169.8	$2,517.2
Divided by: Number of shares or units outstanding as of end of period	42,143,463	118,586,056

Book value per share or unit	$4.03	$21.23

(b)	Amounts are from the unaudited pro forma condensed consolidated financial statements included under “Unaudited Pro Forma Condensed Consolidated Financial Statements.”
(c)	The pro forma combined—TRC dividends declared amounts were calculated as follows (in millions, except per share or unit amounts):

	Nine Months Ended September 30, 2015
	TRC	TRP	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$147.0	$594.7	$741.7
Divided by: Pro forma combined number of shares outstanding as of date of record			160,512,419

Dividends per share declared for the period (pro forma)			$4.62

	Year Ended December 31, 2014
	TRC	TRP	Total
Declared dividends or distributions, as applicable, for the period to the public (historical)	$120.4	$515.3	$635.7
Divided by: Pro forma combined number of shares outstanding as of date of record			146,636,957

Dividends per share declared for the period (pro forma)			$4.34

(d)	The pro forma combined—TRC, book value per share was calculated as follows (in millions, except per share amounts):

As of September 30, 2015
Equity before noncontrolling interests	$5,252.6
Divided by: Pro forma combined number of shares outstanding	160,512,419

Book value per share	$32.72

(e)	Equivalent pro forma amounts are calculated by multiplying pro forma combined TRC amounts by the Exchange Ratio.

MARKET PRICES AND DIVIDEND AND DISTRIBUTION INFORMATION

TRC shares are traded on the NYSE under the ticker symbol “TRGP” and the TRP common units are traded on the NYSE under the ticker symbol “NGLS.” The following table sets forth, for the periods indicated, the range of high and low sales prices for TRC shares and TRP common units, on the NYSE composite tape, as well as information concerning quarterly cash dividends declared and paid on the TRC shares and cash distributions declared and paid on the TRP common units. The sales prices are as reported in published financial sources.

	TRC shares			TRP common units
	High	Low	Dividend (1)(2)	High	Low	Distribution (1)(2)
2012
First Quarter	$48.28	$38.70	$0.36500	$43.48	$37.47	$0.6225
Second Quarter	$49.91	$39.89	$0.39375	$45.42	$32.68	$0.6425
Third Quarter	$51.43	$41.46	$0.42250	$43.50	$35.56	$0.6625
Fourth Quarter	$53.38	$45.74	$0.45750	$44.75	$34.39	$0.6800
2013
First Quarter	$68.42	$54.31	$0.49500	$46.25	$37.59	$0.6975
Second Quarter	$69.43	$60.01	$0.53250	$50.87	$43.52	$0.7150
Third Quarter	$74.94	$64.40	$0.57000	$54.13	$47.57	$0.7325
Fourth Quarter	$89.74	$72.24	$0.60750	$54.25	$48.09	$0.7475
2014
First Quarter	$99.92	$84.17	$0.64750	$56.94	$49.66	$0.7625
Second Quarter	$160.97	$99.30	$0.69000	$83.49	$57.02	$0.7800
Third Quarter	$145.00	$126.42	$0.73250	$74.51	$63.87	$0.7975
Fourth Quarter	$139.99	$88.01	$0.77500	$73.20	$40.17	$0.8100
2015
First Quarter	$107.93	$82.09	$0.83000	$50.40	$37.33	$0.8200
Second Quarter	$108.63	$87.09	$0.87500	$47.00	$37.86	$0.8250
Third Quarter	$92.13	$48.65	$0.91000	$41.76	$23.50	$0.8250
Fourth Quarter	$66.87	$23.33		$33.50	$13.07
2016
First Quarter (through January 6, 2016)	$27.00	$22.89		$16.33	$14.00

(1)	Represents cash dividends per TRC share or cash distributions per TRP common unit declared with respect to the quarter presented and paid in the following quarter.
(2)	Cash dividends on TRC shares and cash distributions on TRP common units for the fourth quarter of 2015 and the first quarter of 2016 have not been declared or paid.

As of January 12, 2016, the record date for the TRC special meeting, we estimate that there will be approximately 56,020,266 TRC shares outstanding held by 185 holders of record. TRC intends to pay to the TRC stockholders, on a quarterly basis, dividends based on the cash it receives from its TRP distributions in accordance with the TRP partnership agreement, less reserves for expenses, future dividends and other uses of cash. If TRP is successful in implementing its business strategy and increasing distributions to its partners, TRC would generally expect to increase dividends to the TRC stockholders, although the timing and amount of any such increased dividends may not necessarily be comparable to any increased TRP distributions. TRC cannot guarantee that any dividends will be declared or paid in the future.

As of January 12, 2016, the record date for the TRP special meeting, we estimate that there will be approximately 184,870,693 TRP common units outstanding held by 102 holders of record. The TRP partnership agreement requires, within 45 days after the end of each quarter, TRP to distribute all of its “available cash,” as defined in its partnership agreement, to TRP common unitholders of record on the applicable record date. The payment of quarterly cash distributions by TRP in the future will depend on the amount of its “available cash” at the end of each quarter.

The following table presents per share or unit closing prices for TRC shares and TRP common units on November 2, 2015, the last trading day before the public announcement of the Merger, and January 6, 2016, the last practicable trading day prior to the printing of this joint proxy statement/prospectus, in each case as reported on the NYSE. This table also presents the equivalent market value per TRP common unit on such dates. The equivalent market value for TRP common units has been determined by multiplying the closing price of TRC shares on those dates by the Exchange Ratio.

	TRC Shares	TRP Common Units	Equivalent Market Value per TRP Common Unit
November 2, 2015	$58.21	$30.49	$36.09
January 6, 2016	$23.19	$14.39	$14.38

Because the Exchange Ratio is fixed and because the market price of TRC shares will fluctuate prior to the consummation of the Merger, TRP common unitholders cannot be sure of the market value of the TRC shares they will receive as merger consideration relative to the value of TRP common units they exchange. See “Risk Factors” beginning on page 30.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the applicable proposals described in this joint proxy statement/prospectus. In addition, you should read and carefully consider the risks associated with each of TRC and TRP and their respective businesses. These risks can be found in TRC and TRP’s respective Annual Reports on Form 10-K for the year ended December 31, 2014, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. For further information regarding the documents incorporated into this joint proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information” beginning on page 142. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on TRC’s, TRP’s or the combined organization’s businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of the TRC shares or the TRP common units.

Risks Related to the Merger

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of TRC shares and TRP common units.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks, including the risk that the TRC stockholder approval or the TRP common unitholder approval is not obtained. Further, the Merger may not be consummated even if the TRC stockholder approval and the TRP common unitholder approval are obtained. The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger not occurring. See “The Merger Agreement—Conditions to Completion of the Merger.”

If the Merger is not completed, or if there are significant delays in completing the Merger, TRC’s and TRP’s future business and financial results and the trading prices of TRC shares and TRP common units could be negatively affected, and each of the parties will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•	there may be negative reactions from the financial markets due to the fact that current prices of TRC shares and TRP common units may reflect a market assumption that the Merger will be completed; and

•	the attention of management will have been diverted to the Merger rather than their own operations and pursuit of other opportunities that could have been beneficial to Targa’s business.

Because the Exchange Ratio is fixed and because the market price of TRC shares will fluctuate prior to the consummation of the Merger, TRP common unitholders cannot be sure of the market value of the TRC shares they will receive as merger consideration relative to the value of TRP common units they exchange.

The market value of the consideration that TRP common unitholders will receive in the Merger will depend on the trading price of TRC shares at the closing of the Merger. The Exchange Ratio that determines the number of TRC shares that TRP common unitholders will receive in the Merger is fixed at 0.62 of a TRC share for each TRP common unit. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of TRC shares that TRP common unitholders will receive based on any decreases or increases in the trading price of TRC shares. Stock or unit price changes may result from a variety of factors (many of which are beyond TRC’s and TRP’s control), including:

•	changes in TRC’s or TRP’s business, operations and prospects;

•	changes in market assessments of TRC’s or TRP’s business, operations and prospects;

•	changes in market assessments of the likelihood that the Merger will be completed;

•	interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of TRC shares or TRP common units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which TRC and TRP operate.

If the price of TRC shares at the closing of the Merger is less than the price of TRC shares on the date that the Merger Agreement was signed, then the market value of the Merger Consideration will be less than contemplated at the time the Merger Agreement was signed.

If the Merger is approved by TRP common unitholders, the date that those unitholders will receive the Merger Consideration is uncertain.

As described in this joint proxy statement/prospectus, completing the proposed Merger is subject to several conditions, not all of which are controllable by TRC or TRP. Accordingly, if the proposed Merger is approved by TRP common unitholders, the date that those unitholders will receive Merger Consideration depends on the completion date of the Merger, which is uncertain.

TRC and TRP will incur substantial transaction-related costs in connection with the Merger.

TRC and TRP expect to incur substantial expenses in connection with completing the Merger, including fees paid to legal, financial and accounting advisors, filing fees and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

Each of TRC and TRP is subject to provisions that limit its ability to pursue alternatives to the Merger and could discourage a potential competing acquirer of TRC or TRP from making a favorable alternative transaction proposal.

Under the Merger Agreement, each of TRC and TRP is restricted from entering into alternative transactions. Unless and until the Merger Agreement is terminated, subject to certain exceptions, each of TRC and TRP is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the Merger Agreement, in the event of a potential TRP adverse recommendation change or a potential TRC adverse recommendation change (as defined under “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change” and under “The Merger Agreement—TRC Recommendation and TRC Adverse Recommendation Change”), each party must provide the other party with three days’ notice to allow the other party to propose an adjustment to the terms and conditions of the Merger Agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of TRC or TRP from considering or proposing that acquisition. See “The Merger Agreement—No Solicitation by TRC of Alternative Proposals,” “The Merger Agreement—No Solicitation by TRP of Alternative Proposals,” “The Merger Agreement—TRC Recommendation and TRC Adverse Recommendation Change” and “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change.”

TRC and TRP are subject to provisions under the Merger Agreement that, in specified circumstances, could require TRC to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to $96.5 million or require TRP to pay a termination fee to TRC of $96.5 million, or require either party to make a payment in respect of the other party’s expenses up to $10.0 million.

If the Merger Agreement is terminated by TRC or TRP in certain situations, including by either party in order to enter into a superior proposal, TRC will be required to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to $96.5 million, and TRP will be required to pay a termination fee to TRC in the amount of $96.5 million. Or alternatively, if the Merger Agreement is terminated under specified circumstances, TRC and TRP will be required to make a payment of up to $10 million in respect of the other party’s expenses. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Fees and Expenses.” If such termination fee or termination amount, as applicable, and expenses are payable, the payment of such termination fee or termination amount, as applicable, or expenses could have material and adverse consequences to the financial condition and operations of TRC or TRP.

Certain executive officers and directors of TRP GP and TRC have interests in the Merger that are different from, or in addition to, the interests they may have as TRP common unitholders or TRC shareholders, respectively, which could have influenced their decision to support or approve the Merger.

Certain executive officers and directors of TRP GP and TRC are parties to agreements or participants in other arrangements that give them interests in the Merger that may be different from, or be in addition to, your interests as a TRP common unitholder or a TRC shareholder, respectively. These different interests are described in “The Merger—Interests of Certain Persons in the Merger.”

Financial projections by TRC and TRP may not prove to be reflective of actual future results.

In connection with the Merger, TRC and TRP prepared and considered, among other things, internal financial forecasts for TRC and TRP, respectively. They speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure of businesses to achieve projected results could have a material adverse effect on TRC’s share price, financial position and ability to maintain or increase its dividends following the Merger.

TRC and TRP may be unable to obtain the regulatory clearances required to complete the Merger or, in order to do so, TRC and TRP may be required to comply with material restrictions or satisfy material conditions.

The Merger is subject to review by the Antitrust Division and the FTC, under the HSR Act. The closing of the Merger is subject to the condition precedent that there is no law, injunction, judgment or ruling by a governmental authority in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal. TRC and TRP can provide no assurance that all required regulatory clearances will be obtained. There can be no assurance as to the cost, scope or impact of the actions that may be required to obtain antitrust or other regulatory approval. See “The Merger—Regulatory Matters.”

Although the parties received early termination of the statutory waiting period under the HSR Act on November 30, 2015, the Antitrust Division or the FTC could take action under the antitrust laws to prevent or rescind the Merger, require the divestiture of assets or seek other remedies. Additionally, state attorneys general could seek to block or challenge the Merger as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the Merger, before or after it is completed. TRC may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The unaudited pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined entity’s financial condition or results of operations following the Merger.

The unaudited pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the financial condition or results of operations of the combined entity following the Merger for several reasons. The actual financial condition and results of operations of the combined entity following the Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the financial condition or results of operations of the combined entity following the Merger. Any potential decline in the financial condition or results of operations of the combined entity may cause significant variations in the price of TRC shares after completion of the Merger. See “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

TRC shares to be received by TRP common unitholders as a result of the Merger have different rights from TRP common units.

Following completion of the Merger, TRP common unitholders will no longer hold TRP common units, but will instead be TRC stockholders. There are important differences between the rights of TRP common unitholders and the rights of TRC stockholders. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. TRP common unitholders will own TRC shares following the completion of the Merger, and their rights associated with the TRC shares will be governed by TRC’s organizational documents and the DGCL, which differ in a number of respects from the TRP partnership agreement and the Delaware LP Act. See “Comparison of the Rights of TRC Stockholders and TRP Common Unitholders.”

The Merger is a taxable transaction and the resulting tax liability of a TRP common unitholder, if any, will depend on such TRP common unitholder’s particular situation.

The receipt of TRC shares and cash in lieu of fractional shares, if any, in exchange for TRP common units in the Merger will be treated as a taxable sale by such common unitholders of such common units for U.S. federal income tax purposes. The amount of gain or loss recognized by each TRP common unitholder in the Merger will vary depending on each TRP common unitholder’s particular situation, including the value of the TRC shares and cash in lieu of fractional shares, if any, received by each unitholder in the Merger, the adjusted tax basis of the TRP common units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

For a more complete discussion of certain U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences.”

The tax liability of a TRP common unitholder as a result of the Merger could be more than expected.

As a result of the Merger, a TRP common unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the sum of (A) the fair market value of the TRC shares received, (B) the amount of any cash received, and (C) such common unitholder’s share of TRP’s nonrecourse liabilities immediately prior to the Merger, and (B) the unitholder’s adjusted tax basis in the TRP common units exchanged therefor (which includes such common unitholder’s share of TRP’s nonrecourse liabilities immediately prior to the Merger). Because the value of any TRC shares received in the Merger will not be known until the effective time of the Merger, a TRP common unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a TRP common unitholder’s allocable share of TRP’s net taxable income decrease such TRP common unitholder’s tax basis in its

TRP common units, the amount, if any, of such prior excess distributions with respect to such TRP common units will, in effect, become taxable income to a TRP common unitholder if the aggregate value of the consideration received in the TRP merger is greater than such TRP common unitholder’s adjusted tax basis in its TRP common units, even if the aggregate value of the consideration received in the Merger is less than such TRP common unitholder’s original cost basis in its TRP common units. Furthermore, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by TRP and its subsidiaries.

For a more complete discussion of certain U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences.”

TRC and TRP are subject to litigation related to the Merger.

TRC and TRP are subject to litigation related to the Merger. See “The Merger—Pending Litigation.” It is possible that additional claims beyond those that have already been filed will be brought by the current plaintiffs or by others in an effort to enjoin the Merger or seek monetary relief from the defendants in these lawsuits. TRC and TRP cannot predict the outcome of these lawsuits, or others, nor can they predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in TRC’s or TRP’s favor, could be substantial and such litigation could distract TRC and TRP from pursuing the consummation of the Merger and other potentially beneficial business opportunities.

Tax Risks Related to the Ownership of TRC Shares

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger and owning and disposing of TRC shares received in the Merger.

The U.S. federal income tax treatment of owning and disposing of TRC shares received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of TRP common units.

TRP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each TRP common unitholder is required to take into account its respective share of TRP’s items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder. A pro rata distribution of cash by TRP to a TRP common unitholder who is a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”) is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the TRP common unitholder’s adjusted tax basis in its TRP common units.

In contrast, TRC is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by TRC to a stockholder who is a U.S. holder generally will be included in such U.S. holder’s income as ordinary dividend income to the extent of TRC’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to TRC stockholders by TRC after the Merger may exceed TRC’s current or accumulated earnings and profits. Cash distributions in excess of TRC’s current or accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder’s adjusted tax basis in such stockholder’s TRC shares and, to the extent the cash distribution exceeds such stockholder’s adjusted tax basis, as gain from the sale or exchange of such TRC shares. See “Material U.S. Federal Income Tax Consequences.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and some of the documents TRC and TRP have incorporated herein by reference, contain statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, by the use of forward-looking statements, such as “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words.

All statements that are not statements of historical facts, including statements regarding future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations of TRC and TRP, are forward-looking statements.

These forward-looking statements reflect the intentions, plans, expectations, assumptions and beliefs of TRC and TRP about future events and are subject to risks, uncertainties and other factors, many of which are outside the control of TRC and TRP. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Risks and uncertainties that may affect the Merger or actual results include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against TRC or TRP and others relating to the Merger Agreement;

•	the effect of the announcement of the Merger on TRP’s customer relationships, operating results and business generally;

•	the risks that the proposed Merger disrupts current plans and operations;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the failure to obtain the TRC stockholder approval and the TRP common unitholder approval and to satisfy the other conditions to the consummation of the Merger;

•	the failure to realize a lower long-term cost of capital and other anticipated benefits of the proposed Merger;

•	TRC’s and TRP’s ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for debt obligations;

•	the amount of collateral required to be posted from time to time in TRP’s transactions;

•	TRP’s success in risk management activities, including the use of derivative instruments to hedge commodity risks;

•	the level of creditworthiness of counterparties to various transactions with TRP;

•	changes in laws and regulations, particularly with regard to taxes, safety and protection of the environment;

•	the timing and extent of changes in natural gas, NGLs, crude oil and other commodity prices, interest rates and demand for the TRP’s services;

•	weather and other natural phenomena;

•	industry changes, including the impact of consolidations and changes in competition;

•	TRP’s ability to obtain necessary licenses, permits and other approvals;

•	the level and success of crude oil and natural gas drilling around TRP’s assets, its success in connecting natural gas supplies to its gathering and processing systems, oil supplies to its gathering systems and NGL supplies to its logistics and marketing facilities and TRP’s success in connecting its facilities to transportation and markets;

•	TRC’s and TRP’s ability to grow through acquisitions or internal growth projects and the successful integration and future performance of such assets, including with respect to the Atlas Mergers;

•	general economic, market and business conditions; and

•	other factors and uncertainties discussed in this joint proxy statement/prospectus and TRC’s and TRP’s respective filings with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review carefully the risk factors described under “Risk Factors” in this joint proxy statement/prospectus and incorporated by reference into this document.

THE PARTIES

Targa Resources Corp.

Targa Resources Corp., or TRC, is a publicly traded Delaware corporation formed in October 2005. TRC does not directly own any operating assets; its main source of future revenue therefore is from general and limited partner interests, including IDRs, in TRP. TRC shares are listed on the NYSE under the symbol “TRGP.”

TRC’s principal executive offices are located at 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

Targa Resources Partners LP

Targa Resources Partners LP, or TRP, is a publicly traded Delaware limited partnership formed in October 2006 by its parent, TRC, to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. TRP common units are listed on the NYSE under the symbol “NGLS.” The TRP Series A Preferred Units are listed on the NYSE under the symbol “NGLS.PRA.” TRP is a leading provider of midstream natural gas and NGL services in the United States, with a growing presence in crude oil gathering and petroleum terminaling. In connection with these business activities, TRP buys and sells natural gas, NGLs and NGL products, crude oil, condensate and refined products.

TRP is engaged in the business of:

•	gathering, compressing, treating, processing and selling natural gas;

•	storing, fractionating, treating, transporting, terminaling and selling NGLs and NGL products, including services to LPG exporters;

•	gathering, storing and terminaling crude oil; and

•	storing, terminaling and selling refined petroleum products.

TRP’s principal executive offices are located at 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.

Relationships Between the Parties

TRC does not directly own any operating assets; its main source of future revenue therefore is from general and limited partner interests, including IDRs, in TRP. All of TRC’s cash flows are generated from the distributions TRC receives from TRP. At January 6, 2016, TRC’s interests in TRP consist of the following:

•	a 2% general partner interest, which TRC holds through its 100% ownership interest in TRP GP;

•	all of the outstanding IDRs;

•	16,309,595 of the 184,870,693 outstanding TRP common units (approximately 8.8%); and

•	the Special General Partner Interest.

Certain of the executive officers and directors of TRP GP are also executive officers and directors of TRC. See “The Merger—Interests of Certain Persons in the Merger—Common Directors and Executive Officers.”

The Atlas Mergers

In addition, on October 13, 2014, (i) TRC entered into an Agreement and Plan of Merger by and among TRC, Trident GP Merger Sub LLC (“Trident GP Merger Sub”), ATLS and Atlas Energy GP, LLC, the general partner of ATLS (“ATLS GP”), pursuant to which, on February 27, 2015, Trident GP Merger Sub was merged

(the “ATLS Merger”) with and into ATLS, with ATLS continuing as a wholly owned subsidiary of TRC, and (ii) TRP and TRC entered into an Agreement and Plan of Merger (the “APL Merger Agreement”) by and among TRC, TRP, TRP GP, Trident MLP Merger Sub LLC (“Trident MLP Merger Sub”), ATLS, APL and Atlas Pipeline Partners GP LLC, the general partner of APL (“APL GP”), pursuant to which, on February 27, 2015, Trident MLP Merger Sub was merged (the “APL Merger”) with and into APL, with APL continuing as a wholly owned subsidiary of TRP.

On February 27, 2015, TRC, certain of TRC’s subsidiaries, TRP, TRP GP, ATLS and APL GP entered into a Contribution and Distribution Agreement pursuant to which 5,754,253 APL common units beneficially owned by ATLS were contributed, through a series of transactions, to a subsidiary of TRC. On February 27, 2015, at the effective time of the APL Merger, pursuant to the terms of the APL Merger Agreement, such APL common units were converted into the right to receive 3,363,936 TRP common units.

In addition, on February 27, 2015, TRP GP executed Amendment No. 3 (“Amendment No. 3”) and Amendment No. 4 (“Amendment No. 4”) to the First Amended and Restated Agreement of Limited Partnership of TRP, which amendments are reflected in the current TRP partnership agreement, which was amended and restated on October 15, 2015. Amendment No. 3 reduced aggregate distributions to TRC, as the indirect holder of TRP’s IDRs, by (a) $9,375,000 per quarter during the first four quarters following February 27, 2015 (commencing with the quarterly distribution declaration for the quarter ended March 31, 2015), (b) $6,250,000 per quarter for the next four quarters, (c) $2,500,000 per quarter for the next four quarters and (d) $1,250,000 per quarter for the next four quarters, with the amount of such reductions to be distributed pro rata to the holders of the outstanding TRP common units. Amendment No. 4 provided for the issuance of the Special General Partner Interest, which, through a series of transactions, was contributed by TRC to TRP immediately following the effective time of the ATLS Merger and prior to the effective time of the APL Merger. See “Comparison of the Rights of TRC Stockholders and TRP Common Unitholders—Dividends and Distributions—General Partner Interest and Incentive Distribution Rights.”

THE TRC SPECIAL MEETING

Time, Place and Date. The TRC special meeting will be held at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 on February 12, 2016, at 8:00 a.m., local time.

Purposes. The purposes of the TRC special meeting are:

•	to consider and vote upon a proposal to approve the issuance of TRC shares in connection with the Merger contemplated by the Merger Agreement, which is referred to as the “TRC stock issuance proposal”; and

•	to consider and vote on a proposal to approve the adjournment of the TRC special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the TRC special meeting, which is referred to as the “adjournment proposal.”

The TRC Board unanimously determined that the Merger, the Merger Agreement, and the transactions contemplated thereby, including the TRC stock issuance, are in the best interests of TRC and the TRC stockholders. The TRC Board unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby, including the TRC stock issuance, and recommends that the TRC stockholders vote FOR the TRC stock issuance proposal and FOR the adjournment proposal.

In considering the recommendation of the TRC Board, TRC shareholders should be aware that some of TRC’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRC shareholders. See “The Merger—Interests of Certain Persons in the Merger.”

TRC stockholders may also be asked to consider other matters as may properly come before the TRC special meeting. At this time, TRC knows of no other matters that will be presented for the consideration of the TRC stockholders at the TRC special meeting.

Quorum. The holders of a majority of the outstanding TRC shares, represented in person or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet), on the record date will constitute a quorum and will permit TRC to conduct the proposed business at the TRC special meeting. Proxies received but marked as abstentions will be counted as TRC shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present at the TRC special meeting for purposes of determining the presence of a quorum and will not be included in the vote.

Record Date. The TRC stockholder record date for the TRC special meeting is the close of business on January 12, 2016.

TRC Shares Entitled to Vote. TRC stockholders may vote at the TRC special meeting if they owned TRC shares at the close of business on the record date. TRC stockholders may cast one vote for each TRC share owned on the record date.

Votes Required. Approval of each of the TRC stock issuance proposal and the adjournment proposal requires the affirmative vote of a majority of the TRC shares present in person or represented by proxy at the TRC special meeting and entitled to vote thereon. Abstentions will have the same effect as votes against the TRC stock issuance proposal and the adjournment proposal. Assuming there is a quorum, failures to vote and broker non-votes (if any) will have no effect on the TRC stock issuance proposal and the adjournment proposal.

We estimate that all of the directors and executive officers of TRC will beneficially own, in the aggregate, approximately 7.0% of the outstanding TRC shares as of the record date. TRC believes that the directors and executive officers of TRC will vote in favor of the TRC stock issuance proposal and the adjournment proposal.

TRC Shares Outstanding. As of the record date, we estimate that there will be approximately 56,020,266 TRC shares outstanding, held by 185 holders of record.

Adjournment. The Chairman of the TRC special meeting or a majority of the TRC shares represented in person or by proxy at the TRC special meeting may adjourn the TRC special meeting from time to time, whether or not there is a quorum. If proxies representing the TRC stockholder approval have not been received at the time of the TRC special meeting, the Chairman of the TRC special meeting may choose to adjourn the TRC special meeting to solicit additional proxies in favor of the TRC stock issuance proposal. No notice of the time and the place of the adjourned meetings is required to be given by TRC unless the adjournment is for more than 30 days or a new TRC stockholder record date is fixed. At the adjourned meeting, TRC may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each TRC stockholder of record entitled to notice of such adjourned meeting. References to the TRC special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

Voting Procedures

Voting by TRC Stockholders. TRC stockholders who hold shares in their own name may submit your proxy using any of the following methods:

•	call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the TRC special meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your TRC shares will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your TRC shares will be voted FOR the TRC stock issuance proposal and FOR the adjournment proposal.

Revocation. If you hold your TRC shares in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of TRC at or before the TRC special meeting;

•	appearing and voting in person at the TRC special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of TRC at or before the TRC special meeting.

Your presence without voting at the TRC special meeting will not automatically revoke your proxy, and any revocation during the TRC special meeting will not affect votes previously taken.

Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The TRC Board has the right to waive any irregularities or conditions as to the manner of voting. TRC may accept your proxy by any form of communication permitted by applicable law so long as TRC is reasonably assured that the communication is authorized by you.

Solicitation of Proxies. The accompanying proxy is being solicited by TRC on behalf of the TRC Board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by TRC.

D.F. King & Co., Inc. has been retained by TRC to aid in the solicitation of proxies for the TRC special meeting for an initial fee of $15,000 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this joint proxy statement/prospectus, proxies may also be solicited from TRC stockholders by personal interview, telephone, fax or other electronic means by directors and officers of TRC and employees of TRC and its affiliates who provide services to TRC, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of TRC shares held by those persons, and TRC will reimburse them for any reasonable expenses that they incur.

TRC Shares Held in Street Name. If you hold TRC shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your TRC shares or when granting or revoking a proxy.

As a general rule, absent specific instructions from you, your bank, broker or other nominee is not allowed to vote your TRC shares on any proposal on which your bank, broker or other nominee does not have discretionary authority. The only proposals for consideration at the TRC special meeting are the TRC stock issuance proposal and the adjournment proposal, which are non-discretionary matter for which banks, brokers and other nominees do not have discretionary authority to vote. To instruct your bank, broker or other nominee how to vote, you should follow the directions that your bank, broker or other nominee provides to you.

Please note that you may not vote your TRC shares held in “street name” by returning a proxy card directly to TRC or by voting in person at the TRC special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee on how to vote your TRC shares, your bank, broker or other nominee may not vote your TRC shares, which will result in the absence of a vote for or against the TRC stock issuance proposal and the adjournment proposal. You should therefore provide your bank, broker or other nominee with instructions as to how to vote your TRC shares.

THE TRP SPECIAL MEETING

Time, Place and Date. The TRP special meeting will be held at Wells Fargo Plaza, 1000 Louisiana Street, Houston, Texas 77002 on February 12, 2016, at 9:00 a.m., local time.

Purpose. The purposes of the TRP special meeting are:

•	to consider and vote upon a proposal to approve the Merger Agreement, which is referred to as the “Merger proposal”; and

•	to consider and vote upon, on an advisory, non-binding basis, the compensation payments that may be paid or become payable to TRP’s named executive officers in connection with the Merger, described more fully below under the heading “—Advisory Vote on Golden Parachute Compensation,” which is referred to as the “TRP compensation proposal.”

The TRP GP Conflicts Committee and the TRP GP Board each have determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, and have unanimously approved the Merger Agreement and the Merger. The TRP GP Conflicts Committee and the TRP GP Board each recommend that the TRP common unitholders vote FOR the Merger proposal and FOR the TRP compensation proposal. For more information regarding the recommendation of the TRP GP Conflicts Committee and the TRP GP Board, including the obligations of the TRP GP Conflicts Committee and the TRP GP Board in making such determination under the TRP partnership agreement, see “The Merger—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.”

In considering the recommendation of the TRP GP Board, TRP common unitholders should be aware that some of TRP GP’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRP common unitholders. See “The Merger—Interests of Certain Persons in the Merger.”

TRP common unitholders may also be asked to consider other matters as may properly come before the TRP special meeting. At this time, TRP knows of no other matters that will be presented for the consideration of the TRP common unitholders at the TRP special meeting.

Advisory Vote on Golden Parachute Compensation. In accordance with Section 14A of the Exchange Act, TRP is providing its common unitholders with the opportunity to cast an advisory, non-binding vote at the TRP special meeting on the compensation that may be paid or become payable to its named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, TRP is asking its common unitholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to TRP’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Merger—Interests of Certain Persons in the Merger— Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” including the associated narrative discussion, are hereby APPROVED.”

The vote on the TRP compensation proposal is a vote separate and apart from the vote on the Merger proposal. Accordingly, you may vote to approve the Merger proposal and vote not to approve the TRP compensation proposal and vice versa. Because the vote on the TRP compensation proposal is advisory in nature only, it will not be binding on TRP or TRC. Accordingly, if the Merger proposal is approved and the Merger is completed, the compensation will or may become payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the TRP common unitholders.

Quorum. The holders of a majority of the outstanding TRP common units represented in person or by proxy (by submitting a properly executed proxy card or properly submitting your proxy by telephone or Internet) will constitute a quorum and will permit TRP to conduct the proposed business at the TRP special meeting. Proxies received but marked as abstentions will be counted as units that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes (if any) will not be considered present at the TRP special meeting for purposes of determining the presence of a quorum and will not be included in the vote.

Record Date. The TRP common unitholder record date for the TRP special meeting is the close of business on January 12, 2016.

TRP Common Units Entitled to Vote. TRP common unitholders may vote at the TRP special meeting if they owned TRP common units at the close of business on the record date. TRP common unitholders may cast one vote for each TRP common unit owned on the record date.

Votes Required. Approval of the Merger proposal requires the affirmative vote of a majority of the outstanding TRP common units. Approval, on an advisory, non-binding basis, of the TRP compensation proposal requires the affirmative vote of a majority of the outstanding TRP common units entitled to vote and be present in person or by proxy at the TRP special meeting. Abstentions, failures to vote and broker non-votes (if any) will have the same effect as votes against the Merger proposal and the TRP compensation proposal. The vote on the TRP compensation proposal is a vote separate and apart from the vote on the Merger proposal. Accordingly, you may vote to approve the Merger proposal and vote not to approve the TRP compensation proposal and vice versa. Because the vote on the TRP compensation proposal is advisory in nature only, it will not be binding on TRP or TRC.

Pursuant to the Merger Agreement, TRC has agreed to vote or cause to be voted all TRP common units beneficially owned by TRC in favor of the Merger proposal unless there is a TRP adverse recommendation change. We estimate that TRC will beneficially own approximately 8.8% of the outstanding TRP common units as of the record date.

We estimate that all of the directors and executive officers of TRP GP will beneficially own, in the aggregate, approximately 0.3% of the outstanding TRP common units as of the record date. TRC and TRP believe that the directors and executive officers of TRP GP will vote in favor of the Merger proposal. TRC and TRP also believe that the directors and executive officers of TRP GP will vote in favor of the TRP compensation proposal.

TRP Common Units Outstanding. As of the record date, we estimate that there will be approximately 184,870,693 TRP common units outstanding held by 102 holders of record.

Adjournment. Pursuant to the TRP partnership agreement, TRP GP, as the general partner of TRP, may authorize its designated chairman of any special meeting to adjourn the TRP special meeting. Consequently, TRP GP may adjourn the TRP special meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the TRP special meeting without further notice other than by an announcement made at the TRP special meeting and without setting a new record date. If proxies representing the TRP common unitholder approval have not been received at the time of the TRP special meeting, TRP GP may choose to adjourn the TRP special meeting to solicit additional proxies in favor of the Merger proposal or the TRP compensation proposal. TRP GP may also choose to adjourn the TRP special meeting for any other reason if deemed necessary or advisable. References to the TRP special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

Voting Procedures

Voting by TRP Common Unitholders. TRP common unitholders who hold units in their own name may submit your proxy using any of the following methods:

•	call the toll-free telephone number listed on your proxy card and follow the recorded instructions;

•	go to the Internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the TRP special meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your TRP common units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your TRP common units will be voted FOR the Merger proposal and FOR the TRP compensation proposal.

Revocation. If you hold your TRP common units in your own name, you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of revocation to the Secretary of TRP GP at or before the TRP special meeting;

•	appearing and voting in person at the TRP special meeting; or

•	properly completing and executing a later dated proxy and delivering it to the Secretary of TRP GP at or before the TRP special meeting.

Your presence without voting at the TRP special meeting will not automatically revoke your proxy, and any revocation during the TRP special meeting will not affect votes previously taken.

Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The TRP GP Board has the right to waive any irregularities or conditions as to the manner of voting. TRP may accept your proxy by any form of communication permitted by applicable law so long as TRP is reasonably assured that the communication is authorized by you.

Solicitation of Proxies. The accompanying proxy is being solicited by TRP GP on behalf of the TRP GP Board. The expenses of preparing, printing and mailing the proxy and materials used in the solicitation will be borne by TRP.

D.F. King & Co., Inc. has been retained by TRP to aid in the solicitation of proxies for an initial fee of $15,000 and the reimbursement of out-of-pocket expenses. In addition to the mailing of this joint proxy statement/prospectus, proxies may also be solicited from TRP common unitholders by personal interview, telephone, fax or other electronic means by directors and officers of TRP GP and employees of affiliates of TRP who provide services to TRP, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of TRP common units held by those persons, and TRP will reimburse them for any reasonable expenses that they incur.

TRP Common Units Held in Street Name. If you hold TRP common units in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your TRP common units or when granting or revoking a proxy.

As a general rule, absent specific instructions from you, your bank, broker or other nominee is not allowed to vote your common units on any proposal on which your bank, broker or other nominee does not have discretionary authority. The only proposals for consideration at the TRP special meeting are the Merger proposal and the TRP compensation proposal, which are non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote. To instruct your bank, broker or other nominee how to vote, you should follow the directions that your bank, broker or other nominee provides to you.

Please note that you may not vote your TRP common units held in “street name” by returning a proxy card directly to TRP or by voting in person at the TRP special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. If you do not instruct your bank, broker or other nominee on how to vote your TRP common units, your bank, broker or other nominee may not vote your TRP common units, which will have the same effect as a vote against the Merger proposal and the TRP compensation proposal. You should therefore provide your bank, broker or other nominee with instructions as to how to vote your TRP common units.

THE MERGER

Overview

On November 2, 2015, TRC, Merger Sub, TRP and TRP GP entered into the Merger Agreement, pursuant to which TRC will acquire all of the outstanding TRP common units that TRC and its subsidiaries do not already own. Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into TRP, with TRP continuing as the surviving entity and as a subsidiary of TRC.

Background of the Merger

The TRC Board and TRP GP Board each has, from time to time, reviewed and evaluated potential strategic alternatives with management of TRC and TRP GP (“Targa management” or “management”), including possible acquisitions and business combination transactions. In this context, each of the TRC Board and the TRP GP Board has independently discussed various strategic alternatives that could potentially complement, enhance or improve both the competitive strengths and strategic position of TRC and TRP, respectively. Each of the TRC Board and TRP GP Board has independently considered these alternatives in connection with their evaluation of the strategic goals and initiatives of each of TRC and TRP. From time to time, Targa management also has had informal discussions with representatives of other potential transaction partners in the industry and has engaged in exploratory discussions and evaluations of the potential benefits of, and other considerations regarding, possible strategic transactions with such transaction partners. In this context, on October 13, 2014, TRC and TRP entered into definitive agreements with respect to the Atlas Mergers, which were completed on February 27, 2015.

Significant volatility in the price of crude oil, natural gas, NGLs and condensate (“commodity price” or “commodity prices”) commenced in the fourth quarter of 2014, and such prices continued to decline throughout the remainder of 2014. In light of the prevailing commodity price volatility and significant commodity price declines, Targa management believed it was important to focus on capital investment efficiency, increased cost management and preserving and improving the companies’ balance sheets, in addition to continuing to identify and pursue certain strategic opportunities which could better position TRC and TRP for the potential of an extended period of uncertain commodity prices.

On January 21, 2015, the TRP GP Board held a telephonic meeting at which Targa management provided the members of the TRP GP Board with an overview of the commodity price environment and the financing activity in which TRP had engaged in light of the new commodity price environment, including, among other things, equity issued by TRP under its at-the-market program, the extension of TRP’s securitization facility and the issuance of TRP’s 5% Senior Notes due 2018 in January 2015. The members of the TRP GP Board and Targa management also discussed among, other things, future financing opportunities potentially available to TRP in light of the depressed commodity price environment. On the same date, the TRC Board held a telephonic meeting at which Targa management provided the members of the TRC Board with a market overview and an overview of other matters that were discussed at the meeting of the TRP GP Board.

On February 12, 2015, each of the TRP GP Board and the TRC Board held their regularly scheduled meetings at which each board separately discussed with Targa management the closing of the Atlas Mergers (which was expected to occur later that month) and the current and uncertain commodity price environment, including the commercial, strategic and financial implications thereof.

On February 27, 2015, TRC and TRP completed the Atlas Mergers.

On March 9, 2015, the TRC Board held a telephonic meeting at which Targa management recommended that TRC proceed with a public offering of TRC shares to reduce its leverage and make a capital contribution to TRP in order to maintain its 2% general partner interest in TRP in connection with the issuance of TRP common units in connection with the APL Merger. At such meeting, the TRC Board approved the equity offering. On March 17, 2015, TRC completed its offering of TRC shares, which resulted in approximately $292.3 million of net proceeds to TRC that were used to reduce borrowings under its term loan facility and revolving credit facility and to make a capital contribution to TRP in order to maintain its 2% general partner interest in TRP.

On April 7, 2015, the TRP GP Board and the TRC Board held a joint meeting at which Targa management presented forecasts based on different commodity price assumptions reflecting various distribution coverage and leverage implications. Targa management also discussed TRP’s financing alternatives.

On April 21, 2015, the TRP GP Board held a telephonic meeting at which Targa management provided the members of the TRP GP Board with the expected distribution growth, distribution coverage and leverage resulting from the forecasts first presented by Targa management at the April 7, 2015 meeting. Targa management and the TRP GP Board also discussed, based on the forecasts, financing alternatives and their potential implications on distribution coverage and leverage. On the same date, the TRC Board held a telephonic meeting at which Targa management provided the members of the TRC Board with a similar overview of the forecasts presented by Targa management to the TRP GP Board.

On May 18, 2015, the TRP GP Board held a meeting at which members of the TRC Board were present by the invitation of the TRP GP Board. By invitation of the TRP GP Board, representatives of an energy consulting firm provided an overview of the energy commodity markets during which the consulting firm reviewed supply, demand and pricing for crude oil, natural gas and NGLs and the inherent uncertainties and difficulties in predicting the impact thereof. Members of the TRP GP Board and the TRC Board and Targa management further discussed the potential commercial, strategic and financial implications of commodity prices and the resulting adverse impact on the activity of exploration and production (“E&P”) customers (including, among other things, drilling, completions, recompletions, well workovers and other production activities) and midstream companies (including, among other things, gathering and processing, and fractionation) (collectively, “E&P and midstream activity levels”). Targa management then provided the members of each board with an update on TRP’s financing activities in light of the commodity price environment, including, among other things, TRP’s exchange offer for TPL’s outstanding 6.625% Senior Notes due 2020 (which closed on May 11, 2015) and equity issuances by TRP under its at-the-market program, as well as potential financing activities in the context of commodity price and E&P and midstream activity levels, including a potential underwritten equity offering, a senior notes offering and possible amendment and extension of TRP’s credit facility.

In May 2015, management of Company A contacted and held discussions with Targa management about TRP possibly acquiring Company A. From May through June of 2015, Targa management continued to evaluate the potential transaction with Company A, including through conversations with management of Company A, during which time commodity price volatility and depressed commodity prices continued. Given continued uncertainty of commodity prices and E&P and midstream activity levels, and the potential impact on both Company A and TRP, Targa management later in the summer determined that a business combination with Company A was not advisable and indicated to Company A’s management that it was not interested in a business combination with Company A at such time. Consistent with past practice, Targa management informed and updated the TRC Board and the TRP GP Board on its discussions and the termination of such discussions with Company A’s management and other representatives.

During the summer of 2015, Targa management continued to consider various possible strategic alternatives available to both TRC and TRP in the context of continued uncertainty of commodity prices and E&P and midstream activity levels, including alternative equity financing options, possible business combinations and other transactions between TRC and TRP and other transactions with third parties. In late July 2015, Targa management focused further on evaluating such alternatives.

In August 2015, representatives of the sponsor of Company B contacted Targa management about a possible acquisition of Company B. On August 20, 2015, TRC signed a confidentiality agreement with the sponsor of Company B. Targa management reviewed information provided with respect to Company B in connection with

Company B’s sales process and held conversations with representatives of Company B’s financial advisor. Based on such information and conversations and given that an acquisition of Company B would further increase TRP’s exposure to uncertain E&P activity levels and related gathering and processing activity, Targa management determined that an acquisition of Company B was not advisable and subsequently elected to not proceed further with an acquisition of Company B at such time. Consistent with past practice, Targa management informed and updated the TRC Board and the TRP GP Board of its discussions and the termination of such discussions with Company B’s management and other representatives.

In August 2015, Targa management contacted management of Company C and Company C’s affiliate about a possible acquisition by TRC and TRP of Company C and Company C’s affiliate, respectively. On August 21, 2015, TRC and TRP signed a confidentiality agreement with Company C and Company C’s affiliate. Targa management exchanged certain confidential information with Company C’s management, performed an independent evaluation and held limited preliminary discussions with Company C’s management concerning the potential acquisition of Company C and its affiliate by TRC and TRP, respectively. In September 2015, Company C’s management indicated to Targa management that, in light of continued commodity price uncertainty, a combination with TRC and TRP was not one that Company C intended to pursue at such time. Consistent with past practice, Targa management informed and updated the TRC Board and the TRP GP Board of its discussions and the termination of such discussions with Company C’s management and other representatives.

During the summer and fall of 2015, in the context of continued uncertainty of commodity prices and E&P and midstream activity levels, Targa management evaluated several internal strategic alternatives, potential acquisitions of other companies, mergers of equals with other companies and potential acquisitions of TRC and TRP by other companies based on public information and analyst research estimates, without engaging in discussions with the managements of such companies. Given continued uncertainty of commodity prices and E&P and midstream activity levels, Targa management was not able to identify an attractive third-party strategic alternative at such time.

During August 2015, Joe Bob Perkins, Chief Executive Officer of TRC and TRP GP, and Matthew J. Meloy, Executive Vice President and Chief Financial Officer of TRC and TRP GP, discussed and evaluated a broad range of potential internal strategic alternatives (including the proposed Merger) and potential third-party strategic alternatives for both TRC and TRP with Evercore. Evercore previously had assisted Targa management in similar assessments of potential strategic alternatives with TRC and TRP, including, among other things, serving as advisor at the time of TRC’s initial public offering in December 2010 and as financial advisor to the TRP GP Board in the Atlas Mergers. After enlisting Evercore’s assistance in a broader assessment of possible strategic alternatives with respect to both TRC and TRP, Mr. Perkins and Mr. Meloy shared with Evercore internal information with respect to such strategic alternatives, including the proposed Merger.

In late August 2015, Mr. Perkins and James W. Whalen, Executive Chairman of the Board of TRC and TRP GP, called each of the members of the TRC Board in advance of a September 4, 2015 meeting of the TRP GP Board that had been scheduled primarily to discuss various near-term financing decisions for TRP in the context of continued uncertainty of commodity prices and E&P and midstream activity levels. Mr. Perkins and Mr. Whalen informed the members of the TRC Board that they also were invited to the meeting of the TRP GP Board on September 4, 2015 and encouraged them to participate because the financing recommendations and finance-focused discussion would provide important background for a discussion by Targa management of possible strategic alternatives at an upcoming meeting of the TRC Board to be scheduled later in September. In each such conversation, Mr. Perkins and Mr. Whalen described a range of potential strategic alternatives that Targa management and Evercore were evaluating, including various non-traditional financing alternatives, potential acquisitions of other companies, mergers of equals with other companies, potential acquisitions of TRC and TRP by other companies, asset divestitures and internal strategic alternatives (including various transactions between TRC and TRP, TRC financial support of TRP and the proposed Merger).

On September 4, 2015, the TRP GP Board held a telephonic meeting, which the members of the TRC Board also joined. The primary focus of the meeting was to discuss various near-term financing decisions for TRP. Targa management also noted that it had reviewed potential strategic alternatives throughout the year, particularly during the summer, and would present additional perspectives at future board meetings, but that the near-term financing actions then under consideration were in Targa management’s view appropriate under any likely strategic direction. As context for these financing actions, Targa management provided financial projections under two scenarios: (i) a case that reflected some recovery in commodity prices by 2018 and (ii) a sensitivity case based on recent strip pricing that reflected a slower and less significant commodity price recovery by 2018. Targa management presented the TRP GP Board with potential near-term financing transactions, including a senior notes offering by TRP, a public preferred equity offering by TRP and a private offering of convertible preferred equity by TRP. Targa management then provided the members of the boards with an update on the liquidity forecast of TRP, high-yield market conditions and possible terms for a senior notes offering, commodity prices, cost of TRP’s common equity and potential additional steps to de-lever TRP. Members of the TRP GP Board and the TRC Board discussed these financing alternatives and the commodity price environment with Targa management. The TRP GP Board then authorized (i) a private offering of senior notes by TRP, subject to the approval of a pricing committee of the TRP GP Board, and (ii) a public offering of preferred units by TRP, also subject to the approval of such pricing committee. As described below, these approvals culminated in TRP’s issuance of 6  3⁄4% Senior Notes due 2024 on September 14, 2015 and TRP Series A Preferred Units on October 15, 2015.

In early September 2015, following the meeting of the TRP GP Board on September 4, 2015, Mr. Perkins contacted the members of the TRC Board to arrange for an initial meeting to review possible strategic alternatives under review with Evercore, scheduling such meeting to be held in advance of the regularly scheduled meetings of the TRP GP Board and the TRC Board.

On September 14, 2015, TRP completed its private placement of $600 million in the aggregate principal amount of 6  3⁄4% Senior Notes due 2024, which resulted in approximately $595 million of net proceeds to TRP that were used to reduce borrowings under its senior secured credit facility.

On September 16, 2015, at a meeting of the members of the TRC Board, Targa management and Evercore reviewed with the members of the TRC Board various possible strategic internal alternatives including, among other things, the possibility of developing certain growth projects at TRC and a subsequent contribution of such growth projects to TRP, a preferred equity investment by a third-party investor in TRP or in certain assets owned by TRP, a divestiture of certain assets owned by TRP and the proposed Merger. In addition, Targa management and Evercore reviewed with the TRC Board various potential strategic third-party alternatives that Targa management previously had considered. Targa management and Evercore discussed each of these internal and third-party strategic alternatives under various commodity price scenarios. Targa management and the TRC Board discussed these alternatives and determined that a more detailed review with both the TRC Board and the TRP GP Board at regularly scheduled board meetings on September 24, 2015 was appropriate, and that given the nature of certain strategic alternatives, including the proposed Merger, it would be appropriate to contact Robert B. Evans, Chairman of the TRP GP Conflicts Committee, a standing committee of the TRP GP Board, and authorize the TRP GP Conflicts Committee to initiate a process for evaluating the proposed Merger and other potential strategic alternatives.

On September 17, 2015, Mr. Perkins called Mr. Evans to describe and discuss the various strategic alternatives that Targa management had discussed with the TRC Board at the meeting of the members of the TRC Board the previous day, including the proposed Merger. Mr. Perkins indicated to Mr. Evans that the TRP GP Board would request that the TRP GP Conflicts Committee assess the proposed Merger in the context of other possible strategic alternatives. Mr. Perkins also requested that the TRP GP Conflicts Committee engage its own legal and financial advisors so that they could attend Evercore’s review of such strategic alternatives during board meetings scheduled for September 24, 2015. Following this conversation, Mr. Evans contacted Ruth I. Dreessen, a member of the TRP GP Conflicts Committee, and Barry R. Pearl, who was asked to serve on the

TRP GP Conflicts Committee in connection with its review of the proposed Merger to fill the vacancy on the TRP GP Conflicts Committee created by the resignation of William D. Sullivan from the TRP GP Board, effective May 18, 2015.

Following the foregoing conversation, on September 17, 2015, acting by unanimous written consent, the TRP GP Board appointed Mr. Pearl to the TRP GP Conflicts Committee and authorized the TRP GP Conflicts Committee, consisting of Messrs. Evans and Pearl and Ms. Dreessen, (a) to review and evaluate the terms and conditions of, and to determine the advisability of, the Merger on behalf of TRP and the TRP unaffiliated common unitholders, (b) to negotiate, or delegate to any person or persons the ability to negotiate, with TRC and its representatives, or any other appropriate person, with respect to the terms and conditions of the proposed Merger, (c) to determine whether to approve the Merger by “Special Approval,” as such term is defined by the TRP partnership agreement and (d) to make any recommendations to the TRP GP Board regarding the Merger as the TRP GP Conflicts Committee determined to be appropriate. Messrs. Evans and Pearl and Ms. Dreessen (i) are not security holders, officers or employees of TRP GP, (ii) are not officers, directors or employees of any affiliate of TRP GP (including TRC), (iii) are not holders of any ownership interests in TRP and its subsidiaries (treated as a single consolidated entity) other than TRP common units, and (iv) as the TRP GP Board had previously determined, meet the independence standards required of directors who serve on an audit committee of board of directors established by the Exchange Act and the rules and regulations of the NYSE. The TRP GP Board also authorized the TRP GP Conflicts Committee to select and retain its own legal and financial advisors.

Consistent with the compensation of the members of the TRP GP Conflicts Committee in connection with the Atlas Mergers, the TRP GP Board authorized the following compensation with respect to the TRP GP Conflicts Committee and the proposed Merger: (i) for the Chairman of the TRP GP Conflicts Committee, $20,000 per month beginning September 17, 2015 and continuing until abandonment or public announcement of the proposed Merger and $7,500 per month beginning on the first day of the month following public announcement of the proposed Merger and continuing until closing of the proposed Merger and (ii) for each other member of the TRP GP Conflicts Committee, $15,000 per month beginning September 17, 2015 and continuing until abandonment or public announcement of the proposed Merger and $5,000 per month beginning on the first day of the month following public announcement of the proposed Merger and continuing until closing of the proposed Merger.

Later that day, the TRP GP Conflicts Committee engaged Richards, Layton & Finger, P.A. (“Richards Layton”) as its legal advisor. The TRP GP Conflicts Committee selected Richards Layton as its legal advisor based on, among other things, Richards Layton’s reputation and experience with respect to evaluating and negotiating similar transactions and Richards Layton’s representation of the TRP GP Conflicts Committee in connection with prior engagements, including the Atlas Mergers.

On September 18, 2015, the TRP GP Conflicts Committee held a telephonic meeting, at which representatives of Richards Layton were present. At that meeting, the TRP GP Conflicts Committee discussed the process for evaluating the proposed Merger and considered potential financial advisor candidates to assist the TRP GP Conflicts Committee in evaluating the proposed Merger. After discussion, the TRP GP Conflicts Committee authorized Richards Layton to request certain information regarding the services provided to, and fees, if any, paid by TRC and TRP to such potential financial advisors. Subsequently, on September 22, 2015, the TRP GP Conflicts Committee held an in-person meeting, at which representatives of Richards Layton were present, to interview potential financial advisors. Following such interviews, the TRP GP Conflicts Committee resolved to engage Citi as its financial advisor after determining that Citi, based on the interview of Citi and Citi’s reputation, experience and familiarity with TRP and its businesses, had the professional ability and competence to provide financial advisory services (including the delivery of an opinion) to the TRP GP Conflicts Committee in connection with the proposed Merger.

On September 22, 2015, Targa management provided financial projections to the TRC Board and the TRP GP Board as part of the information sent to directors for the regularly scheduled board meetings to be held on

September 24, 2015. These projections included two scenarios: (i) a case that reflected a modest recovery in commodity prices by 2018 and (ii) a sensitivity case based on recent strip pricing that reflected a slower and less significant commodity price recovery by 2018.

On September 24, 2015, the TRP GP Board held a regularly scheduled meeting, which members of the TRC Board attended by invitation of the TRP GP Board, at which Targa management discussed with the members of the TRC Board and the TRP GP Board, among other things, multiyear forecasts of TRP’s business under the two scenarios mentioned above. Following the meeting of the TRP GP Board, at the request of the TRC Board, with advisors of the TRP GP Conflicts Committee present or joining by telephone, Evercore reviewed the internal and previously evaluated third-party strategic alternatives discussed at the meeting of the members of the TRC Board on September 16, 2015, including, among other things, the proposed Merger (which Evercore discussed at an illustrative exchange ratio of 0.57 of a TRC share per outstanding TRP common unit) and other internal and third-party strategic alternatives. Also, on September 24, 2015, immediately following the Evercore discussion, the TRP GP Conflicts Committee held an in-person meeting, at which representatives of Citi and Richards Layton were present. The TRP GP Conflicts Committee and its advisors discussed their initial impressions of the information reviewed by Evercore with respect to the proposed Merger and internal and third-party strategic alternatives. Following discussion, the TRP GP Conflicts Committee determined that the proposed Merger could potentially be a compelling strategic option for TRP and the TRP unaffiliated common unitholders and that further analysis and consideration of the proposed Merger was warranted. The TRP GP Conflicts Committee discussed its process for evaluating the proposed Merger and internal and third-party strategic alternatives. Later that same day, the TRC Board held a regularly scheduled meeting at which Evercore was present for additional discussion of potential strategic alternatives with Targa management and the TRC Board.

On September 30, 2015, the TRP GP Conflicts Committee held an in person meeting, at which representatives of Citi and Richards Layton were present. The TRP GP Conflicts Committee and its advisors discussed the proposed Merger and internal and third-party strategic alternatives to the proposed Merger. Citi also discussed with the TRP GP Conflicts Committee certain preliminary financial matters relating to the proposed Merger, including certain potential pro forma financial effects of the proposed Merger on TRP and the TRP unaffiliated common unitholders based on the various projection cases proposed and discussed by Targa management with the TRP GP Board on September 24, 2015.

On October 6, 2015, Targa management held a due diligence session at the offices of TRC and TRP GP, together with representatives of Evercore and Citi, to discuss Targa management’s financial projections as provided to the TRC Board and the TRP GP Board on September 22, 2015, along with refinements made by Targa management to the projections, which reflected: (i) a case based on recent research analysts’ consensus price forecasts that reflected a modest recovery in commodity prices by 2018 (the “Consensus Pricing Case”) and (ii) a sensitivity case based on lower commodity prices that reflected a slower and less significant commodity price recovery by 2018 (the “Price Sensitivity Case”). See “—Unaudited Projected Financial Information.”

On October 8, 2015, the TRP GP Conflicts Committee held an in-person meeting, at which representatives of Citi and Richards Layton were present. Citi updated the TRP GP Conflicts Committee as to, among other things, Targa management’s revised financial projections and certain preliminary financial matters relating to the proposed Merger. The TRP GP Conflicts Committee and its advisors also discussed the expected tax effects of the proposed Merger on the TRP unaffiliated common unitholders and other potential benefits and considerations of engaging in the proposed Merger. The TRP GP Conflicts Committee concluded that the proposed Merger was an attractive strategic option for TRP and the TRP unaffiliated common unitholders if an appropriately attractive exchange ratio could be negotiated.

On October 14, 2015, the TRP GP Conflicts Committee held a telephonic meeting, at which representatives of Citi and Richards Layton were present. At that meeting, the TRP GP Conflicts Committee and its advisors discussed certain potential benefits and considerations of the proposed Merger. Citi again discussed with the TRP

GP Conflicts Committee certain preliminary financial matters relating to the proposed Merger, including certain potential pro forma financial effects of the proposed Merger on TRP and the TRP unaffiliated common unitholders and potential structuring alternatives to the proposed Merger.

On October 15, 2015, TRP completed its offering of TRP Series A Preferred Units, which resulted in approximately $121.1 million of net proceeds to TRP that were used to reduce borrowings under its senior secured credit facility.

On October 19, 2015, the TRP GP Conflicts Committee held an in person meeting, at which representatives of Citi and Richards Layton were present. At that meeting, the TRP GP Conflicts Committee and its advisors discussed further certain potential benefits and considerations of the Merger, such as those described under “—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.” Citi discussed with the TRP GP Conflicts Committee potential structuring alternatives to the proposed Merger and certain preliminary financial aspects of such potential structuring alternatives, including (i) potential pro forma financial effects of such structuring alternatives on TRP and its unaffiliated common unitholders under both the Consensus Pricing Case and the Price Sensitivity Case and, at the request of the TRP GP Conflicts Committee, certain sensitivities thereto, and (ii) breakeven yields required for the pro forma entity to create value for the TRP unaffiliated common unitholders following the proposed Merger. The TRP GP Conflicts Committee then met in executive session, with representatives of Richards Layton present, and discussed possible responses to Targa management regarding the proposed Merger. Following discussion, the TRP GP Conflicts Committee authorized Mr. Evans to inform Mr. Perkins that the TRP GP Conflicts Committee was willing to consider a proposal with respect to the proposed Merger if TRC wished to make a formal proposal but that the exchange ratio of 0.57 of a TRC share per outstanding TRP common unit suggested at the TRP GP Board meeting on September 24, 2015 was not in the range of what would be acceptable to the TRP GP Conflicts Committee.

Following the meeting of the TRP GP Conflicts Committee on the same day, Mr. Evans held a telephone conversation with Mr. Perkins in which Mr. Evans relayed that the TRP GP Conflicts Committee was willing to consider a proposal with respect to the proposed Merger if TRC wished to make a formal proposal but that the exchange ratio of 0.57 of a TRC share per outstanding TRP common unit suggested in the Evercore discussion on September 24, 2015 was not in the range of what would be acceptable to the TRP GP Conflicts Committee. Mr. Perkins stated his preference that rather than have TRC make a formal proposal with respect to the proposed Merger, Targa management be provided with an opportunity to recommend to both the TRP GP Conflicts Committee and TRC Board an appropriate exchange ratio for the proposed Merger.

On October 23, 2015, a telephonic meeting of the members of the TRC Board was held, at which representatives of Evercore and Vinson & Elkins LLP (“Vinson and Elkins”), outside legal counsel to TRC, were present. Evercore reviewed various financial and market perspectives regarding the proposed Merger, including recent trading history and implied exchange ratios, and the pro forma financial impact for TRC and TRP of the proposed Merger under various scenarios, including the Consensus Pricing Case and the Price Sensitivity Case.

Also on October 23, 2015, the TRP GP Conflicts Committee held a telephonic meeting, at which representatives of Citi and Richards Layton were present. The TRP GP Conflicts Committee discussed Mr. Perkins’ request that Targa management be provided with an opportunity to recommend an appropriate exchange ratio for the proposed Merger. Also, Citi updated the TRP GP Conflicts Committee with respect to certain preliminary financial matters, including potential structuring alternatives and potential pro forma financial effects on TRP and its unaffiliated common unitholders under the Consensus Pricing Case and the Price Sensitivity Case and, at the request of the TRP GP Conflicts Committee, certain sensitivities. Following discussion, the TRP GP Conflicts Committee instructed Citi to have a general and high-level discussion with Evercore regarding the TRP GP Conflicts Committee’s financial and valuation perspectives relating to the proposed Merger. The TRP GP Conflicts Committee also authorized Mr. Evans to report to Mr. Perkins that the TRP GP Conflicts Committee would consider a recommendation from Targa management with respect to the proposed Merger.

On October 25, 2015, in accordance with the directives of the TRP GP Conflicts Committee, Citi had a general and high-level discussion with Evercore regarding the TRP GP Conflicts Committee’s financial and valuation perspectives regarding the proposed Merger.

On October 26, 2015, Mr. Perkins communicated to the TRC Board and the TRP GP Conflicts Committee the viewpoint and recommendation of Targa management that the potential Merger was the most favorable of the strategic alternatives considered (including the various strategic alternatives discussed above) under various forecast scenarios, including the Consensus Pricing Case and the Price Sensitivity Case, as it was management’s belief that such a transaction, relative to TRC and TRP on a standalone basis, would create a combined enterprise with improved coverage ratio and leverage, improved cost of and access to capital and improved long-term growth outlook and positioning in any industry environment. In addition, Targa management also recommended for consideration by the TRC Board and the TRP GP Board an exchange ratio of 0.61 of a TRC share per outstanding TRP common unit, which Targa management believed to be a reasonable and balanced transaction that provided for appropriate sharing between TRC stockholders and TRP common unitholders of the economics of the Merger. Targa management requested that the TRP GP Conflicts Committee and the TRC Board review this recommendation with their respective legal and financial advisors and determine whether Targa management’s recommendation presented a structure in which the transaction could be discussed.

On October 27, 2015, at a telephonic meeting of the members of the TRC Board, at which representatives of Evercore and Vinson & Elkins were present, Vinson & Elkins provided the TRC Board with an overview of various structural considerations with respect to the transaction and the current status of a merger agreement draft which could be proposed to TRP. Evercore also reviewed various financial matters regarding the proposed Merger recommended by Targa management, including, among other things, (i) an overview of TRP and TRC under the Consensus Pricing Case and under the Price Sensitivity Case as provided by Targa management, (ii) a peer group trading and precedent transactions overview, including premiums paid in precedent transactions and (iii) a review of the pro forma impact to TRC shareholders and TRP common unitholders from the proposed Merger, including various sensitivities.

On October 27, 2015, the TRP GP Conflicts Committee held a telephonic meeting, at which representatives of Citi and Richards Layton were present. The TRP GP Conflicts Committee and its advisors had an initial discussion regarding the viewpoints and recommendation of Targa management regarding the potential Merger. The TRP GP Conflicts Committee determined to conduct a more thorough review of Targa management’s recommendation before reaching any conclusions with respect to such recommendation.

On October 27, 2015, Vinson & Elkins distributed to Richards Layton an initial draft of the Merger Agreement.

On October 28, 2015, the TRP GP Conflicts Committee held a telephonic meeting, at which representatives of Citi and Richards Layton were present. Citi updated the TRP GP Conflicts Committee regarding the financial projections prepared by Targa management and certain preliminary financial matters, including, among other things, (i) a financial overview of TRC and TRP, including their recent financial performance and the relative implied exchange ratio between TRP common units and TRC shares over time, and (ii) potential pro forma financial effects of the proposed Merger on TRP and the TRP unaffiliated common unitholders based on the Consensus Pricing Case and the Price Sensitivity Case and, at the request of the TRP GP Conflicts Committee, certain sensitivities. The TRP GP Conflicts Committee also discussed the benefits and considerations with respect to the proposed Merger, such as those described under “—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger,” and discussed potential exchange ratio(s) at which the TRP GP Conflicts Committee might support the proposed Merger.

On October 30, 2015, at a meeting of the members of the TRC Board, at which representatives of Evercore and Vinson & Elkins were present, Vinson & Elkins provided the TRC Board with an overview of various matters relating to the proposed Merger and the current status of the negotiations with respect to the Merger

Agreement. Evercore also provided an update to the TRC Board with respect to the financial information that it previously had provided to the TRC Board on October 27, 2015.

On October 30, 2015, the TRP GP Conflicts Committee held two telephonic meetings, at each of which representatives of Citi and Richards Layton were present. At the meetings, Citi updated the TRP GP Conflicts Committee with respect to the financial information relating to the proposed Merger that previously had been discussed with the TRP GP Conflicts Committee on October 28, 2015. Richards Layton provided the TRP GP Conflicts Committee with a summary of the draft Merger Agreement and described certain potential issues for the TRP GP Conflicts Committee to consider in connection with the draft Merger Agreement, including (i) that TRC was not restricted from considering alternative proposals or changing its recommendation with respect to the proposed Merger, (ii) that the draft Merger Agreement did not contemplate the payment of a termination fee by TRC in the event the Merger Agreement was terminated, (iii) the extent of the proposed interim operating covenants applicable to TRC between signing of the Merger Agreement and closing of the Merger, (iv) that the approval of the Merger was not conditioned upon approval of a majority of the TRP unaffiliated common unitholders and (v) the proposed treatment of certain incentive unit awards issued under TRC and TRP equity incentive plans.

On October 30, 2015, Richards Layton and Vinson & Elkins had a preliminary discussion relating to the terms of the draft Merger Agreement.

In the morning of November 1, 2015, the TRP GP Conflicts Committee held a telephonic meeting, at which representatives of Citi and Richards Layton were present. At that meeting, Citi further updated the TRP GP Conflicts Committee regarding the financial information relating to the proposed Merger that previously had been discussed with the TRP GP Conflicts Committee on October 28, 2015. Also, Richards Layton reviewed the proposed revisions to the draft Merger Agreement which included, among other things, (i) revising the proposed deal protection provisions (including the no shop provision) such that they would be reciprocal for both TRP and TRC, (ii) providing for a reciprocal termination fee under certain circumstances, (iii) adding a condition requiring that the Merger be approved by a majority of the TRP unaffiliated common unitholders, (iv) adding interim operating covenants restricting TRC during the period between signing of the Merger Agreement and closing of the Merger and (v) revising certain provisions relating to the vesting of incentive units awarded under TRP and TRC’s long-term incentive plan to provide that the ultimate treatment of such units would be evaluated separately from the proposed Merger. Following discussion of the potential benefits and certain considerations with respect to the proposed Merger, the TRP GP Conflicts Committee determined that the proposed Merger and Targa management’s recommended exchange ratio of 0.61 of a TRC share per outstanding TRP common unit offered considerable value to the TRP unaffiliated common unitholders but that it should seek an increase in the exchange ratio to 0.66 of a TRC share per outstanding TRP common unit. The TRP GP Conflicts Committee then authorized Mr. Evans to communicate to Mr. Perkins that the TRP GP Conflicts Committee had requested an exchange ratio of 0.66 of a TRC share per outstanding TRP common unit, subject to satisfactory negotiation of the draft Merger Agreement. The TRP GP Conflicts Committee also authorized Richards Layton to send a revised Merger Agreement to Vinson & Elkins.

Later in the morning of November 1, 2015, the TRP GP Conflicts Committee responded to Targa management’s recommendation first orally in a telephone conversation between Mr. Evans and Mr. Perkins, and then through Richards Layton’s distribution to Vinson & Elkins of a revised draft of the Merger Agreement, with a proposed exchange ratio of 0.66 of a TRC share per outstanding TRP common unit.

Later that day, the members of the TRC Board held a telephonic meeting, at which representatives of Evercore and Vinson & Elkins were present. Targa management provided the TRC Board with an update on its negotiations with the TRP GP Board, including the TRP GP Conflicts Committee’s proposal to increase the exchange ratio to 0.66 of a TRC share per outstanding TRP common unit. Evercore reviewed updated financial information regarding the proposed Merger, including at a proposed exchange ratio of 0.66 of a TRC share per outstanding TRP common unit, and responded to a number of questions regarding the TRP GP Conflicts Committee’s proposed exchange ratio. Following further discussion, the TRC Board, based upon the perspectives of Targa management and Evercore, authorized Targa management to inform the TRP GP Conflicts Committee that the TRC Board would be willing to proceed with finalizing an agreement at a proposed exchange ratio of 0.62 of a TRC share per outstanding TRP common unit and that the TRC Board believed that such exchange ratio was the best proposal that TRC could offer.

Later that day, at the direction of the TRC Board, Mr. Perkins and Charles R. Crisp, a member of the TRC Board, held a conference call with Mr. Evans during which they relayed that the TRC Board was willing to finalize a merger agreement at an exchange ratio of 0.62 of a TRC share per outstanding TRP common unit and that such exchange ratio was the best that the TRC Board was willing to offer based on its evaluation of the proposed Merger, along with the analysis of their financial advisor.

Later that day, the TRP GP Conflicts Committee held another telephonic meeting, at which representatives of Citi and Richards Layton were present. The TRP GP Conflicts Committee and its advisors evaluated the proposed exchange ratio of 0.62 of a TRC share per outstanding TRP common unit and concluded that it was in the best interests of TRP and the TRP unaffiliated common unitholders to agree to the proposed Merger at such exchange ratio. The TRP GP Conflicts Committee members then considered whether they could obtain even more value for TRP and the TRP unaffiliated common unitholders, and all members agreed that the exchange ratio of 0.62 of a TRC share per TRP common unit likely represented the most value that TRC was willing to provide in the proposed Merger and that the TRP GP Conflicts Committee could negotiate for the TRP unaffiliated common unitholders. Following discussion, the TRP GP Conflict Committee authorized Mr. Evans to inform Mr. Perkins that the TRP GP Conflicts Committee was willing to proceed with finalizing a Merger Agreement at an exchange ratio of 0.62 of a TRC share per outstanding TRP common unit.

Later that day, at the direction of the TRP GP Conflicts Committee, Mr. Evans called Mr. Perkins to indicate to him that the TRP GP Conflicts Committee was willing to proceed with a proposed exchange ratio of 0.62 of a TRC share per outstanding TRP common unit.

Later that day, Vinson & Elkins spoke telephonically with Richards Layton regarding open issues under the draft of the Merger Agreement. Vinson & Elkins indicated that TRC would agree to certain requests from the TRP GP Conflicts Committee, including (i) certain interim operating covenants of TRC and TRP, subject to certain materiality and monetary thresholds, (ii) a mutual non-solicitation covenant and (iii) mutual termination fees (in the amount of 2.0% of the equity value of TRC) (or, in the case of a payment by TRC, a reduction in the distributions payable by TRP to TRC, as the holder of TRP’s IDRs) in the event of (i) termination in order to enter into a superior proposal and (ii) a change in recommendation and the consummation of an alternative transaction within six months after the termination of the merger agreement. However, Vinson & Elkins indicated that TRC was unwilling to agree to the TRP GP Conflicts Committee’s request for a majority of the unaffiliated approval requirement for the TRP common unitholders.

Later that day, the TRP GP Conflicts Committee held another telephonic meeting, at which representatives of Citi and Richards Layton were present. The TRP GP Conflicts Committee and Richards Layton discussed certain open issues with respect to the draft Merger Agreement, including (i) Targa management’s desire to continue to have flexibility to engage in capital spending projects by TRC between signing of the Merger Agreement and closing of the Merger, (ii) the concept of a termination fee and the magnitude of such proposed termination fee and (iii) Targa management’s desire that TRC have the flexibility to issue equity between the signing of the Merger Agreement and closing of the Merger.

In the evening of November 1, 2015, Vinson & Elkins distributed to Richards Layton a revised draft of the Merger Agreement, which reflected the positions of TRC discussed between Vinson & Elkins and Richards Layton earlier that day.

In the morning of November 2, 2015, Targa management held a telephonic diligence session with Richards Layton with respect to the representations and warranties made by TRC, on the one hand, and TRP and TRP GP, on the other hand, in the Merger Agreement.

In the morning of November 2, 2015, Vinson & Elkins spoke telephonically with Richards Layton regarding the draft of the Merger Agreement. Richards Layton indicated that the TRP GP Conflicts Committee believed that there should be mutual termination fees in the event of a change in recommendation and the execution of a definitive agreement with respect to an alternative transaction within six months after the termination of the merger agreement (rather than upon the consummation of the alternative proposal, as proposed in the draft distributed by Vinson & Elkins in the evening of November 1, 2015).

In the morning of November 2, 2015, the TRP GP Conflicts Committee held a telephonic meeting, at which representatives of Citi and Richards Layton were present. Richards Layton summarized certain open issues in the draft Merger Agreement, including those relating to the events that would result in the payment of a termination fee and the interim operating covenants in the Merger Agreement that would restrict TRC’s ability to make acquisitions during the period between signing of the Merger Agreement and closing of the Merger.

Later that day, Richards Layton distributed to Vinson & Elkins a revised draft of the Merger Agreement, which reflected the positions of the TRP GP Conflicts Committee discussed between Vinson & Elkins and Richards Layton earlier that day.

Later that day, Vinson & Elkins spoke telephonically with Richards Layton regarding the draft of the Merger Agreement. Vinson & Elkins indicated to Richards Layton that TRC would agree to mutual termination fees (in the amount of 2.5% of the equity value of TRC, subject to adjustment to reflect that any termination fee payable to TRP would be paid over time in the form of reduced distributions by TRP to TRC, as the holder of TRP’s IDRs) in the event of a change in recommendation and the execution of a definitive agreement with respect to an alternative transaction within six months after the termination of the merger agreement but only if, in the event such amount were payable by TRC to TRP, through a reduction in the distributions payable by TRP to TRC, as the holder of TRP’s IDRs, over a period of time, rather than an immediate reduction. In addition, Vinson & Elkins indicated that TRC would agree to certain mutual restrictions on the circumstances in which the TRC Board, on the one hand, and the TRP GP Board or the TRP GP Conflicts Committee, as applicable, on the other hand, could change its recommendation such that such recommendations could only be effected in circumstances relating to a competing acquisition proposal or an intervening event (as such terms would be defined in the Merger Agreement).

Later that day, Vinson & Elkins distributed to Richards Layton a revised draft of the Merger Agreement, which reflected the positions of TRC discussed between Vinson & Elkins and Richards Layton earlier that day.

On November 2, 2015, the TRC Board held a telephonic meeting, at which representatives of Evercore and Vinson & Elkins were present. Vinson & Elkins provided the TRC Board with an overview of various matters relating to the proposed Merger and the terms of the proposed Merger Agreement. Evercore also presented various analyses regarding the proposed Merger, including an updated analysis with respect to the matters presented to the TRC Board by Evercore on October 30, 2015. Next, at the request of the TRC Board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of November 2, 2015 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be paid by TRC pursuant to the Merger Agreement was fair, from a financial point of view, to TRC. At this meeting, the TRC Board (i) determined that the Merger was in the best interests of TRC and the TRC stockholders and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the TRC stock issuance and (iii) resolved to submit the TRC stock issuance to a vote of the TRC shareholders and recommend approval of the TRC stock issuance by the TRC shareholders. See “—Recommendation of the TRC Board and its Reasons for the Merger.”

On November 2, 2015, the TRP GP Conflicts Committee held a telephonic meeting, at which representatives of Citi and Richards Layton were present. Richards Layton provided the TRP GP Conflicts Committee with an overview of various matters relating to the proposed Merger and the terms of the proposed Merger Agreement. Also at this meeting, Citi reviewed its financial analysis of the Exchange Ratio with the TRP

GP Conflicts Committee and, at the request of the TRP GP Conflicts Committee, rendered an oral opinion, confirmed by delivery of a written opinion dated November 2, 2015, to the TRP GP Conflicts Committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to TRP unaffiliated common unitholders. At this meeting, the TRP GP Conflicts Committee (i) determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, (ii) approved, and recommended that the TRP GP Board approve, the Merger Agreement, the execution, delivery and performance of the Merger Agreement by TRP GP and TRP and subject to obtaining the requisite approval of limited partners of the Partnership, consummation of the transactions contemplated by the Merger Agreement and (iii) resolved to recommend approval of the Merger Agreement by the limited partners of TRP. See “—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.”

Later on November 2, 2015, at a meeting of the TRP GP Board, the TRP GP Conflicts Committee provided a report to the full TRP GP Board as to its determinations. At this meeting, the TRP GP Board (acting based upon the recommendation of the TRP GP Conflicts Committee) (i) determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) resolved to recommend approval of the Merger Agreement by the limited partners of TRP. See “—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.”

In the evening of November 2, 2015, the Merger Agreement was executed by the parties.

In the morning of November 3, 2015, TRC and TRP issued a joint press release announcing the Merger.

Recommendation of the TRC Board and its Reasons for the Merger

At a board meeting held on November 2, 2015, the TRC Board unanimously determined that the Merger, the Merger Agreement, and the transactions contemplated thereby, including the TRC stock issuance, are in the best interests of TRC and the TRC stockholders. The TRC Board unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby, including the TRC stock issuance, and recommends that the TRC stockholders vote FOR the TRC stock issuance proposal and FOR the adjournment proposal. In making this determination, the TRC Board consulted with TRC’s management and with its financial and legal advisors, and considered a number of factors. In view of the variety of factors and the quality and amount of information considered, TRC did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Merger. The decision of the TRC Board was based upon a number of potential benefits of the transactions and other factors that it believed would contribute to the success of the combined company, and thus benefit the TRC stockholders, including the factors mentioned below, the order of which does not necessarily reflect their relative significance.

The purpose of the Merger is to enable TRC to acquire indirectly all of the outstanding TRP common units that TRC and its subsidiaries do not already own. TRC believes that the structure of the Merger is preferable to other structures because it will enable TRC to acquire indirectly at one time all of the outstanding TRP common units that it does not already own, while allowing the TRP common unitholders (other than TRC, TRP GP and their affiliates) to participate and share in the potential future profits of TRC.

TRC’s reasons for entering into the Merger at this time include the following:

•	The Merger is expected to be immediately accretive to TRC stockholders.

•	TRC believes that the Merger provides the opportunity to deliver immediate and significant value to TRC stockholders as following the Merger under the Consensus Pricing Case and the Price Sensitivity Case:

•	Under the Consensus Pricing Case, TRC expects dividend growth of approximately 15% for 2016 and greater than 10% compound annual dividend growth through 2018.

•	Under the Price Sensitivity Case, TRC expects dividend growth of approximately 10% for 2016 and modest growth through 2018.

•	TRC expects that the Merger will bring an estimated 2016 dividend coverage over 1.1x and estimated annual dividend coverage of at least 1.00x through 2018 under both the Consensus Pricing Case and the Price Sensitivity Case.

•	TRC believes that stronger coverage expected to result from the Merger will reduce its external financing needs, strengthen the combined Targa credit profile, and improve capital access in addition to supporting dividend growth outlook.

•	TRC’s improved pro forma position as a result of the Merger is expected to create approximately $400 million to $600 million of incremental cash flow coverage over three years depending on the commodity price scenario assumed, which can be used to reinvest in TRC’s business or to reduce outstanding indebtedness.

•	TRC believes the incremental cash flow coverage will improve the pro forma credit profile over time by reducing the leverage profile of TRC and TRP and better positions TRC under both the Consensus Pricing Case and the Price Sensitivity Case:

•	Under the Consensus Pricing Case, TRC expects pro forma compliance leverage will be reduced by 0.3 times in 2018.

•	Under the Price Sensitivity Case, TRC expects pro forma compliance leverage will be reduced by 0.5 times in 2018.

•	The elimination of IDRs improves the cost of capital, simplifies the capital structure and is expected to result in improved market access and a more competitive cost of capital to pursue expansion projects and acquisitions.

•	The Merger will result in one publicly traded company versus two, which results in one equity holder base. The C-Corp structure with larger pro forma market capitalization is expected to attract a broader universe of investors and allow TRC to access a deeper pool of capital to finance future growth.

•	TRC believes the pro forma company has enhanced growth potential ability in an environment where commodity prices recover.

•	The TRC Board took into account the financial analysis performed by Evercore with the TRC Board and the oral opinion of Evercore to the TRC Board (which was subsequently confirmed in writing by delivery of Evercore’s written opinion addressed to the TRC Board dated November 2, 2015) as to, as of November 2, 2015, the fairness, from a financial point of view, to TRC of the Merger Consideration to be paid by TRC pursuant to the Merger Agreement. See “—Opinion of the Financial Advisor to the TRC Board.”

In addition, TRC also identified and considered several potentially negative factors to be balanced against the positive factors listed above, including the following, the order of which does not necessarily reflect their relative significance:

•	The pendency of the Merger for an extended period following the announcement of the execution of the Merger Agreement could have an adverse impact on TRC and TRP.

•	One or more of the conditions to the Merger may not be satisfied.

•	The attention of management and employees may be diverted during the period prior to completion of the Merger, and the potential negative effect on TRC’s and TRP’s businesses.

•	TRC shares may not trade at the expected valuations.

•	The potential benefits sought in the Merger may not be realized, or may not be realized within the expected time period.

•	The Merger Agreement restricts the conduct of TRC’s and TRP’s businesses during the period between execution of the Merger Agreement and the consummation of the Merger.

•	The resulting combined company might not achieve its projected financial results.

In view of the variety of factors and the quality and amount of information considered, the TRC Board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Merger. Individual members of the TRC Board may have given different relative considerations to different factors.

The explanation of the reasoning of the TRC Board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger

The TRP GP Conflicts Committee consists of three independent directors: Robert B. Evans, Barry R. Pearl and Ruth I. Dreessen. The TRP GP Board authorized the TRP GP Conflicts Committee (a) to review and evaluate the terms and conditions of, and to determine the advisability of, the Merger on behalf of TRP and the TRP unaffiliated common unitholders, (b) to negotiate, or delegate to any person or persons the ability to negotiate, with TRC and its representatives, or any other appropriate person, with respect to the terms and conditions of the proposed Merger, (c) to determine whether to approve the Merger by “Special Approval,” as such term is defined by the TRP partnership agreement, and (d) to make any recommendations to the TRP GP Board regarding the Merger as the TRP GP Conflicts Committee determined to be appropriate.

On November 2, 2015, the TRP GP Conflicts Committee determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, approved, and recommended that the TRP GP Board approve, the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and submit the Merger Agreement to a vote of the TRP common unitholders and resolved to recommend approval of the Merger Agreement by the TRP common unitholders. The TRP GP Conflicts Committee’s approval constitutes “Special Approval,” as such term is defined by the TRP partnership agreement.

Later on November 2, 2015, the TRP GP Board (acting based, in part, upon the recommendation of the TRP GP Conflicts Committee) unanimously determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and resolved to submit the Merger Agreement to a vote of the TRP common unitholders and recommend approval of the Merger Agreement by the TRP common unitholders.

TRP GP, the TRP GP Conflicts Committee, and the TRP GP Board have not, including, without limitation, in making the determinations set forth above, assumed any obligations to TRP or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the TRP partnership agreement. Under the TRP partnership agreement, whenever TRP GP makes a determination or takes any other action, in its capacity as the general partner of TRP, TRP GP must make such determination or take such other action in good faith and is not subject to any other or different standard under applicable law (other than the implied contractual covenant of good faith and fair dealing). In order for a determination or other action to be in “good faith” for purposes of the TRP partnership agreement, TRP GP must believe that the determination or other action is in the best interests of TRP. Nothing in this joint proxy statement/prospectus or the actions or determinations of TRP GP, the TRP GP Conflicts Committee, or the TRP GP Board described in this joint proxy statement/prospectus should be read to mean that TRP GP, the TRP GP Conflicts Committee, or the TRP GP Board assumed any obligations to TRP or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the TRP partnership agreement. You are urged to read the full text of the TRP partnership agreement, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 142.

The TRP GP Conflicts Committee viewed the following factors as generally positive or favorable in arriving at its determinations and recommendation with respect to the Merger:

•	The exchange ratio of 0.62 of a TRC share for each outstanding TRP common unit provides TRP common unitholders with an exchange ratio that is near the two-year high relative exchange ratio as of November 2, 2015 (the last trading day before the public announcement of the Merger) based on the trading prices of TRP common units and TRC shares during such period.

•	The exchange ratio of 0.62 of a TRC share for each outstanding TRP common unit represents an implied value of $36.09 based upon the closing price of TRC shares on November 2, 2015 (the last trading day before the public announcement of the Merger), and represents an implied premium of approximately 18% to the closing price of TRP common units on November 2, 2015 and to the 10 trading day volume-weighted average price of TRP common units for the period ended on November 2, 2015.

•	The Merger eliminates the burden on TRP’s cost of capital resulting from the level of incentive distributions payable to TRC, which could from time to time make it more challenging for TRP to pursue accretive acquisitions and relatively more expensive to fund its capital program. The Merger is expected to provide TRP common unitholders with equity ownership in an entity with a substantially lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions.

•	The Merger will provide TRP common unitholders with equity ownership in an entity with anticipated stronger coverage with respect to distributions, which is expected to result in (i) greater market confidence in the current distribution, (ii) an enhanced outlook for distribution growth and (iii) better positioning for varying and uncertain industry and commodity pricing environments.

•	Although dilutive in the near-term, the Merger is expected to become accretive to distributable cash flow of TRP starting in calendar year 2018 under the Consensus Pricing Case.

•	The TRP GP Conflicts Committee’s expectation that TRC shares will continue to trade at a lower yield after the Merger than would the TRP common units absent the Merger.

•	The TRP GP Conflicts Committee retained its own legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, master limited partnerships (“MLPs”), TRP’s industry generally, and TRP particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

•	The financial presentation and opinion of Citi, dated November 2, 2015, to the TRP GP Conflicts Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio provided for pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under “—Opinion of the Financial Advisor to the TRP GP Conflicts Committee”;

•	The Merger will result in allocation of 100% of TRP’s tax depreciation deductions to TRC, and reflects the consideration TRC is paying for TRP units pursuant to this Merger. The increase in TRC’s tax depreciation deductions will reduce the tax burden of the resulting combined company following the Merger, thereby facilitating higher dividends initially and over time, which would benefit TRP common unitholders receiving TRC shares in the Merger.

•	TRC’s status as a corporation and its size following the Merger provide a number of benefits relative to TRP’s MLP structure, including that corporations attract a broader set of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations and that TRP common unitholders will benefit from enhanced voting and other rights as stockholders of a corporation as opposed to unitholders of an MLP controlled by a general partner.

•	The Merger will simplify TRC’s corporate structure and eliminate potential conflicts of interests between TRC and TRP.

•	The terms and conditions of the Merger were determined through arms’-length negotiations between the TRP GP Conflicts Committee and the TRC Board and their respective representatives and advisors.

•	The terms of the Merger Agreement, principally:

•	the provisions allowing the TRP GP Conflicts Committee and the TRP GP Board to make a TRP adverse recommendation change in response to a superior proposal or intervening event (as defined under “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change”);

•	the provisions allowing TRP to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal (as described under “The Merger Agreement—No Solicitation by TRP of Alternative Proposals”);

•	the provisions limiting TRC’s ability to consider unsolicited offers from third parties for TRC (as described under “The Merger Agreement—No Solicitation by TRC of Alternative Proposals”);

•	the provisions requiring TRC to hold a special meeting as soon as practicable to approve the TRC stock issuance, even in the event the TRC Board effects a TRC adverse recommendation change (as described under “The Merger Agreement—TRC Recommendation and TRC Adverse Recommendation Change”);

•	the provisions requiring TRC to vote the TRP common units it beneficially owns in favor of the Merger proposal;

•	the pre-closing operating covenants for TRC providing protection to TRP common unitholders by restricting TRC’s ability to take certain actions prior to the closing of the Merger that could reduce the value of the Merger Consideration;

•	the TRP termination amount owed by TRC to TRP in connection with termination of the Merger Agreement as a result of a superior proposal (as described under “The Merger Agreement—Fees and Expenses”); and

•	the consummation of the Merger is not conditioned on financing.

The TRP GP Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and recommendation with respect to the Merger:

•	The TRP common unitholders will receive TRC shares that are expected, throughout calendar years 2016, 2017 and 2018, to pay a lower dividend as compared to the expected distribution on TRP common units on a standalone basis.

•	The Merger will be a taxable transaction to TRP common unitholders for U.S. federal income tax purposes.

•	Following the Merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and shareholder levels) for U.S. federal income tax purposes, while income of TRP is currently subject to only one level of tax (at the unitholder level).

•	The TRP GP Conflicts Committee did not conduct an auction process or other solicitation of interest from third parties for the acquisition of TRP. Since TRC indirectly controls TRP, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of TRP, and it was unlikely that the TRP GP Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of TRP.

•	Although the Merger is subject to approval by a majority of the outstanding TRP common units entitled to vote at the TRP special meeting, TRP common units held by TRC and its affiliates (approximately 8.8% of the outstanding TRP common units as of January 6, 2016) will count towards the determination of whether the Merger Agreement has been adopted by TRP common unitholders, and there is no requirement for separate approval by the unaffiliated TRP common unitholders.

•	The Exchange Ratio is fixed and therefore the implied value of the consideration payable to TRP common unitholders will decrease in the event that the market price of TRC shares decreases prior to the closing of the Merger.

•	There is risk that the potential benefits expected to be realized in the Merger might not be fully realized.

•	The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to TRP’s normal business.

•	Certain terms of the Merger Agreement, principally:

•	the provisions allowing the TRC Board to make a TRC adverse recommendation change in response to a superior proposal or an intervening event (as described under “The Merger Agreement—TRC Recommendation and TRC Adverse Recommendation Change”);

•	the provisions allowing for TRC to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal for TRC (as described under “The Merger Agreement—No Solicitation by TRC of Alternative Proposals”);

•	the provisions limiting the ability of TRP to solicit, or to consider unsolicited, offers from third parties for TRP (as described under “The Merger Agreement—No Solicitation by TRP of Alternative Proposals”);

•	the provisions requiring TRP to hold a special meeting as soon as practicable to approve the Merger, even in the event the TRP GP Conflicts Committee or TRP GP Board effects a TRP adverse recommendation change (as described under “The Merger Agreement—TRP GP Recommendation and TRP Adverse Recommendation Change”); and

•	the TRC termination fee owed by TRP to TRC in connection with termination of the Merger Agreement as a result of a superior proposal (as described under “The Merger Agreement—Fees and Expenses”).

•	TRP common unitholders are not entitled to appraisal rights under the Merger Agreement, the TRP partnership agreement or Delaware law.

•	TRP common unitholders will be foregoing the potential benefits that would be realized by remaining common unitholders of a stand-alone entity.

•	Litigation may be commenced in connection with the Merger and such litigation may increase costs and result in a diversion of management focus.

•	Some of TRP GP’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests they may have as TRP common unitholders.

In view of the variety of factors and the quality and amount of information considered, the TRP GP Conflicts Committee as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the Merger. Individual members of the TRP GP Conflicts Committee may have given different relative considerations to different factors.

The explanation of the reasoning of the TRP GP Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

In reaching its conclusions regarding the Merger, the TRP GP Board not only considered the process by which the TRP GP Conflicts Committee has made its recommendations but also considered the matters described above or considered by the TRP GP Conflicts Committee. As in the case of the TRP GP Conflicts Committee, in view of the variety of factors and the quality and amount of information considered, the TRP GP Board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Merger. Individual members of the TRP GP Board may have given different relative considerations to different factors.

Unaudited Projected Financial Information

Neither TRC nor TRP routinely publishes projections as to long-term future performance or earnings. However, in connection with the proposed Merger, Targa management prepared and provided to the TRC Board, the TRP GP Board and the TRP GP Conflicts Committee internal projections that included future financial performance of TRC and TRP with respect to 2016 through 2018. The non-public projections for TRC and TRP also were provided to Evercore and Citi. These non-public projections were used by the TRC Board, the TRP GP Board and the TRP GP Conflicts Committee for the purposes of evaluating the Merger and by Evercore and Citi for their use and reliance in connection with their separate financial analyses and opinions described in the sections entitled “—Opinion of the Financial Advisor to the TRC Board” and “—Opinion of the Financial Advisor to the TRP GP Conflicts Committee.” A summary of these projections is included below to give TRC stockholders and TRP common unitholders access to certain unaudited projections that were made available to the TRC Board, the TRP GP Board, the TRP GP Conflicts Committee and their respective advisors in connection with the Merger.

TRC and TRP each caution you that uncertainties are inherent in projections of any kind. None of TRC, TRP or any of their affiliates, officers, directors, managers, advisors or other representatives has made or makes any representation or can give any assurance to any TRC stockholder or TRP common unitholder regarding the ultimate performance of TRC or TRP compared to the summarized information set forth below or that any projected results will be achieved.

The inclusion of the following summary projections in this joint proxy statement/prospectus should not be regarded as an indication that TRC, TRP or their respective advisors or other representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the summary projections set forth below should not be relied upon as such.

The accompanying projections were not prepared with a view toward public disclosure or toward compliance with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, but, in the view of Targa management, were prepared on a reasonable basis, reflected the best available estimates and judgments based on the facts and circumstances existing at the time the projections were prepared, and presented, to the best of Targa management’s knowledge and belief, the expected course of action and the expected future financial performance of TRC and TRP.

The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Targa management. Neither PricewaterhouseCoopers LLP nor Grant Thornton LLP nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the projections, nor has PricewaterhouseCoopers LLP nor Grant Thornton LLP expressed any opinion or any other form of assurance on such information or its achievability, and PricewaterhouseCoopers LLP nor Grant Thornton LLP assume no responsibility for, and disclaims any association with, the projections. The PricewaterhouseCoopers LLP and Grant Thornton LLP reports incorporated by reference into this joint proxy statement/prospectus relate to historical financial information of TRC and TRP, respectively. Such reports do not extend to the projections included below and should not be read to do so.

While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions made by Targa management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to each of TRC’s and TRP’s businesses, all of which are difficult to predict and many of which are beyond TRC’s and TRP’s control. In developing the projections, Targa management made numerous material assumptions, in addition to the assumptions described above, with respect to TRC and TRP for the periods covered by such projections, including:

•	the price of crude oil, natural gas, NGL and condensate;

•	the cash flow from existing assets and business activities;

•	organic growth opportunities and projected volume growth and the amounts and timing of related costs and potential economic returns;

•	the amount of maintenance and growth capital expenditures;

•	outstanding debt during applicable periods, and the availability and cost of capital; and

•	other general business, market and financial assumptions.

The summaries of the unaudited financial projections are not included in this joint proxy statement/prospectus in order to induce any TRC stockholder or TRP common unitholder to vote in favor of the TRC stock issuance proposal or the Merger proposal or TRP compensation proposal, as applicable. By including in this joint proxy statement/prospectus a summary of certain of the unaudited financial projections, neither TRC or TRP, nor any of their respective advisors or other representatives, have made or are making any representation to any person regarding the ultimate performance of TRC or TRP compared to the information contained in the financial projections. The unaudited financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year.

Unaudited Financial Projections of TRC and TRP—Consensus Pricing Case

The following table sets forth certain projected financial information for TRC and TRP for 2016 through 2018 with respect to the Consensus Pricing Case:

	2016E	2017E	2018E
Assumptions
NGL ($/Gal) (1)	$0.51	$0.66	$0.71
Henry Hub Natural Gas ($/MMBtu)	$3.25	$3.53	$3.67
WTI Crude ($/Bbl)	$54.99	$63.32	$70.29
TRC
Standalone Distributions Received from TRP ($ in millions)	$270.5	$312.3	$334.1
Standalone Dividends per Share	$4.08	$4.41	$4.63
TRP
Standalone Distributable Cash Flow per Unit	$3.10	$3.07	$3.10
Standalone Distribution Coverage (2)	0.91x	0.90x	0.92x

(1)	NGL Composition: 37% Ethane, 35% Propane, 12% Normal Butane, 6% Iso-Butane and 10% Natural Gasoline.
(2)	Distribution coverage is defined as TRP’s total distributable cash flow divided by total distributions paid by TRP.

Unaudited Financial Projections of TRC and TRP—Price Sensitivity Case

The following table sets forth certain projected financial information for TRC and TRP for 2016 through 2018 with respect to the Price Sensitivity Case:

	2016E	2017E	2018E
Assumptions
NGL ($/Gal) (1)	$0.45	$0.51	$0.53
Henry Hub Natural Gas ($/MMBtu)	$3.00	$3.00	$3.05
WTI Crude ($/Bbl)	$47.00	$53.00	$55.00
TRC
Standalone Distributions Received from TRP ($ in millions)	$270.5	$300.5	$310.5
Standalone Dividends per Share	$4.08	$4.34	$4.38
TRP
Standalone Distributable Cash Flow per Unit	$2.97	$2.80	$2.69
Standalone Distribution Coverage (2)	0.86x	0.80x	0.76x

(1)	NGL Composition: 37% Ethane, 35% Propane, 12% Normal Butane, 6% Iso-Butane and 10% Natural Gasoline.
(2)	Distribution coverage is defined as TRP’s total distributable cash flow divided by total distributions paid by TRP.

NEITHER TRC NOR TRP INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the Financial Advisor to the TRC Board

In connection with the transaction, the TRC Board retained Evercore to act as financial advisor to the TRC Board in connection with evaluating the Merger. The TRC Board engaged Evercore to act as its financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. On November 2, 2015, at a meeting of the TRC Board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of November 2, 2015 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Merger Consideration to be paid by TRC pursuant to the Merger Agreement is fair, from a financial point of view, to TRC.

The full text of the written opinion of Evercore, dated as of November 2, 2015, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the TRC Board in connection with its evaluation of fairness of the Merger Consideration from a financial point of view to TRC, and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the TRC Board or to any other persons in respect of the Merger, including as to how any TRP common unitholder or TRC stockholder should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B. Evercore’s opinion speaks as of the date rendered, and Evercore has no obligation to update, revise or reaffirm its opinion.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•	reviewed certain publicly-available historical operating and financial information relating to TRC and TRP that Evercore deemed relevant, including the Annual Reports on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by TRC and TRP;

•	reviewed certain non-public historical and projected financial data and assumptions relating to TRC and TRP prepared and furnished to Evercore by Targa management;

•	discussed the current operations of TRC and TRP and the historical and projected financial data and assumptions relating to TRC and TRP with Targa management (including management’s views of the risks and uncertainties of achieving such projections);

•	reviewed publicly-available research analyst estimates for TRC’s and TRP’s future financial performance on a standalone basis;

•	reviewed the financial metrics of certain historical transactions that Evercore deemed relevant and compared such financial metrics to those implied by the Merger;

•	compared the trading performance of TRC and TRP with the trading performance (including equity market trading multiples) of public issuers that Evercore deemed relevant;

•	reviewed the premiums paid in certain historical transactions that Evercore deemed relevant and compared such premiums to those implied by the Merger;

•	performed discounted cash flow analyses on TRC and TRP based on forecasts and other data provided by Targa management;

•	reviewed a draft of the Merger Agreement dated November 1, 2015; and

•	performed such other analyses and examinations, reviewed such other information and considered such other factors that Evercore deemed appropriate for providing its opinion.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the projected financial data relating to TRC and TRP, Evercore assumed that such data were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of TRC and TRP as to the future financial performance of TRC and TRP, as applicable, under the assumptions stated therein. Evercore expressed no opinion as to any projected financial data or any judgments, estimates or assumptions on which they are based. Evercore relied at TRC’s direction, without independent verification, upon the assessments of Targa management as to the future financial and operating performance of TRC and TRP and Evercore assumed that TRC and TRP will realize the benefits that each expects to realize from the Merger.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement, when executed, will be true and correct at the time of execution, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on TRC, TRP, the consummation of the Merger or materially reduce the benefits of the Merger to TRC or TRP. Evercore assumed that the parties will execute the final versions of all documents reviewed by it in draft form and that such documents will conform in all material respects to the drafts reviewed by Evercore.

Evercore did not make, nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of TRC or TRP, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of TRC or TRP under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, monetary, market, regulatory and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore expressed no opinion with respect to any matter other than whether the Merger Consideration to be paid by TRC is fair, from a financial point of view, to TRC. Evercore’s opinion did not express any opinion as to the structure, terms (other than the financial terms) or effect of any other aspect of the Merger, including, without limitation, the tax consequences of the Merger or the corporate governance changes occurring in connection therewith except to the extent that such changes constitute financial terms of the Merger. Evercore’s opinion did not express any view on, and its opinion does not address, the fairness of any individual element of the Merger Agreement, other than the Merger Consideration to be paid. Further, Evercore’s opinion does not address the fairness to the holders of securities, creditors or other constituencies of TRC or TRP.

Evercore assumed that any modification to the structure of the Merger Agreement will not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to TRC or TRP, nor did it address the underlying business decision of TRC to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to any business combination or other extraordinary transaction involving TRC or TRP, or any of their respective affiliates. Evercore’s opinion did not constitute a recommendation to TRC or to any other persons in respect of the Merger, including as to how any TRC stockholders should vote in respect of the Merger. Evercore expressed no opinion as to the price at which the TRC shares will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Targa management and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the TRC Board on November 2, 2015 in connection with rendering Evercore’s opinion to the TRC Board. Each analysis was provided to the TRC Board. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on October 30, 2015, and is not necessarily indicative of current market conditions.

Analysis of TRP

Evercore performed a series of analyses to derive indicative valuation ranges for TRP common units and applied each of the resulting implied valuation ranges to derive a range of implied exchange ratios of TRP common units to TRC shares, and compared these ratios to the exchange ratio proposed in the Merger Consideration.

Evercore performed its analyses utilizing the financial projections for TRP provided by Targa management (i) based on the Consensus Pricing Case, which are referred to in this section as “TRP Financial Projections—Consensus Pricing Case,” and (ii) based on the Price Sensitivity Case, which are referred to in this section as “TRP Financial Projections—Price Sensitivity Case.” The TRP Financial Projections—Price Sensitivity Case and the TRP Financial Projections—Consensus Pricing Case are collectively referred to in this section as the “TRP Financial Projections.” The TRP Financial Projections were not adjusted by Evercore.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of TRP by valuing the cash flows to be received by TRP based on TRP Financial Projections. Evercore calculated the per unit value range for TRP common units by utilizing a range of discount rates with a mid-point equal to TRP’s Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 7.5% to 8.5%, a range of EBITDA exit multiples of 9.0x to 11.0x, and a range of perpetuity growth rates of 1.0% to 2.0%. Tax depreciation was assumed to be allocated 75% to a seven-year modified accelerated cost recovery system schedule and 25% to a 15-year straight-line depreciation schedule, per Targa management. The applicable tax rate was assumed to be 35% based on TRP common unitholders’ tax rates. After adjusting for debt outstanding as of June 30, 2015, preferred equity, cash as of June 30, 2015 and units outstanding as of October 30, 2015, Evercore determined an implied equity value per unit range of (i) $26.38 per unit to $45.97 per unit using TRP Financial Projections—Consensus Pricing Case and (ii) $19.76 per unit to $37.13 per unit using TRP Financial Projections—Price Sensitivity Case.

Discounted Distribution Analysis

Evercore performed a discounted distribution analysis of TRP based on the present value of the future cash distributions to TRP common unitholders. The projected distributions used by Evercore were based on TRP Financial Projections, a terminal yield range of 8.50% to 12.25% based on trading over the last three months, cost of equity of 10.0% to 13.0% based on CAPM and cost of equity of 14.0% to 17.0% based on expected market total return for similar MLPs. Evercore determined an implied equity value per unit range using the cost of equity based on CAPM of (i) $26.95 per unit to $37.78 per unit using TRP Financial Projections—Consensus Pricing Case and (ii) $26.95 per unit to $37.78 per unit using TRP Financial Projections—Price Sensitivity Case. Evercore determined an implied equity value per unit range using the cost of equity based on market return of (i) $24.71 per unit to $34.38 per unit using TRP Financial Projections—Consensus Pricing Case and (ii) $24.71 per unit to $34.38 per unit using TRP Financial Projections—Price Sensitivity Case.

Precedent M&A Transaction Analysis

Evercore reviewed selected publicly available information for transactions involving (i) natural gas gathering and processing assets and (ii) natural gas liquids infrastructure assets.

Evercore reviewed selected publicly available information for transactions involving natural gas gathering and processing assets announced since January 2013 and selected 28 transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of TRP’s natural gas gathering and processing assets, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to TRP:

Date Announced	Acquiror	Target	Seller
09/28/15	Sanchez Production Partners LP	Pipeline, Gathering and Compression Assets in Western Catarina	Sanchez Production Partners LP
08/06/15	Azure Midstream Partners, LP	Azure ETG, LLC gathering and processing system	Azure Midstream Energy, LLC

Date Announced	Acquiror	Target	Seller
06/01/15	Enterprise Products Partners L.P.	50.1% interest in Eagle Ford Shale Midstream business	Pioneer Natural Resources Company
05/08/15	Southcross Energy Partners, LP	Remaining gathering, treating, compression and transportation assets	Southcross Holdings, LP
04/06/15	Williams Partners L.P.	21% equity interest in Utica East Ohio Midstream LLC	EV Energy Partners, L.P.
03/19/15	Howard Midstream Energy Partners, LLC	Northeast Pennsylvania gathering assets	Southwestern Energy Company
03/10/15	EQT Midstream Partners, LP	Northern West Virginia Marcellus Gathering System	EQT Corporation
03/03/15	Western Gas Partners, LP	50% interest in the Delaware Basin JV gathering system	Anadarko Petroleum Corporation
02/02/15	Enlink Midstream Partners, LP	Coronado Midstream Holdings LLC
01/15/15	Marlin Midstream Partners	Legacy Gathering System	Azure Midstream Energy, LLC
10/28/14	Western Gas Partners, LP	Nuevo Midstream LLC
10/15/14	American Midstream Partners, LP	Costar Midstream LLC	Energy Spectrum Partners and Costar Management
06/19/14	Midcoast Energy Partners, L.P.	12.6% interest in Midcoast Operating, L.P.	Enbridge Energy Partners, L.P.
05/07/14	QEP Midstream Partners, LP	Green River Processing, LLC	QEP Resources, Inc.
04/30/14	EQT Midstream Partners, LP	Jupiter Natural Gas Gathering System	EQT Corporation
03/10/14	Summit Midstream Partners, LP	Red Rock Gathering Company, LLC	Summit Midstream Partners, LLC
01/22/14	American Midstream Partners, LP	Eagle Ford Shale Natural Gas Midstream Assets	Penn Virginia Corporation
12/23/13	Regency Energy Partners LP	Eagle Rock’s Midstream Business	Eagle Rock Energy Partners, L.P.
12/23/13	Regency Energy Partners LP	Hoover Energy Partners LP
06/05/13	Summit Midstream Partners, LP	Sherwood Gathering and Compression System	MarkWest Energy Partners, L.P.
06/05/13	Summit Midstream Partners, LP	Bison Midstream, LLC	Summit Midstream Partners, LLC
05/08/13	MarkWest Energy Partners, L.P.	Granite Wash Gathering and Processing Assets	Chesapeake Energy Corporation
04/16/13	Atlas Pipeline Partners, L.P.	TEAK Midstream, L.L.C.	NGP Energy Capital Management LLC
02/13/13	Regency Energy Partners LP	Southern Union Gathering Company, LLC	Southern Union Company
02/13/13	Western Gas Partners, LP	33.75% Interest in Liberty and Rome Gas Gathering Systems	Anadarko Petroleum Corporation
02/13/13	Western Gas Partners, LP	33.75% Interest in Larry’s Creek, Seely and Warrensville Gas Gathering Systems	Chesapeake Energy Corporation

Date Announced	Acquiror	Target	Seller
01/09/13	Summit Midstream Partners	Bear Tracker Energy, LLC	GSO Capital Partners LP and Bear Tracker Investments LLC
01/08/13	Crestwood Midstream Partners	65.0% Interest in Crestwood Marcellus Midstream LLC	Crestwood Holdings Partners LLC

Evercore reviewed selected publicly available information for transactions involving natural gas liquids infrastructure assets announced since March 2011 and selected eleven transactions involving assets that Evercore deemed to have certain characteristics that are similar to those of TRP’s natural gas liquids infrastructure assets, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to TRP:

Date Announced	Acquiror	Target	Seller
02/15	NGL Energy Partners LP	NGL Storage Facility	Magnum NGLs LLC
10/14	ONEOK Partners, L.P.	80% interest in West Texas LPG and 100% interest in Mesquite Pipeline	Chevron Corporation
09/14	Pembina Pipeline Corporation	Vantage Pipeline System and Mistral Midstream Inc.’s interest in the Saskatchewan Ethane Extraction Plant	Riverstone Holdings LLC
05/14	Martin Midstream Partners L.P.	20% interest in West Texas LPG Pipeline L.P.	Atlas Pipeline NGL Holdings, LLC
02/14	DCP Midstream Partners, LP	33.3% interest in each of Sand Hills and Southern Hills pipelines, remaining 20% interest in Eagle Ford system and the Lucerne 1 gas processing plant	DCP Midstream, LP
02/14	Western Gas Partners, LP	20% interest in each of Texas Express Pipeline LLC and Texas Express Gathering LLC and a 33.3% interest in Front Range Pipeline LLC	Anadarko Petroleum Corporation
02/14	Phillips 66 Partners LP	Gold Product Pipeline System and the Medford Spheres	Phillips 66
08/13	DCP Midstream Partners, LP	33.3% interest in Front Range Pipeline LLC	DCP Midstream, LP
08/11	NGL Energy Partners LP	NGL operations of SemStream, L.P.	SemGroup Corporation
04/11	Atlas Pipeline Partners L.P.	20% interest in West Texas LPG Limited Partnership	Buckeye Partners, L.P.
03/11	Energy Transfer Partners, L.P. and Regency Energy Partners LP	Louis Dreyfus Highbridge Energy LLC	—

Evercore reviewed the historical EBITDA multiples paid in the selected transactions and derived a range of relevant implied multiples of Enterprise Value (defined below) to EBITDA of 10.0x to 13.0x for the natural gas gathering and processing precedent transactions and the natural gas liquids infrastructure transactions. Evercore then applied these ranges of selected multiples to estimated 2016 EBITDA and 2017 EBITDA for each of TRP’s relevant assets. For the value implied by the Enterprise Value to EBITDA multiple, Evercore discounted valuations to a projected January 1, 2016 based on a 8.0% WACC, and subtracted the present value of growth capital expenditures for 2016E or 2016E and 2017E, as appropriate, based on the same 8.0% WACC. After adjusting for debt outstanding as of June 30, 2015, preferred equity, cash as of June 30, 2015 and units outstanding as of October 30, 2015, Evercore determined an implied equity value per unit range of (i) $26.62 per unit to $48.52 per unit using TRP Financial Projections—Consensus Pricing Case and (ii) $22.42 per unit to $45.44 per unit using TRP Financial Projections—Price Sensitivity Case.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of TRP by reviewing and comparing the market values and trading multiples of the following fifteen publicly traded partnerships that Evercore deemed to have certain characteristics that are similar to those of TRP, including size and asset base, divided into mid-cap and small-cap MLPs:

Mid-Cap Gathering and Processing MLPs:

•	Antero Midstream Partners LP

•	DCP Midstream Partners, LP

•	Enable Midstream Partners, LP

•	EnLink Midstream Partners, LP

•	Western Gas Partners, LP

Small-Cap Gathering and Processing MLPs:

•	American Midstream Partners, LP

•	Azure Midstream Partners, LP

•	CONE Midstream Partners LP

•	Crestwood Equity Partners LP

•	Midcoast Energy Partners, L.P.

•	PennTex Midstream Partners, LP

•	Rice Midstream Partners LP

•	Southcross Energy Partners, L.P.

•	Summit Midstream Partners, LP

•	Tallgrass Energy Partners, LP

Although the peer group was compared to TRP for purposes of this analysis, no partnership used in the peer group analysis is identical or directly comparable to TRP. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group partnerships, Evercore calculated the following trading multiples:

•	Enterprise Value/2016 EBITDA, which is defined as market value of equity, plus debt and preferred units, less cash (“Enterprise Value”), divided by estimated EBITDA for the calendar year 2016; and

•	Enterprise Value/2017 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2017.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of TRP noted by Evercore.

Benchmark (Mid-Cap)	Mean	Median
Enterprise Value/2016 EBITDA	10.2x	9.5x
Enterprise value/2017 EBITDA	8.6x	8.4x

Benchmark (Small-Cap)	Mean	Median
Enterprise Value/2016 EBITDA	8.5x	8.0x
Enterprise value/2017 EBITDA	6.2x	5.5x

Benchmark (Consensus Pricing Case)	Reference Range
Enterprise Value/2016 EBITDA	9.0x—11.0x
Enterprise Value/2017 EBITDA	8.0x—9.0x

Benchmark (Price Sensitivity Case)	Reference Range
Enterprise Value/2016 EBITDA	9.0x—11.0x
Enterprise Value/2017 EBITDA	8.0x—9.0x

After adjusting for debt outstanding as of June 30, 2015, preferred equity, cash as of June 30, 2015 and units outstanding as of October 30, 2015, Evercore determined an implied equity value per unit range of (i) $26.15 per unit to $41.81 per unit using TRP Financial Projections—Consensus Pricing Case and (ii) $21.54 per unit to $39.10 per unit using TRP Financial Projections—Price Sensitivity Case.

Premiums Paid Analysis

Evercore also reviewed selected publicly available information for valuation of TRP common units based on historical premiums paid in MLP unit-for-unit and all-cash merger and buy-in transactions. Evercore considered that historically, MLP merger and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range of 1.1% to 31.8% premium to one-day trailing price and a median premium of 14.1%. Evercore noted that none of the selected transactions or the selected partnerships or companies that participated in the selected transactions were directly comparable to the Merger or TRP:

Date Announced	Acquiror/Target	Transaction Equity Value ($ MM)
10/26/15	Western Refining, Inc. / Northern Tier Energy LP (Cash/Stock-for-Unit)	$2,513.6
07/13/15	MPLX LP / MarkWest Energy Partners, L.P. (Unit-for-Unit)	15,736.0
05/13/15	The Williams Companies, Inc. / Williams Partners L.P. (Stock-for-Unit)	34,237.6
05/06/15	Crestwood Equity Partners LP / Crestwood Midstream Partners LP (Unit-for-Unit)	3,532.6
01/26/15	Energy Transfer Partners, L.P. / Regency Energy Partners LP (Unit-for-Unit)	11,155.6
10/27/14	Access Midstream Partners LP / Williams Partners L.P. (Unit-for-Unit)	25,925.8
10/13/14	Targa Resource Partners LP / Atlas Pipeline Partners, L.P. (Unit-for-Unit)	4,065.4
10/01/14	Enterprise Products Partners L.P. / Oiltanking Partners L.P. (Unit-for-Unit)	5,823.0
08/10/14	Kinder Morgan, Inc. / Kinder Morgan Energy Partners, L.P. (Stock-for-Unit)	36,689.1
08/10/14	Kinder Morgan, Inc. / El Paso Pipeline Partners, L.P. (Stock-for-Unit)	5,288.5
10/10/13	Regency Energy Partners LP / PVR Partners, L.P. (Unit-for-Unit)	3,899.3
08/27/13	Plains All American Pipeline, L.P. / PAA Natural Gas Storage LP (Unit-for-Unit)	1,713.6
05/06/13	Inergy Midstream, L.P. / Crestwood Midstream Partners LP (Unit-for-Unit)	1,614.7
01/29/13	Kinder Morgan Energy Partners, L.P. / Copano Energy, L.L.C. (Unit-for-Unit)	3,777.5
02/23/11	Enterprise Products Partners L.P. / Duncan Energy Partners L.P. (Unit-for-Unit)	2,405.0
10/20/09	HH GP Holdings, LLC / Hiland Partners, LP (Cash)	67.0
07/29/09	Overseas Shipholding Group, Inc. / OSG America L.P. (Cash)	213.0

Date Announced	Acquiror/Target	Transaction Equity Value ($ MM)
06/29/09	Enterprise Products Partners L.P. / TEPPCO Partners LP (Unit-for-Unit )	3,290.7
06/12/06	Plains All American Pipeline, L.P. / Pacific Energy Partners, L.P. (Unit-for-Unit)	1,395.4
11/01/04	Valero L.P. / Kaneb Pipeline Partners, L.P. (Unit-for-Unit)	1,741.5
12/15/03	Enterprise Products Partners L.P. / GulfTerra Energy Partners, L.P. (Unit-for-Unit)	2,408.4
10/20/97	Kinder Morgan Energy Partners, L.P. / Santa Fe Pacific Pipeline Partners LP (Unit-for-Unit)	1,038.0

The median and mean premiums are set forth below:

Premium (All Transactions)	Median	Mean
1-Day	14.1%	15.2%
5-Day	12.3%	14.5%
30-Day	10.7%	15.5%
52-Week High	(1.3)%	(3.1)%

Premium (MLP Buy-Ins)	Median	Mean
1-Day	16.3%	15.6%
5-Day	15.4%	14.8%
30-Day	12.1%	14.8%
52-Week High	(10.5)%	(9.3)%

Evercore applied relevant median merger premiums to TRP’s relevant unit price to determine an implied equity value per unit of $33.82 to $37.28 for all transactions and the relevant median 52-week high merger premium to TRP’s relevant unit price to determine an implied equity value per unit of $55.66 to $61.42 for all transactions.

Analysis of TRC

Assumptions with Respect to TRC

Evercore performed a series of analyses to derive indicative valuation ranges for TRC shares. Evercore performed its analyses utilizing the financial projections for TRC provided by Targa management (i) based on the Consensus Pricing Case, which are referred to in this section as the “TRC Financial Projections—Consensus Pricing Case,” and (ii) based on the Price Sensitivity Case, which are referred to in this section as the “TRC Financial Projections—Price Sensitivity Case.” The TRC Financial Projections—Price Sensitivity Case and the TRC Financial Projections—Consensus Pricing Case are collectively referred to in this section as the “TRC Financial Projections.” The TRC Financial Projections were not adjusted by Evercore.

Discounted Dividend Analysis

Evercore performed a discounted dividend analysis of TRC based on the present value of the future cash dividends to TRC stockholders. The projected distributions used by Evercore were based on the TRC Financial Projections, a terminal yield range of 4.00% to 7.50% based on trading over the last three months, cost of equity of 9.0% to 12.0% based on CAPM and cost of equity of 14.5% to 17.5% based on expected market total return for similar general partners. Evercore determined an implied equity value per share range using the cost of equity based on CAPM of (i) $54.95 per share to $100.80 per share using the Targa Corp Financial Projections—Consensus Pricing Case and (ii) $52.38 per share to $95.80 per share using the TRC Financial Projections—Price Sensitivity Case. Evercore determined an implied equity value per share range using the cost of equity based on market return of (i) $48.33 per share to $87.73 per share using the TRC Financial Projections—Consensus Pricing Case, and (ii) $46.09 per share to $83.42 per share using the TRC Financial Projections—Price Sensitivity Case.

Precedent M&A Transaction Analysis

Evercore performed a valuation analysis of the TRC shares based on multiples of transaction value to run-rate GP/IDR in historical transactions involving general partners of MLPs. Evercore assumed 17.5x to 22.5x GP/IDR cash flow for TRC’s GP/IDR cash flows from TRP.

Evercore reviewed selected publicly available information for transactions involving general partners of MLPs announced since January 1997 and selected 38 relevant transactions as follows:

Date Announced	Acquiror	Target
09/28/15	Energy Transfer Equity, L.P.	The Williams Companies, Inc.
04/20/15	Vanguard Natural Resources, LLC	LRR Energy, LP
01/15/15	Marlin Midstream Partners, LP	Azure Midstream Energy, LLC
10/13/14	Targa Resources Corp.	Atlas Energy, L.P.
10/01/14	Enterprise Products Partners L.P.	Oiltanking Partners L.P. General Partner
06/15/14	The Williams Companies, Inc.	50% general partner interest in Access Midstream Partners L.P. (Global Infrastructure Partners II)
11/12/13	Western Refining, Inc.	GP and 38.7% LP interest in Northern Tier Energy LP (ACON and TPG)
05/06/13	Inergy, L.P.	Crestwood Midstream Partners LP General Partner
09/21/10	Penn Virginia Resource Partners L.P.	Penn Virginia GP Holdings, L.P.
09/20/10	Natural Resource Partners L.P.	Natural Resource Partners L.P.’s GP
09/07/10	Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
08/09/10	Inergy, L.P.	Inergy Holdings, L.P.
07/22/10	Crestwood Midstream Partners II, LLC	Quicksilver Gas Services LP’s general partner
06/11/10	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
05/11/10	Energy Transfer Equity, L.P.	Regency Energy Partners LP
12/17/09	Quintana Capital Group	Denbury Resources Inc. (Genesis Energy, L.P. - Class A Interests)
04/20/09	Harold Hamm	Hiland Holdings GP, LP
03/03/09	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.
09/05/07	MarkWest Energy Partners, L.P.	MarkWest Hydrocarbon Inc.
06/25/07	ArcLight Capital Partners, Kelso & Company, Lehman Brothers	Buckeye GP Holdings
06/19/07	GE Energy Financial Services	Regency Energy Partners LP
05/08/07	Enterprise GP Holdings LP	Texas Eastern Products Pipeline Company, LLC
06/28/06	Suburban Propane Partners, L.P.	Suburban Energy Services Group LLC
06/12/06	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.
02/24/05	EPCO, Inc.	TEPPCO Partners, L.P.
11/01/04	Valero L.P.	Kaneb Services, LLC
09/16/04	ONEOK Partners, L.P.	82.5% of Northern Border G.P.
03/05/04	Riverstone Holdings LLC	Glenmore, Ltd (Buckeye GP)
11/07/03	Affiliates of Energy Transfer Company	Heritage Propane Partners
04/21/03	Madison Dearborn & Riverstone	Williams Energy Partners
05/08/02	Management Group	74.1% of Alliance Resource Partners’ GP (Beacon Group)
07/08/01	Investor Group	54% of Plains All American Pipeline, L.P.
03/31/00	Duke Energy Field Services	Texas Eastern Products Pipeline Company, LLC
05/27/99	Management Group	Suburban Energy Services Group LLC
04/05/99	Columbia Propane, L.P.	National Propane Corporation

Date Announced	Acquiror	Target
03/02/98	El Paso Energy Corporation	DeepTech International Inc.
10/18/97	Kinder Morgan Energy Partners, L.P.	Santa Fe Pacific Pipelines Inc.
01/08/97	Kinder Morgan Energy Partners, L.P.	Enron Liquids Pipeline Company

Evercore reviewed the historical multiples paid in the selected transactions and derived a range of relevant implied multiples of Enterprise Value to GP/IDR cash flow of 17.5x to 22.5x based on the TRC Financial Projections—Consensus Pricing Case, and 17.5x to 22.5x based on the TRC Financial Projections—Price Sensitivity Case. Evercore added the implied value of the TRP common units held by TRC as of June 30, 2015 to the implied value of TRP’s GP/IDRs for 2016E to yield an implied Enterprise Value range of $4,226.3 million to $5,666.9 million based on the TRC Financial Projections—Consensus Pricing Case and $4,157.8 million to $5,616.7 million based on the TRC Financial Projections—Price Sensitivity Case. After adjusting for unconsolidated GP debt outstanding as of June 30, 2015, unconsolidated GP cash as of June 30, 2015, and shares outstanding as of October 30, 2015, Evercore determined an implied equity value per share range of (i) $64.78 per share to $90.50 per share using the TRC Financial Projections—Consensus Pricing Case and (ii) $63.56 per share to $89.61 per share using the TRC Financial Projections—Price Sensitivity Case.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of TRC by reviewing and comparing the market values and trading multiples of the following eleven general partners of MLPs that Evercore deemed to have certain characteristics that are similar to those of TRC, including size, asset base and projected growth in GP/IDR cash flow:

GP MLPs <20.0% GP/IDR Growth

•	Alliance Holdings GP, L.P.

•	Energy Transfer Equity, L.P.

•	NuStar GP Holdings, LLC

•	ONEOK, Inc.

•	Plains GP Holdings, L.P.

•	Spectra Energy Corp

GP MLPs >20.0% GP/IDR Growth

•	EnLink Midstream, LLC

•	EQT GP Holdings, LP

•	SemGroup Corporation

•	Tallgrass Energy GP, LP

•	Western Gas Equity Partners, LP

Evercore determined a valuation of the TRC shares based on the current market enterprise value multiples of these relevant publicly traded comparables. The cash distributions from TRP’s GP/IDRs were valued based on the GP/IDR cash flow multiples of publicly traded general partners at 12.0x to 17.0x 2016E GP/IDR cash flows and 11.0x to 15.0x 2017E GP/IDR cash flows.

Evercore added the implied value of the TRP common units held by TRC as of June 30, 2015 to the implied value of TRP’s GP/IDRs for 2016E to produce an implied Enterprise Value range of $3,026.9 million to $4,559.5 million based on the TRC Financial Projections—Consensus Pricing Case and $2,951.6 million to $4,338.3 million based on the TRC Financial Projections—Price Sensitivity Case. After adjusting for unconsolidated GP debt outstanding as of June 30, 2015, unconsolidated GP cash as of June 30, 2015, and shares outstanding as of October 30, 2015, Evercore determined an implied equity value per share range of (i) $43.37 per share to $70.73 per share using the TRC Financial Projections—Consensus Pricing Case and (ii) $42.03 per share to $66.78 per share using the TRC Financial Projections—Price Sensitivity Case.

Relative Contribution Analysis

Evercore performed a relative contribution analysis of TRP and TRC to the pro forma TRC based on projected December 31, 2015 capitalizations of TRP and TRC, 2015, 2016, 2017 and 2018 estimated distributable cash flow. Following this analysis, Evercore determined an implied exchange ratio range of (i) 0.701 to 0.890 using TRP Financial Projections—Consensus Pricing Case and the TRC Financial Projections—Consensus Pricing Case and (ii) 0.580 to 0.810 using TRP Financial Projections—Price Sensitivity Case and the TRC Financial Projections—Price Sensitivity Case.

Exchange Ratio Summary

Evercore analyzed the implied exchange ratios from the valuation techniques utilized for the valuation of TRP and TRC. These valuation techniques included Discounted Distribution Analysis, Discounted Dividend Analysis, Precedent M&A Transaction Analysis and Peer Group Trading Analysis. When comparing the high value to the low value, and the low value to the high value for each technique, the resulting exchange ratio range was (i) 0.267 to 0.964 using TRP Financial Projections—Consensus Pricing Case and the TRC Financial Projections—Consensus Pricing Case and (ii) 0.250 to 0.930 using TRP Financial Projections—Price Sensitivity Case and the TRC Financial Projections—Price Sensitivity Case.

Evercore compared the results of the foregoing analyses to the proposed exchange ratio of 0.620, noting that such ratio was within the range of the implied exchange ratios for each of the valuation techniques reviewed by Evercore.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the TRC Board. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the Merger Consideration. No company used in the above analyses as a comparison is directly comparable to TRC, no partnership used in the above analyses as a comparison is directly comparable to TRP, and no precedent transaction used is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TRC, TRP and their advisors.

Evercore prepared these analyses solely for the information and benefit of the TRC Board and for the purpose of providing an opinion to the TRC Board as to whether the Merger Consideration to be paid by TRC pursuant to the Merger Agreement is fair, from a financial point of view to TRC. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the TRC Board imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through arm’s-length negotiations between the TRC Board and the TRP GP Conflicts Committee. Evercore did not recommend any specific consideration to the TRC Board or recommend that any specific consideration constituted the only appropriate consideration in the Merger. Evercore’s opinion was only one of many factors considered by the TRC Board in its evaluation of the Merger and should not be viewed as determinative of the views of the TRC Board with respect to the Merger or the Merger Consideration.

Under the terms of Evercore’s engagement letter with TRC, TRC has agreed to pay Evercore a fee of $7 million, $3 million of which was payable upon delivery of Evercore’s opinion and $4 million of which is payable contingent upon consummation of the Merger. Evercore also received a fee of $250,000 upon execution of its engagement letter with TRC. In addition, TRC has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities.

In October 2014, Evercore rendered a fairness opinion regarding, and provided financial advisory services to the Special Committee and Conflicts Committee of the TRP GP Board with respect to, the acquisition by TRP of TPL, for which Evercore received compensation and reimbursement of certain expenses.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to TRC or TRP and their respective affiliates.

Opinion of the Financial Advisor to the TRP GP Conflicts Committee

In connection with the Merger, the TRP GP Conflicts Committee requested that Citi evaluate the fairness, from a financial point of view, of the Exchange Ratio provided for pursuant to the Merger Agreement. On November 2, 2015, at a meeting of the TRP GP Conflicts Committee held to evaluate the Merger, Citi delivered to the TRP GP Conflicts Committee an oral opinion, confirmed by delivery of a written opinion dated November 2, 2015, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to the TRP unaffiliated common unitholders.

The full text of Citi’s written opinion, dated November 2, 2015, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of

Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion, which you are encouraged to read carefully and in its entirety. Citi’s opinion was provided for the information of the TRP GP Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger and did not address any terms (other than the Exchange Ratio to the extent expressly specified in Citi’s opinion) or other aspects or implications of the Merger. Citi’s opinion also did not address the underlying business decision of TRP GP to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies or opportunities that might exist for TRP or the effect of any other transaction in which TRP might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any securityholder should vote or act on any matters relating to the proposed Merger or otherwise. Citi’s opinion speaks as of the date rendered and Citi has no obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Citi:

•	Reviewed a draft, dated November 2, 2015, of the Merger Agreement;

•	held discussions with certain senior officers, directors and other representatives of TRP GP and certain senior officers and other representatives of TRC concerning the businesses, operations and prospects of TRP and TRC;

•	reviewed certain publicly available business and financial information relating to TRP and TRC as well as certain financial forecasts and other information and data relating to TRP and TRC provided to or discussed with Citi by Targa management, including financial forecasts and other information and data relating to TRP and TRC under both the Consensus Pricing Case and the Price Sensitivity Case provided to or discussed with Citi by Targa management and information relating to potential strategic implications and operational and tax benefits (including the amount, timing and achievability thereof) anticipated by Targa management to result from the Merger, and discussed with Targa management its assessments as to the relative likelihood of achieving the future financial results reflected in the Consensus Pricing Case and the Price Sensitivity Case;

•	reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of TRP common units and TRC shares; the financial condition and historical and projected cash flows and other operating data of TRP and TRC; and the capitalization of TRP and TRC;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of TRP and TRC;

•	considered, to the extent publicly available, the financial terms of other transactions which Citi considered relevant in evaluating the Merger;

•	evaluated certain potential pro forma financial effects of the Merger on TRP and TRC utilizing financial forecasts and other information and data relating to TRP and TRC and the potential strategic implications and operational and tax benefits referred to above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of Targa management that it was not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data that Citi was directed to utilize in its analyses, including estimates of Targa management as to the potential strategic implications and operational and tax benefits anticipated by Targa management to result from the Merger, Citi was advised by Targa management, and assumed, with the consent of the TRP GP Conflicts Committee, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of TRP and TRC under the Consensus Pricing Case and the Price Sensitivity Case, the potential strategic implications and operational and tax benefits (including the amount, timing and achievability thereof) anticipated by Targa management to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. Citi assumed, with the consent of the TRP GP Conflicts Committee, that the financial results, including with respect to the potential strategic implications and operational and tax benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected. Citi relied, at the direction of the TRP GP Conflicts Committee, upon the assessments of Targa management as to, among other things, (i) the potential impact on TRP and TRC of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry, including commodity pricing and supply and demand for oil and gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (ii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract and retain, key customers and producers and (iii) the distribution policies of each of TRP and TRC on a standalone basis and of the pro forma combined entity following consummation of the Merger. Citi assumed, with the consent of the TRP GP Conflicts Committee, that there would be no developments with respect to any such matters that would have an adverse effect on TRP, TRC or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TRP, TRC or any other entity and it did not make any physical inspection of the properties or assets of TRP, TRC or any other entity. Citi assumed, with the consent of the TRP GP Conflicts Committee, that the Merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed that would have an adverse effect on TRP, TRC or the Merger (including the contemplated benefits thereof). Citi’s opinion, as set forth therein, relates to the relative values of TRP and TRC. Citi’s opinion did not address the actual value of TRC shares when issued in the Merger or the prices at which TRP common units, TRC shares or any other securities of TRP or TRC would trade or otherwise be transferable at any time. Citi’s opinion also did not address any securities of TRP (other than TRP common units) or individual circumstances of specific holders with respect to control or other rights or aspects which may distinguish such holders or the securities of TRP held by such holders and Citi’s analyses and opinion did not address, take into consideration or give effect to, any rights, preferences, restrictions or limitations that may be attributable to any such securities nor did Citi’s opinion in any way address proportionate allocation or relative fairness. Citi assumed, with the consent of the TRP GP Conflicts Committee, that no Class B Units (as such term is defined in the TRP partnership agreement) or TRP Series A Preferred Units would be issued by TRP or converted into TRP common units, as the case may be, upon consummation of the Merger. Representatives of TRP GP advised Citi, and Citi further assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and relied, with the consent of the TRP GP Conflicts Committee, upon the assessments of representatives of TRP GP as to such matters.

Citi’s opinion did not address any terms (other than the Exchange Ratio to the extent expressly specified therein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with Citi’s engagement, Citi was not requested to, and it did not, undertake a third-party solicitation process on behalf of TRP with respect to the acquisition of all or a part of TRP. Citi’s opinion did not address the underlying business decision of TRP GP to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for TRP or the effect of any other transaction in which TRP might engage or consider. Citi’s opinion did not address the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Citi noted for the TRP GP Conflicts Committee that the credit, financial and stock markets have experienced, and the industries in which TRP and TRC operate continue to experience, volatility and Citi’s opinion did not address any potential effects of such volatility on TRP, TRC or the Merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of TRP and TRC. No company, business or transaction reviewed is identical or directly comparable to TRP, TRC, their respective businesses or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between the TRP GP Conflicts Committee and TRC and the decision to enter into the Merger Agreement was solely that of the TRP GP Conflicts Committee. Citi’s opinion was only one of many factors considered by the TRP GP Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of such committee or the TRP GP Board or Targa management with respect to the Merger or the consideration payable in the Merger.

The following is a brief summary of the material financial analyses prepared and reviewed with the TRP GP Conflicts Committee in connection with Citi’s opinion, dated November 2, 2015. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. None of TRP, TRC, Citi or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, other than the selected precedent transactions analysis, Citi (i) divided the low-end of the approximate implied per common unit equity value reference ranges derived for TRP from such analyses by the high-end of the approximate implied per share equity value reference ranges derived for TRC from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) divided the high-end of the approximate implied per common unit equity value reference ranges derived for TRP from such analyses by the low-end of the approximate implied per share equity value reference ranges derived for TRC from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges. In calculating an implied exchange ratio reference range as reflected in the selected precedent transactions analysis described below, Citi (A) divided the low-end of the approximate implied per common unit equity value reference ranges derived for TRP from such analysis by the high-end of the approximate implied per share equity value reference ranges derived for TRC from the selected public companies analysis of TRC described below in order to calculate the low-end of the implied exchange ratio reference ranges and (B) divided the high-end of the approximate implied per common unit equity value reference ranges derived for TRP from such analysis by the low-end of the approximate implied per share equity value reference ranges derived for TRC from such selected public companies analysis of TRC in order to calculate the high-end of the implied exchange ratio reference ranges. Approximate implied per share and per common unit equity value reference ranges were rounded to the nearest $0.25 per share or unit, other than such ranges derived from discounted cash flow analyses. Financial data for TRP and TRC utilized in the financial analyses described below were based on, among other things, (i) internal forecasts and estimates prepared by Targa management under the Consensus Pricing Case, referred to in this section, in the case of TRP, as the TRP Consensus Pricing Case, and, in the case of TRC, as the TRC Consensus Pricing Case, and, together with the TRP Consensus Pricing Case, referred to in this section as the Consensus Pricing Cases, and (ii) internal forecasts and estimates prepared by Targa management under the Price Sensitivity Case, referred to in this section, in the case of TRP, as the TRP Price Sensitivity Case, and, in the case of TRC, as the TRC Price Sensitivity Case, and, together with the TRP Price Sensitivity Case, referred to in this section as the Price Sensitivity Cases. In Citi’s opinion, the Consensus Pricing Cases were referred to as base cases and the Price Sensitivity Cases were referred to as strip sensitivity cases.

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of each of TRP and TRC in which Citi reviewed certain financial and stock market information relating to TRP, TRC and the selected publicly traded companies listed below.

In its selected public companies analysis of TRP, Citi reviewed certain financial and stock market information relating to TRP and the following 15 selected publicly traded MLPs, consisting of four Tier 1 publicly traded MLPs with operations in the midstream energy industry, referred to as the TRP selected Tier 1 MLP companies, and 11 other publicly traded MLPs with operations in the midstream energy industry, referred to as the TRP selected other MLP companies, and, together with the TRP selected Tier 1 MLP companies, collectively referred to as the TRP selected companies:

TRP Selected Tier 1 MLP Companies

•	DCP Midstream Partners, LP

•	EnLink Midstream Partners, LP

•	Enable Midstream Partners, LP

•	ONEOK Partners, L.P.

TRP Selected Other MLP Companies

•	American Midstream Partners, LP

•	Antero Midstream Partners LP

•	CONE Midstream Partners LP

•	EQT Midstream Partners LP

•	MarkWest Energy Partners, L.P.

•	Martin Midstream Partners L.P.

•	PennTex Midstream Partners, LP

•	Rice Midstream Partners LP

•	Southcross Energy Partners, L.P.

•	Summit Midstream Partners, LP

•	Western Gas Partners, L.P.

Citi reviewed, among other information, enterprise values (calculated as implied equity values based on closing unit prices on October 30, 2015 plus the implied market value of the general partner, referred to as GPs, total debt and preferred equity and less cash and cash equivalents) as a multiple of calendar year 2016 and calendar year 2017 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, and unit prices (as of October 30, 2015) as a multiple of calendar year 2016 and calendar year 2017 estimated distributable cash flow per common unit. Citi also reviewed calendar year 2016 and calendar year 2017 estimated distribution yields. The overall low to high calendar year 2016 and calendar year 2017 estimated EBITDA multiples, estimated distributable cash flow per common unit multiples and estimated distribution yields observed for the TRP selected Tier 1 MLP companies and the TRP selected companies were as follows:

TRP Selected Tier 1 MLP Companies

•	calendar year 2016 estimated EBITDA multiple: 9.3x to 12.3x

•	calendar year 2017 estimated EBITDA multiple: 8.0x to 10.5x

•	calendar year 2016 estimated distributable cash flow per common unit multiple: 8.6x to 10.9x

•	calendar year 2017 estimated distributable cash flow per common unit multiple: 7.8x to 9.9x

•	calendar year 2016 estimated distribution yield: 9.6% to 11.1%

•	calendar year 2017 estimated distribution yield: 10.1% to 11.7%

TRP Selected Companies

•	calendar year 2016 estimated EBITDA multiple: 6.9x to 18.5x (with a mean of 11.7x and a median of 11.1x)

•	calendar year 2017 estimated EBITDA multiple: 4.3x to 16.4x (with a mean and a median of 9.5x)

•	calendar year 2016 estimated distributable cash flow per common unit multiple: 5.5x to 17.7x (with a mean of 10.5x and a median of 9.8x)

•	calendar year 2017 estimated distributable cash flow per common unit multiple: 5.0x to 16.9x (with a mean of 9.4x and a median of 9.1x)

•	calendar year 2016 estimated distribution yield: 4.0% to 26.8% (with a mean of 10.6% and a median of 9.9%)

•	calendar year 2017 estimated distribution yield: 4.9% to 26.8% (with a mean of 11.5% and a median of 10.6%)

Citi observed that the calendar year 2016 and calendar year 2017 estimated EBITDA multiples for TRP were 12.1x and 11.3x, respectively, based on the TRP Consensus Pricing Case, and 12.5x and 12.4x, respectively, based on the TRP Price Sensitivity Case, the calendar year 2016 and calendar year 2017 estimated distributable cash flow per common unit multiples for TRP were 9.7x and 9.8x, respectively, based on the TRP Consensus Pricing Case, and 10.1x and 10.7x, respectively, based on the TRP Price Sensitivity Case, and the calendar year 2016 and calendar year 2017 estimated distribution yields for TRP were each 11.0% based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case. Citi then applied the following selected ranges of calendar year 2016 and calendar year 2017 estimated EBITDA multiples, estimated distributable cash flow per common unit multiples and estimated distribution yields derived from the TRP selected companies to corresponding data of TRP utilizing both the TRP Consensus Pricing Case and the TRP Price Sensitivity Case:

•	calendar year 2016 estimated EBITDA multiple: 9.3x to 12.3x

•	calendar year 2017 estimated EBITDA multiple: 8.0x to 11.3x

•	calendar year 2016 estimated distributable cash flow per common unit multiple: 8.6x to 10.9x

•	calendar year 2017 estimated distributable cash flow per common unit multiple: 7.8x to 9.9x

•	calendar year 2016 estimated distribution yield: 11.1% to 9.6%

•	calendar year 2017 estimated distribution yield: 11.7% to 10.1%

Financial data of the TRP selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of TRP was based on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case. This analysis indicated approximate implied per common unit equity value reference ranges for TRP based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case of $23.75 to $32.00 and $22.50 to $30.25, respectively.

In its selected public companies analysis of TRC, Citi reviewed certain financial and stock market information relating to TRC and the following ten selected publicly traded GPs of affiliated MLPs, consisting of six Tier 1 publicly traded GPs of affiliated MLPs with operations in the midstream energy industry, referred to as the TRC selected Tier 1 GP companies, and four other publicly traded GPs of affiliated MLPs with operations in the midstream energy industry, referred to as the TRC selected other GP companies, and, together with the TRC selected Tier 1 GP companies, collectively referred to as the TRC selected companies:

TRC Selected Tier 1 GP Companies

•	Energy Transfer Equity, L.P.

•	EnLink Midstream, LLC

•	NuStar GP Holdings, LLC

•	ONEOK, Inc.

•	Plains GP Holdings, L.P.

•	The Williams Companies, Inc.

TRC Selected Other GP Companies

•	EQT GP Holdings, LP

•	Spectra Energy Corp

•	Tallgrass Energy GP, LP

•	Western Gas Equity Partners, LP

Citi reviewed, among other information, calendar year 2016 and calendar year 2017 estimated dividend yields. The overall low to high calendar year 2016 and calendar year 2017 estimated dividend yields observed for the TRC selected Tier 1 GP companies were 6.1% to 7.8% and 7.1% to 8.2%, respectively, and for the TRC selected companies were 2.3% to 7.8% (with a mean of 5.6% and a median of 6.3%) and 3.3% to 8.2% (with a mean of 6.5% and a median of 7.4%), respectively. Citi observed that the calendar year 2016 and calendar year 2017 estimated dividend yields for TRC were 7.1% and 7.7%, respectively, based on the TRC Consensus Pricing Case, and 7.1% and 7.6%, respectively, based on the TRC Price Sensitivity Case. Citi then applied selected ranges of calendar year 2016 and calendar year 2017 estimated dividend yields of 7.8% to 6.1% and 8.2% to 7.1%, respectively, derived from the TRC selected companies to corresponding data of TRC utilizing both the TRC Consensus Pricing Case and the TRC Price Sensitivity Case. Financial data of the TRC selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of TRC was based on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case. This analysis indicated approximate implied per share equity value reference ranges for TRC based both on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case of $53.00 to $64.50 and $52.50 to $64.00, respectively.

Utilizing the approximate implied per common unit equity value reference ranges derived for TRP based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case and the approximate implied per share equity value reference ranges derived for TRC based both on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case, in each case as described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Ranges Based on:
Consensus Pricing Cases	Price Sensitivity Cases	Exchange Ratio
0.368x—0.604x	0.352x—0.576x	0.620x

Selected Precedent Transactions Analysis. Citi performed a selected precedent transactions analysis of TRP in which Citi reviewed certain financial terms of the following 13 selected precedent transactions, consisting of four precedent transactions involving acquisitions by GPs of their respective affiliated MLPs with operations in the midstream energy industry, referred to as the TRP selected GP/MLP precedent transactions, and nine precedent transactions involving mergers between MLPs with operations in the midstream energy industry, referred to as the TRP selected MLP/MLP precedent transactions, and, together with the TRP selected GP/MLP precedent transactions, collectively referred to as the TRP selected precedent transactions:

TRP Selected GP/MLP Precedent Transactions

Announcement Date	Acquiror	Target
May 13, 2015	The Williams Companies, Inc.	Williams Partners L.P.
May 6, 2015	Crestwood Equity Partners LP	Crestwood Midstream Partners LP
August 10, 2014	Kinder Morgan, Inc.	El Paso Pipeline Partners, L.P.
August 10, 2014	Kinder Morgan, Inc.	Kinder Morgan Energy Partners, L.P.

TRP Selected MLP/MLP Precedent Transactions

Announcement Date	Acquiror	Target
January 26, 2015	Energy Transfer Partners, L.P.	Regency Energy Partners LP
October 27, 2014	Access Midstream Partners, L.P.	Williams Partners L.P.
October 13, 2014	Targa Resources Partners LP	Atlas Pipeline Partners, L.P.
October 1, 2014	Enterprise Products Partners L.P.	Oiltanking Partners L.P.
October 10, 2013	Regency Energy Partners, L.P.	PVR Partners, L.P.
May 6, 2013	Inergy Midstream, L.P.	Crestwood Midstream Partners LP
January 29, 2013	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.
June 12, 2006	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.
November 1, 2004	Valero L.P.	Kaneb Pipe Line Partners, L.P.

Citi reviewed, among other information, transaction values (calculated as the enterprise value implied for the target entity based on the consideration payable in the TRP selected precedent transaction) as a multiple of the target entity’s next 12 months estimated EBITDA as of the date of announcement of the transaction. The overall low to high next 12 months estimated EBITDA multiples observed for the TRP selected GP/MLP precedent transactions and the TRP selected MLP/MLP precedent transactions were 11.2x to 15.8x (with a median of 14.4x) and 12.8x to 24.9x, respectively. Citi then applied a selected range of next 12 months estimated EBITDA multiples of 11.2x to 14.0x derived from the TRP selected precedent transactions to the calendar year 2016 estimated EBITDA of TRP utilizing both the TRP Consensus Pricing Case and the TRP Price Sensitivity Case. Financial data of the TRP selected precedent transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of TRP was based on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case. This analysis indicated approximate implied per common unit equity value reference ranges for TRP based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case of $26.50 to $37.75 and $24.75 to $35.75, respectively.

Utilizing the approximate implied per common unit equity value reference ranges derived for TRP based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case described above and the approximate implied per share equity value reference ranges derived for TRC based both on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case as described above under “—Selected Public Companies Analyses,” Citi calculated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Ranges Based on:
Consensus Pricing Cases	Price Sensitivity Cases	Exchange Ratio
0.411x—0.712x	0.387x—0.681x	0.620x

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of TRP and TRC by calculating the estimated present value of distributable cash flow per common unit that TRP was forecasted to generate during the calendar years ending December 31, 2016 through December 31, 2018 based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case and dividends per share that TRC was forecasted to generate during such forecast period based both on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case.

In its discounted cash flow analysis of TRP, Citi calculated terminal values for TRP by applying to TRP’s calendar year 2018 estimated distributable cash flow per common unit a selected range of distributable cash flow per common unit multiples of 8.6x to 10.9x. The present values (as of December 31, 2015) of the distributable cash flows per common unit and terminal values were then calculated using a selected range of discount rates of

7.4% to 8.9%. This analysis indicated approximate implied per common unit equity value reference ranges for TRP based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case of $28.99 to $35.82 and $25.69 to $31.67, respectively.

In its discounted cash flow analysis of TRC, Citi calculated terminal values for TRC by applying to TRC’s calendar year 2018 estimated dividends per share a selected range of dividend yields of 7.8% to 6.1%. The present values (as of December 31, 2015) of the dividends per share and terminal values were then calculated using a selected range of discount rates of 8.5% to 9.9%. This analysis indicated approximate implied per share equity value reference ranges for TRC based both on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case of $56.00 to $70.98 and $53.38 to $67.56, respectively.

Utilizing the approximate implied per common unit equity value reference ranges derived for TRP based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case and the approximate implied per share equity value reference ranges derived for TRC based both on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case, in each case as described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Ranges Based on:
Consensus Pricing Cases	Price Sensitivity Cases	Exchange Ratio
0.408x—0.640x	0.380x—0.593x	0.620x

Has/Gets. Citi observed illustrative potential pro forma per common unit and per share values for TRP common unitholders and TRC stockholders, respectively, based on the approximate implied per common unit equity value reference ranges derived for TRP in the selected public companies, selected precedent transaction and discounted cash flow analyses of TRP described above and the approximate implied per share equity value reference ranges derived for TRC in the selected public companies and discounted cash flow analyses of TRC described above as compared to (i) in the case of such selected public companies and selected precedent transactions analyses, as applicable, per share equity value reference ranges for the combined company implied by the calendar year 2016 estimated pro forma dividends per share of the combined company (applying a selected range of calendar year 2016 estimated pro forma dividend yields of 11.0% to 7.1%) and (ii) in the case of such discounted cash flow analyses, per share equity value reference ranges for the combined company implied by a discounted cash flow analysis of the combined company (applying, in calculating a terminal value for the combined company based on dividends per share that the combined company was forecasted to generate during the calendar years ending December 31, 2016 through December 31, 2018, a selected range of pro forma dividend yields of 11.0% to 7.1% and, in calculating the present value (as of December 31, 2015) of such dividends per share and terminal values, a selected discount rate of 8.1%). Financial data of the combined company was based on the Consensus Pricing Cases and the Price Sensitivity Cases. Citi observed that the pro forma ownership of TRP common unitholders in the combined company implied by the Exchange Ratio indicated that the Merger could result in the following approximate implied pro forma per common unit equity values for TRP common unitholders based both on the Consensus Pricing Cases and the Price Sensitivity Cases:

•	calendar year 2016 estimated pro forma dividends per share (Consensus Pricing Cases): $23.08 to $35.75

•	calendar year 2016 estimated pro forma dividends per share (Price Sensitivity Cases): $22.07 to $34.20

•	discounted cash flow analysis (Consensus Pricing Cases): $28.94 to $40.79

•	discounted cash flow analysis (Price Sensitivity Cases): $24.74 to $34.69

Citi also observed that the pro forma ownership of TRC stockholders in the combined company implied by the Exchange Ratio indicated that the Merger could result in the following approximate implied pro forma per share equity values for TRC stockholders based both on the Consensus Pricing Cases and the Price Sensitivity Cases:

•	calendar year 2016 estimated pro forma dividends per share (Consensus Pricing Cases): $37.22 to $57.66

•	calendar year 2016 estimated pro forma dividends per share (Price Sensitivity Cases): $35.60 to $55.15

•	discounted cash flow analysis (Consensus Pricing Cases): $46.67 to $65.80

•	discounted cash flow analysis (Price Sensitivity Cases): $39.90 to $55.96

Actual results achieved by TRP, TRC and the combined company may vary from forecasted results and such variations may be material.

Additional Information

Citi observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was referenced for informational purposes, including, among other information, the following:

Accretion/Dilution. Citi reviewed the potential pro forma financial effect of the proposed Merger on TRP’s calendar years ending December 31, 2016 through December 31, 2018 estimated distributable cash flow per common unit and estimated distributions per common unit based both on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case and TRC’s calendar years ending December 31, 2016 through December 31, 2018 estimated cash available for dividends per share and estimated dividends per share based both on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case, in each case based on the Exchange Ratio and after taking into account potential strategic implications and operational and tax benefits anticipated by Targa management to result from the Merger. Financial data of TRP was based on the TRP Consensus Pricing Case and the TRP Price Sensitivity Case and financial data of TRC was based on the TRC Consensus Pricing Case and the TRC Price Sensitivity Case. This review indicated the following:

•	relative to TRP’s estimated distributable cash flow per common unit on a standalone basis, the proposed Merger could be dilutive in calendar years 2016 and 2017 by approximately (7.3%) and (1.8%), respectively, and accretive in calendar year 2018 by approximately 1.6%, based on the TRP Consensus Pricing Case, and dilutive in calendar years 2016, 2017 and 2018 by approximately (9.3%), (6.4%) and (6.3%), respectively, based on the TRP Price Sensitivity Case;

•	relative to TRP’s estimated distributions per common unit on a standalone basis, the proposed Merger could be dilutive in calendar years 2016, 2017 and 2018 by approximately (23.1%), (17.1%) and (9.0%), respectively, based on the TRP Consensus Pricing Case, and dilutive in calendar years 2016, 2017 and 2018 by approximately (26.4%), (25.0%) and (23.6%), respectively, based on the TRP Price Sensitivity Case;

•	relative to TRC’s estimated cash available for dividends per share on a standalone basis, the proposed Merger could be accretive in calendar years 2016, 2017 and 2018 by approximately 9.1%, 6.9% and 8.8%, respectively, based on the TRC Consensus Pricing Case, and accretive in calendar year 2016 by approximately 2.1% and dilutive in calendar years 2017 and 2018 by approximately (7.2%) and (11.1%), respectively, based on the TRC Price Sensitivity Case; and

•	relative to TRC’s estimated dividends per share on a standalone basis, the proposed Merger could be accretive in calendar years 2016, 2017 and 2018 by approximately 0.3%, 0.1% and 4.7%, respectively, based on the TRC Consensus Pricing Case, and dilutive in calendar years 2016, 2017 and 2018 by approximately (4.0%), (7.9%) and (7.2%), respectively, based on the TRC Price Sensitivity Case.

Citi observed that estimated breakeven dividend yields of the combined company in calendar years 2016, 2017 and 2018 of approximately 8.5%, 9.1% and 10.0%, respectively, based on the Consensus Pricing Cases, and approximately 8.1%, 8.2% and 8.4%, respectively, based on the Price Sensitivity Cases, could result in an implied value in calendar years 2016, 2017 and 2018 to TRP common unitholders prior to completion of the Merger of $30.00 (the closing price of TRP common units on October 30, 2015) per TRP common unit, based on the Exchange Ratio.

Actual results achieved by TRP, TRC and the combined company may vary from forecasted results and such variations may be material.

Other. Citi also observed the following:

•	the historical price performance of TRP common units during the 52-week period ended October 30, 2015, which indicated a 52-week low to high per common unit price range for TRP common units of $23.50 to $62.20 per common unit as compared to the closing price of TRP common units on October 30, 2015 of $30.00 per common unit;

•	the historical price performance of TRC shares during the 52-week period ended October 30, 2015, which indicated a 52-week low to high per share range for TRC shares of $48.65 to $130.33 per share as compared to the closing price of TRC shares on October 30, 2015 of $57.15 per share;

•	publicly available research analysts’ price targets for TRP common units, which indicated standalone price targets for TRP common units of $37.00 to $55.00 per common unit (with a mean of $41.67 per common unit) as compared to the closing price of TRP common units on October 30, 2015 of $30.00 per common unit;

•	publicly available research analysts’ price targets for TRC shares, which indicated standalone price targets for TRC shares of $52.00 to $107.00 per share (with a mean of $84.00 per share) as compared to the closing price of TRC shares on October 30, 2015 of $57.15 per share; and

•	the financial terms of 29 transactions involving target assets with operations in the hydrocarbon gathering and processing industries, which indicated overall low to high next 12 months estimated EBITDA multiples observed for such transactions of 8.7x to 31.3x (with a mean of 14.0x and a median of 12.2x).

Miscellaneous

TRP has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee of $7 million, of which a portion was payable upon delivery of Citi’s opinion and $6 million is payable contingent upon consummation of the Merger. In addition, TRP agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the TRP GP Conflicts Committee was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide services unrelated to the proposed Merger to TRP and certain of its affiliates, for which services Citi and its affiliates have received and expect to receive compensation including, during the two-year period prior to the date of its opinion, having acted or acting as (i) a sales agent or initial purchaser with respect to equity and debt offerings of TRP and certain related entities and (ii) an arranger for, and lender under, a credit facility of TRP. As the TRP GP Conflicts Committee also was aware, Citi and its affiliates also in the past have provided, currently are providing and in the future may provide services to TRC and certain of its affiliates, for which services Citi and its affiliates received and expect to receive compensation including, during the two-year period prior to the date of its opinion, having acted or acting as an arranger for, and lender under, a credit facility of TRC. During such two-year period, Citi and its affiliates received for such investment banking services provided to TRP and TRC aggregate fees of less than $1 million from TRP and less than $1 million from TRC. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of TRP, TRC and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with TRP, TRC and their respective affiliates.

The TRP GP Conflicts Committee selected Citi to act as financial advisor to the TRP GP Conflicts Committee in connection with the proposed Merger and the related transactions based on Citi’s reputation, experience and familiarity with TRP and its businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

No Appraisal Rights

Neither TRC stockholders nor TRP common unitholders are entitled to appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under TRC’s organizational documents, the TRP partnership agreement or the Merger Agreement.

Antitrust and Regulatory Matters

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information has been furnished to the Antitrust Division and the FTC, and all statutory waiting period requirements under the HSR Act have expired or been terminated. On November 18, 2015, TRC and TRP filed HSR Act Notification and Report Forms with the Antitrust Division and the FTC. The FTC granted early termination of the applicable waiting period under the HSR Act on November 30, 2015.

Listing of TRC Shares to be Issued in the Merger; Delisting and Deregistration of TRP Common Units

TRC expects to obtain approval to list, on the NYSE, the TRC shares to be issued pursuant to the Merger Agreement, which approval is a condition to the Merger. Upon completion of the Merger, TRP common units currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary (ASC 810). Because TRC controls TRP both before and after the Merger, the changes in TRC’s ownership interest in TRP resulting from the Merger will be accounted for as an equity transaction and no gain or loss will be recognized in TRC’s consolidated statements of income. In addition, the tax effects of the Merger are reported as adjustments to additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740).

Pending Litigation

On December 16, 2015, two purported unitholders of TRP (the “State Court Plaintiffs”) filed a putative class action and derivative lawsuit challenging the Merger against TRC, TRP (as a nominal defendant), TRP GP, the members of the TRP GP Board and Merger Sub (collectively, the “State Court Defendants”). This lawsuit is styled Leslie Blumberg et al. v. TRC Resources Corp., et al., Cause No. 2015-75481, in the District Court of Harris County, Texas, 234th Judicial District (the “State Court Lawsuit”). On January 6, 2016, another purported unitholder of TRP (the “Federal Court Plaintiff”) filed a putative class action lawsuit challenging the disclosures made in connection with the Merger against TRP and the members of the TRP GP Board (the “Federal Court Defendants”). This lawsuit is styled Richard Greenthal v. Rene Joyce, et al., C.A. No. 4:16-cv-00041, in the United States District Court for the Southern District of Texas, Houston Division (the “Federal Court Lawsuit” and, together with the State Court Lawsuit, the “Lawsuits”).

The State Court Plaintiffs and the Federal Court Plaintiff (collectively, the “Plaintiffs”) allege a variety of causes of action challenging the Merger and the preliminary joint proxy statement/prospectus filed in connection with the Merger. Generally, the State Court Plaintiffs allege that (i) the members of the TRP GP Board breached express and/or implied duties under the TRP partnership agreement and (ii) TRC, TRP GP, and Merger Sub aided and abetted in these alleged breaches of duties. Generally, the Federal Court Plaintiff alleges that (i) the

Federal Court Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and (ii) the members of the TRP GP Board have violated Section 20(a) of the Exchange Act. The Federal Court Plaintiff also alleges, in general, that the preliminary joint proxy statement/prospectus filed in connection with the Merger fails, among other things, to disclose allegedly material information concerning (i) the fees TRC has paid to the TRP GP Conflicts Committee’s financial advisor for past advisory services, (ii) the TRP GP Conflicts Committee’s financial advisor’s analyses in connection with the Merger, and (iii) certain TRC and TRP projections. The Plaintiffs further allege, in general, that (a) the premium offered to TRP’s unitholders is inadequate, (b) the Merger does not include a collar to protect TRP unitholders from decreases in TRC’s stock price, (c) the TRP GP Board agreed to contractual terms that will allegedly dissuade other potential acquirers from seeking to acquire TRP (including the “no-solicitation,” “matching rights,” and “termination fee” provisions), (d) the process leading up to the Merger was unfair and (e) the TRP GP Board has conflicts of interest due to TRC’s control of TRP GP.

Based on these allegations, Plaintiffs seek to enjoin the State Court Defendants and the Federal Court Defendants (the “Defendants”) from proceeding with or consummating the Merger unless and until (a) in the State Court Lawsuit, the TRP GP Board adopts and implements processes to obtain the best possible terms for TRP common unitholders and (b) in the Federal Court Lawsuit, the Federal Court Defendants disclose the allegedly omitted information summarized above. To the extent that the Merger is consummated before injunctive relief is granted, Plaintiffs seek to have the Merger rescinded and seek attorneys’ fees. The Federal Court Plaintiff also seeks damages.

Defendants’ date to answer, move to dismiss, or otherwise respond to the Lawsuits has not yet been set. Defendants cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this joint proxy statement/prospectus, nor can Defendants predict the amount of time and expense that will be required to resolve such litigation. Defendants believe these lawsuits are without merit and intend to defend vigorously against the Lawsuits and any other actions challenging the Merger.

Interests of Certain Persons in the Merger

In considering the recommendations of the TRP GP Conflicts Committee and the TRP GP Board, TRP common unitholders should be aware that some of the executive officers and directors of TRP GP have interests in the transaction that may differ from, or may be in addition to, the interests of TRP common unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The TRP GP Conflicts Committee and the TRP GP Board were aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the Merger Agreement.

In considering the recommendations of the TRC Board, TRC shareholders should be aware that some of the executive officers and directors of TRC have interests in the transaction that may differ from, or may be in addition to, the interests of TRC shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The TRC Board was aware of these interests and considered them, among other matters, prior to providing their respective approvals and recommendations with respect to the Merger Agreement.

Common Directors and Executive Officers

All of the executive officers of TRP GP are also executive officers of TRC, and certain of the directors (Joe Bob Perkins, James W. Whalen and Rene R. Joyce) of TRP GP are also directors of TRC.

The following directors and executive officers of TRP GP are directors and executive officers of TRC:

•	Joe Bob Perkins is Chief Executive Officer and Director of TRC and TRP GP;

•	James W. Whalen is the Executive Chairman of the Board and Director of TRC and TRP GP;

•	Rene R. Joyce is a Director of TRC and TRP GP;

•	Jeffrey J. McParland is President—Finance and Administration of TRC and TRP GP;

•	Paul W. Chung is Executive Vice President, General Counsel and Secretary of TRC and TRP GP;

•	Matthew J. Meloy is Executive Vice President and Chief Financial Officer of TRC and TRP GP;

•	D. Scott Pryor is Executive Vice President—Logistics and Marketing of TRC and TRP GP;

•	Patrick J. McDonie is Executive Vice President—Southern Field Gathering and Processing of TRC and TRP GP;

•	Dan C. Middlebrooks is Executive Vice President—Northern Field Gathering and Processing of TRC and TRP GP; and

•	Clark White is Executive Vice President—Engineering and Operations of TRC and TRP GP.

Each of these individuals will retain his position with TRC following the Merger.

In addition, Michael A. Heim was appointed as Vice Chairman of the Board of TRP GP effective November 12, 2015. Mr. Heim had previously served as President and Chief Operating Officer of TRP GP and TRC. In connection with his new role as Vice Chairman of the Board of TRP GP, Mr. Heim resigned from his positions as President and Chief Operating Officer of TRP GP and TRC. Mr. Heim is expected to be appointed to the TRC Board upon the completion of the Merger.

Indemnification and Insurance

The Merger Agreement provides that from and after the effective time of the Merger, TRC and TRP (as the surviving entity of the Merger) jointly and severally agree to indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the effective time of the Merger, an officer, director or employee of the TRP or any of its subsidiaries or the TRP GP, to the fullest extent permitted under applicable law. In addition, TRC and TRP (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of TRP and the TRP GP immediately prior to the effective time of the Merger and ensure that the organizational documents of TRP and the TRP GP or any of their respective successors or assigns, if applicable, will contain provisions no less favorable, for a period of six years following the effective time, with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of TRP and the TRP GP than are presently set forth in such organizational documents. In addition, TRC will maintain in effect for six years from the effective time of the Merger TRC’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time of the Merger with respect to such indemnified persons, provided that in no event will TRC be required to expend more than an amount per year equal to 300% of current annual premiums paid by TRC for such insurance.

TRP and TRP GP have entered into indemnification agreements with each independent director of TRP GP. Each indemnification agreement provides that each of TRP and TRP GP will indemnify and hold harmless each indemnitee against expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if TRP or TRP GP is jointly liable in the proceeding with the indemnitee, TRP and TRP GP will contribute funds to the indemnitee for his or her expenses in proportion to relative benefit and fault of TRP or TRP GP on the one hand and the indemnitee on the other in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that each of TRP and TRP GP will indemnify and hold harmless the indemnitee against expenses incurred for actions taken as a director of TRP or TRP GP, or for serving at the request of TRP or TRP GP as a director or another position at another corporation or enterprise, as the case may be, but only if no final and non-appealable judgment has been entered by a court determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal proceeding, the indemnitee acted with knowledge that the indemnitee’s conduct was unlawful. Each indemnification agreement also provides that TRP and TRP GP must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is ultimately determined that the indemnitee is not entitled to indemnification.

Directors and Executive Officers of TRC after the Merger

The directors and executive officers of TRC prior to the Merger will continue as directors and executive officers of TRC after the Merger. The TRC Board has not yet made a determination as to whether any of the independent directors on the TRP GP Board will be appointed to the TRC Board following the completion of the Merger. Mr. Heim, Vice Chairman of the Board of TRP GP, is expected to be appointed to the TRC Board upon the completion of the Merger.

No Severance Payments

On December 3, 2015, TRC entered into the First Amendment to the Targa Resources Executive Officer Change in Control Severance Program pursuant to which the definition of “Change of Control” was amended such that the proposed Merger does not constitute a “Change of Control” under such plan. As a result, no executive officer of TRC or TRP is entitled to or will receive any severance payments in connection with the Merger.

Treatment of Equity Awards

Pursuant to the Merger Agreement and the approvals of the TRC Compensation Committee and TRP GP Board, outstanding performance unit awards granted under the TRP LTIP held by certain named executive officers will be converted and restated into comparable awards based on TRC shares.

TRP Performance Unit Awards. Each outstanding performance unit award granted pursuant to the TRP LTIP (the “TRP Performance Unit Awards”) will be converted and restated, effective as of the effective time of the Merger, into an award to acquire, pursuant to the same time-based vesting schedule and forfeiture and termination provisions, a comparable number of TRC shares determined by multiplying the number of performance units denominated in each TRP Performance Unit Award immediately prior to the effective time of the Merger by the Exchange Ratio, rounding down to the nearest whole share, and eliminating the performance factor which was based on TRP common units. All amounts previously credited to the named executive officers as distribution equivalent rights under performance unit awards granted pursuant to the TRP LTIP will continue to remain so credited and be payable on the payment date set forth in the respective award agreements, subject to the same time-based vesting schedule previously included in the performance unit award, but without application of any performance factor.

As of the date of this joint proxy statement/prospectus, our named executive officers held the following numbers of outstanding performance unit awards (expressed in number of TRP common units underlying such awards):

Name	Number of Outstanding Performance Units Awarded Under TRP LTIP to be Converted (#)(1)
Rene R. Joyce	36,754
Joe Bob Perkins	77,617
Michael A. Heim	54,959
Jeffrey J. McParland	36,343
Matthew J. Meloy	25,295

(1)	As the Performance Units are being converted directly into awards based on TRC common stock and there is no acceleration of vesting, no monetary value is being received by our executive officers in connection with the conversion. See “—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger.”

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that our current named executive officers could receive in connection with the Merger. Information being reported with respect to our current named executive officers describes the payments provided for under the outstanding performance units that will be converted into comparable awards based on TRC shares. The amounts in the table below were calculated using the following assumptions: (i) the consummation of the Merger occurred on December 1, 2015, (ii) the price per TRC share is $48.57, which was the average closing market price of TRC shares over the first five business days following the first public announcement of the Merger (the “Average Closing Price”), (iii) no event that would constitute a change of control has occurred, (iv) the employment of each of our named executive officers will continue until the vesting date under each converted award, and (v) certain other assumptions as specified in the footnotes to the table below have been made. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Name	Other ($)(1)	Total ($)
Rene R. Joyce	1,348,147	1,348,147
Joe Bob Perkins	2,673,153	2,673,153
Michael A. Heim	1,915,380	1,915,380
Jeffrey J. McParland	1,265,815	1,265,815
Matthew J. Meloy	875,722	875,722

(1)

The amounts shown in this column include the number of TRC shares subject to the unvested converted awards each named executive officer is expected to hold immediately following the Merger, multiplied by the Average Closing Price (the “Converted Award Value”). These amounts were calculated by multiplying the number of performance units denominated in the outstanding performance unit awards held by each named executive officer prior to the closing of the Merger by $30.11, which is the product of the Exchange Ratio and the Average Closing Price. In addition, the amounts reflected in this column include the amounts of cash credited prior to the closing of the Merger for each named executive officer under the respective outstanding performance units with respect to distribution equivalent rights provided under such performance units (the “Accrued DERs”). Of these combined amounts, the following amounts are included as the Converted Award Value and the Accrued DERs amounts, respectively, for each of the named executive officers: For Mr. Joyce, $1,106,765 and $241,382; for Mr. Perkins, $2,337,286 and $335,867; for Mr. Heim, $1,654,974 and $260,406; for Mr. McParland, $1,094,379 and $171,436; and for Mr. Meloy,

$761,675 and $114,047. These amounts are included in this table because the performance factor, which is based on TRP common units, will be eliminated when the awards are converted. However, because these converted awards will remain subject to the same time-based vesting schedule that applied under the respective performance unit awards immediately prior to the Merger, it is uncertain whether each of the named executive officers will ultimately receive a payout from these converted awards.

Security Ownership of Directors and Executive Officers

All of the directors and executive officers of TRP GP beneficially own TRP common units and will receive the applicable Merger Consideration upon completion of the Merger. In addition, all of the executive officers and certain of the directors of TRC beneficially own TRP common units, and these directors and executive officers will receive the applicable Merger Consideration upon completion of the Merger. The following table sets forth the beneficial ownership of the directors and executive officers of TRC and TRP GP in (i) TRP common units prior to the Merger, (ii) TRC shares prior to the Merger and (iii) TRC shares after giving effect to the Merger, in each case as of January 6, 2016.

	TRP Common Units		Percentage of TRP Common Units Outstanding		TRC Shares prior to the Merger	Percentage of TRC Shares Outstanding		TRC Shares after the Merger	Percentage of TRC Shares Outstanding
Name of Beneficial Owner
Rene R. Joyce (1)	115,589		*	*	1,067,361	1.91%		1,139,026	*	*
Joe Bob Perkins (2)	60,900		*	*	527,134	*	*	564,892	*	*
Michael A. Heim (3)	26,466		*	*	508,808	*	*	525,217	*	*
James W. Whalen (4)	144,349	*	*	*	583,081	1.04%		672,577	*	*
Jeffrey J. McParland (5)	32,353		*	*	398,972	*	*	419,031	*	*
Matthew J. Meloy	14,798		*	*	51,580	*	*	60,755	*	*
Charles R. Crisp	11,350		*	*	130,943	*	*	137,980	*	*
Chris Tong	25,700		*	*	63,602	*	*	79,536	*	*
Ershel C. Redd Jr.	1,100		*	*	7,787	*	*	8,469	*	*
Laura C. Fulton	—		*	*	3,502	*	*	3,502	*	*
Waters Davis	—		*	*	739	*	*	739	*	*
Robert B. Evans	36,257		*	*	—	*	*	22,479	*	*
Barry R. Pearl	22,657		*	*	—	*	*	14,047	*	*
Rush I. Dreessen	8,991		*	*	—	*	*	5,574	*	*
All directors and executive officers of TRC and TRP GP as a group (20 persons)	622,055		*	*	3,934,974	7.02%		4,320,648	2.69%

*	Rounded to the nearest whole unit.
**	Less than 1%.
(1)	TRC shares beneficially owned by Mr. Joyce include: (i) 223,759 TRC shares issued to The Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power and (ii) 561,292 TRC shares issued to The Kay Joyce 2010 Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power.
(2)	TRC shares beneficially owned by Mr. Perkins include 307,370 TRC shares issued to the Perkins Blue House Investments Limited Partnership (“PBHILP”). Mr. Perkins is the sole member of JBP GP, L.L.C., one of the general partners of the PBHILP.
(3)

TRC shares beneficially owned by Mr. Heim include: (i) 157,378 TRC shares issued to The Michael Heim 2009 Family Trust, of which Mr. Heim and his son are co-trustees and have shared voting and investment power; (ii) 101,672 TRC shares issued to The Patricia Heim 2009 Grantor Retained Annuity Trust, of which Mr. Heim and his wife are co-trustees and have shared voting and investment power; (iii) 63,973 shares TRC issued to the Pat Heim 2012 Family Trust, of which Mr. Heim’s wife and son serve as co-trustees and have shared voting and investment power; (iv) 42,000 TRC shares issued to the Heim 2012 Children’s

Trust, of which Mr. Heim serves as trustee; and (v) 21,972 shares TRC held by Mr. Heim’s wife of which Mr. Heim and his wife have shared voting and investment power.
(4)	TRC shares beneficially owned by Mr. Whalen include (i) 413,249 TRC shares issued to the Whalen Family Investments Limited Partnership and (ii) 98,000 TRC shares issued to the Whalen Family Investments Limited Partnership 2.
(5)	TRC shares beneficially owned by Mr. McParland include 313,048 TRC shares issued to the Sarah McParland Family Trust, of which Mr. McParland’s spouse serves as trustee.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, which is attached as Annex A and incorporated by reference herein. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. TRC and TRP encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger. The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement.

Factual disclosures about TRC or TRP or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about TRC or TRP or their respective subsidiaries or affiliates contained in the Merger Agreement and described in these summaries. The representations, warranties and covenants made in the Merger Agreement by TRC and TRP, as applicable, were qualified and subject to important limitations agreed to by TRC and TRP, respectively, in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub, a subsidiary of TRC, will merge with and into TRP, with TRP continuing as the surviving entity and a subsidiary of TRC.

Effective Time; Closing

The effective time of the Merger will occur at such time as TRP and TRC cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by TRP and TRC in writing and specified in the certificate of merger.

The closing of the Merger will take place on the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as TRC and TRP may agree.

Conditions to Completion of the Merger

TRC and TRP may not complete the Merger unless each of the following conditions is satisfied or waived:

•	TRP has obtained TRP common unitholder approval;

•	TRC has obtained the TRC stockholder approval;

•	any waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act must have been terminated or become expired;

•	no restraint is in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal;

•	the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective under the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose; and

•	the TRC shares deliverable to the TRP common unitholders as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of TRC and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of TRP and TRP GP (i) with respect to their authority to execute the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, the applicable unitholder voting requirements for approval of the Merger Agreement and transactions contemplated thereby and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) with respect to TRP’s capitalization and TRP GP’s ownership of TRP’s equity, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) other than those representations and warranties of TRP and TRP GP described in clauses (i) and (ii) above, being true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on TRP;

•	TRP and TRP GP having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by TRC of an officer’s certificate signed on behalf of TRP and TRP GP by an executive officer of TRP GP certifying that the two preceding conditions have been satisfied.

The obligation of TRP to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties in the Merger Agreement of TRC (i) with respect to its authority to execute the Merger Agreement and consummate the transactions contemplated by the Merger Agreement and its due execution of the Merger Agreement, the applicable stockholder voting requirements for approval of the TRC stock issuance, and the absence of a material adverse effect, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) with respect to TRC’s capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) other than those representations and warranties of TRC described in clauses (i) and (ii) above, being true and correct both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TRC;

•	TRC and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by TRP of an officer’s certificate signed on behalf of TRC by an executive officer of TRC certifying that the two preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following are disregarded in determining whether there has been a “material adverse effect”: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or, except specifically for purposes of the representations and warranties made by TRC, TRP and TRP GP with respect to authority, approvals, and the absence of third-party purchase rights and the satisfaction of the closing conditions set forth in the Merger Agreement (and described above under “—Conditions to Completion of the Merger”) with respect to such representations and warranties, the performance of the Merger Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect”); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries (or in the case of TRC, TRP) (on their own or on behalf of such person or any of its subsidiaries or in the case of TRC, TRP) arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; and (viii) any failure of a person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a “material adverse effect”); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above may be considered for purposes of determining whether there has been or would reasonably be expected to be a “material adverse effect” if and to the extent such changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

For purposes of the Merger Agreement, except where expressly provided otherwise, TRP, TRP GP and their subsidiaries are not considered subsidiaries of TRC or affiliates of TRC or any of its subsidiaries.

TRP GP Recommendation and TRP Adverse Recommendation Change

The TRP GP Conflicts Committee determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, approved, and recommended that the TRP GP Board approve, the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and submit the Merger Agreement to a vote of the TRP common unitholders and resolved to recommend approval of the Merger Agreement by the TRP common unitholders. For more information regarding the recommendation of the TRP GP Conflicts Committee and the TRP GP Board, including the obligations of the TRP GP Conflicts Committee and the TRP GP Board in making such determination under the TRP partnership agreement, see “The Merger—Recommendation of the TRP GP Conflicts Committee and the TRP GP Board and their Reasons for the Merger.”

The TRP GP Board (acting based upon the recommendation of the TRP GP Conflicts Committee) unanimously determined that the Merger is fair and reasonable to, and in the best interests of, TRP and the TRP unaffiliated common unitholders, approved the Merger Agreement and the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby and resolved to submit the Merger Agreement to a vote of the TRP common unitholders and recommend approval of the Merger Agreement by the TRP common unitholders.

The Merger Agreement provides that TRP and TRP GP will not, and will cause their respective subsidiaries and use their reasonable best efforts to cause their respective representatives not to, directly or indirectly:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to TRC, the recommendation of TRP (through the TRP GP Conflict Committee’s and the TRP GP Board’s recommendations) that the TRP common unitholders approve the Merger Agreement;

•	fail to include the recommendation of TRP (through the TRP GP Conflict Committee’s and the TRP GP Board’s recommendations) that the TRP common unitholders approve the Merger Agreement in this joint proxy statement;

•	authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt, or recommend any alternative proposal (as defined below); or

•	authorize TRP to enter into an alternative acquisition agreement or enter into an agreement, arrangement or understanding with respect to any alternative proposal (other than a confidentiality and standstill agreement containing customary provisions).

TRP, TRP GP and any of their subsidiaries taking any of the actions described above is referred to as a “TRP adverse recommendation change.”

Subject to the conditions described below, the TRP GP Conflicts Committee and the TRP GP Board may, at any time prior to obtaining the TRP common unitholder approval, make a TRP adverse recommendation change in response to a superior proposal (defined below) or an intervening event (defined below).

The TRP GP Conflicts Committee and the TRP GP Board may make a TRP adverse recommendation change in connection with a superior proposal only if:

•	TRP has received a written alternative proposal that the TRP GP Board or the TRP GP Conflicts Committee, as applicable, believes is bona fide and the TRP GP Board or the TRP GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such alternative proposal constitutes a superior proposal and that failure to take such action would be inconsistent with its duties under the TRP partnership agreement and applicable law;

•

the TRP GP Board or the TRP GP Conflicts Committee, as applicable, has provided prior written notice to TRC stating that, after consultation with its financial advisor and outside legal counsel, such superior proposal constitutes a superior proposal, including a description of the material terms of such superior proposal, at least three days in advance of its intention to take such action with respect to a TRP adverse recommendation change, unless at the time such notice is otherwise required to be given there are less than three days prior to the TRP special meeting, in which case the TRP GP Board or the TRP GP Conflicts Committee, as applicable, will provide as much notice as is practicable (and any material amendment to the terms of an alternative proposal, if applicable, requires a new notice, except such notice period in connection with any material amendment will be for one day); and

•	during such notice period, the TRP GP Board or the TRP GP Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with TRC in good faith (to the extent TRC desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such TRP adverse recommendation change would not be inconsistent with its duties under the TRP partnership agreement and applicable law (and the TRP GP Board or the TRP GP Conflicts Committee, as applicable, has taken into account all changes to the terms of the Merger Agreement proposed by TRC in determining whether such alternative proposal continues to constitute a superior proposal).

The TRP GP Conflicts Committee and the TRP GP Board may make a TRP adverse recommendation change in response to an intervening event only if:

•	the TRP GP Board or the TRP GP Conflicts Committee, as applicable, after consultation with its financial advisor and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under the TRP partnership agreement and applicable law;

•	the TRP GP Board or the TRP GP Conflicts Committee, as applicable, has provided prior written notice to TRC specifying in reasonable detail the material events giving rise to the intervening event at least three days in advance of its intention to take such action with respect to a TRP adverse recommendation change, unless at the time such notice is otherwise required to be given there are less than three days prior to the TRP special meeting, in which case the TRP GP Board or the TRP GP Conflicts Committee, as applicable, will provide as much notice as is practicable; and

•	during such notice period, the TRP GP Board or the TRP GP Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with TRC in good faith (to the extent TRC desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such TRP adverse recommendation change would not be inconsistent with its duties under the TRP partnership agreement and applicable law (and the TRP GP Board or the TRP GP Conflicts Committee, as applicable, has taken into account all changes to the terms of the Merger Agreement proposed by TRC in determining whether such intervening event continues to constitute an intervening event).

Any TRP adverse recommendation change made by the TRP GP Conflicts Committee invalidates and rescinds any prior “Special Approval” (as defined in the TRP partnership agreement) of the Merger Agreement and the Merger.

For purposes of the Merger Agreement, the term “alternative proposal” in respect of TRP means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than TRC and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of TRP and its subsidiaries (including securities of subsidiaries) equal to 35% or more of TRP’s consolidated assets or to which 35% or more of TRP’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 35% or more of any outstanding class of equity securities of TRP, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 35% or more of any outstanding class of equity securities of TRP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving TRP which is structured to permit such person or group to acquire beneficial ownership of at least 35% of TRP’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by the Merger Agreement.

For purposes of the Merger Agreement, the term “intervening event” in respect of TRP means a material event or circumstances that arises or occurs after the date of the Merger Agreement with respect to TRP and its subsidiaries that was not, prior to the date of the Merger Agreement, reasonably foreseeable by the TRP GP Board or the TRP GP Conflicts Committee.

For purposes of the Merger Agreement, the term “superior proposal” in respect of TRP means a bona fide written offer, obtained after the date of the Merger Agreement and not in material breach of the “no solicitation” covenants of the Merger Agreement, to acquire, directly or indirectly, more than seventy-five percent (75%) of the outstanding equity securities of TRP or assets of TRP and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the TRP GP Conflicts Committee determines in its good faith to be more favorable to TRP’s limited partners from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account any changes to the terms of the Merger Agreement that as of the time of determination had been committed to by TRC in writing.

TRP Common Unitholder Approval

TRP has agreed to hold a special meeting of the TRP common unitholders as promptly as practicable for purposes of obtaining the TRP common unitholder approval. See “The TRP Special Meeting.”

The Merger Agreement also requires TRP, through the TRP GP Board and the TRP GP Conflicts Committee, to recommend to the limited partners of TRP approval of the Merger Agreement and use reasonable best efforts to obtain from the limited partners of TRP the TRP common unitholder approval. This obligation is not affected by (i) the commencement, public proposal, public disclosure or communication to TRP of any alternative proposal or (ii) the withdrawal or modification by the TRP GP Board or the TRP GP Conflicts Committee of its recommendation with respect to the Merger or the TRP GP Board’s or TRP GP Conflicts Committee’s approval of the Merger Agreement or the transactions contemplated by the Merger Agreement.

TRC Recommendation and TRC Adverse Recommendation Change

The TRC Board unanimously determined that the Merger, the Merger Agreement, and the transactions contemplated thereby, including the TRC stock issuance, are in the best interests of TRC and the TRC stockholders. The TRC Board unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby, including the TRC stock issuance. The Merger Agreement provides that TRC will, and will cause its subsidiaries, to use their reasonable best efforts not to, directly or indirectly:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to TRP, the recommendation of TRC (through the TRC Board’s recommendations) that the TRC stockholders approval the TRC stock issuance,

•	fail to include the recommendation of TRC (through the TRC Board’s recommendations) that the TRC stockholders approval the TRC stock issuance,

•	authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any alternative proposal (as defined below); or

•	authorize TRC or any of its subsidiaries to enter into a TRC alternative acquisition agreement or enter into an agreement, arrangement or understanding with respect to any alternative proposal (other than a confidentiality and standstill agreement containing customary provisions).

TRC and any of its subsidiaries taking any of the actions described above is referred to as a “TRC adverse recommendation change.”

Subject to the conditions described below, the TRC Board may, at any time prior to obtaining the TRC stockholder approval, make a TRC adverse recommendation change in response to a superior proposal (defined below) or an intervening event (defined below) only if:

•	TRC has received a written alternative proposal that the TRC Board believes is bona fide and the TRC Board (after consultation with its financial advisors and outside legal counsel) determines in good faith that such alternative proposal constitutes a superior proposal or could reasonably be expected to lead to or result in a superior proposal and that the failure to effect such recommendation change would be inconsistent with its fiduciary duties to TRC stockholders under applicable law;

•	the TRC Board has provided prior written notice to TRP stating that, after consultation with its financial advisor and outside legal counsel, the TRC Board has determined in good faith that such alternative proposal constitutes a superior proposal, including a description of the material terms of such superior proposal, at least three days in advance of its intention to take such action with respect to a TRC adverse recommendation change, unless at the time such notice is otherwise required to be given there are less than three days prior to the TRC stockholder meeting, in which case the TRC Board will provide as much notice as is practicable (and any material amendment to the terms of an alternative proposal, if applicable, requires a new notice, except such notice period in connection with any material amendment will be for one day); and

•	during such notice period, the TRC Board has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with TRP and TRP GP in good faith (to the extent TRP and TRP GP desire to negotiate), to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such TRC adverse recommendation change would not be inconsistent with the duties of the TRC Board under applicable law (and the TRC Board has taken into account all changes to the terms of the Merger Agreement proposed by TRP in determining whether such alternative proposal continues to constitute a superior proposal).

The TRC Board may make a TRC adverse recommendation change in response to an intervening event only if:

•	the TRC Board, after consultation with its financial advisor and outside legal counsel, determines in good faith that the failure to take such action would inconsistent with its duties under applicable law;

•	the TRC Board has provided prior written notice to TRP specifying in reasonable detail the material events giving rise to the intervening event at least three days in advance of its intention to take such action with respect to a TRC adverse recommendation change, unless at the time such notice is otherwise required to be given there are less than three days prior to the TRC stockholder meeting, in which case the TRC Board will provide as much notice as is practicable; and

•	during such notice period, the TRC Board has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with TRP and TRP GP in good faith (to the extent TRP and TRP GP desire to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the failure to effect such TRC adverse recommendation change would not be inconsistent with its duties under applicable law (and the TRC Board has taken into account all changes to the terms of the Merger Agreement proposed by TRP in determining whether such intervening event continues to constitute an intervening event).

For purposes of the Merger Agreement, the term “alternative proposal” in respect of TRC means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than TRP and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of TRC and its subsidiaries (including securities of subsidiaries) equal to 35% or more of TRC’s consolidated assets or to which 35% or more of TRC’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of

Section 13 under the Exchange Act) of 35% or more of any outstanding class of equity securities of TRC, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 35% or more of any outstanding class of equity securities of TRC or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving TRC which is structured to permit such person or group to acquire beneficial ownership of at least 35% of TRC’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by the Merger Agreement. An “alternative proposal” in respect of TRC does not include any inquiry, proposal or offer that would not reasonably be expected to (i) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the Merger Agreement, or (ii) diminish, reduce or otherwise materially adversely affect the economic benefits to be obtained by the TRP common unitholders upon the consummation of the Merger.

For purposes of the Merger Agreement, the term “intervening event” in respect of TRC means a material event or circumstances that arises or occurs after the date of the Merger Agreement with respect to TRP and its subsidiaries that was not, prior to the date of the Merger Agreement, reasonably foreseeable by the TRC Board.

For purposes of the Merger Agreement, the term “superior proposal” in respect of TRC means a bona fide written offer, obtained after the date of the Merger Agreement and not in material breach of the “no solicitation” covenants of the Merger Agreement, to acquire, directly or indirectly, more than seventy-five percent (75%) of the outstanding equity securities of TRC or assets of TRC and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the TRC Board determines in its good faith to be more favorable to the TRC stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account any changes to the terms of the Merger Agreement that as of the time of determination had been committed to by TRP in writing.

TRC Stockholder Approval

TRC has agreed to hold a special meeting of the TRC stockholders as promptly as practicable for the purpose of obtaining the TRC stockholder approval. See “The TRC Special Meeting.”

The Merger Agreement also requires TRC, through the TRC Board, to recommend to the TRC stockholders approval of the TRC stock issuance and use reasonable best efforts to obtain from the TRC stockholders the TRC stockholder approval. This obligation is not affected by (i) the commencement, public proposal, public disclosure or communication to TRC of any alternative proposal or (ii) the withdrawal or modification by the TRC Board of its recommendation with respect to the TRC stock issuance or the TRC Board’s approval of the Merger Agreement or the transactions contemplated by the Merger Agreement.

No Solicitation by TRP

The Merger Agreement contains detailed provisions prohibiting TRP GP and TRP from seeking an alternative proposal. Under these “no solicitation” covenants, TRP GP and TRP have agreed that they will not, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective representatives not to, directly or indirectly, except as permitted by the Merger Agreement:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal;

•	grant approval to any person under clause (iii) of the provision in the definition of “Outstanding” in the TRP partnership agreement; or

•	enter into any alternative acquisition agreement with respect to any alternative proposal (other than a confidentiality and standstill agreement containing customary provisions).

TRP GP and TRP have agreed that they will, and will cause their respective subsidiaries and use reasonable best efforts to cause their respective representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement with respect to an alternative proposal and immediately prohibit any access by any person (other than TRC and its representatives) to confidential information relating to a possible alternative proposal.

Following the date of the Merger Agreement but prior to obtaining the TRP common unitholder approval, if TRP has received a written alternative proposal that the TRP GP Conflicts Committee believes is bona fide and the TRP GP Conflicts Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and failure to take such action would be inconsistent with its duties under the TRP partnership agreement and applicable law, and such alternative proposal did not result from a material breach of the “no solicitation” covenants in the Merger Agreement, then the Merger Agreement permits TRP GP and TRP to furnish information with respect to TRP and its subsidiaries to the person making such alternative proposal and participate in discussions or negotiations regarding such alternative proposal; provided, however, that (i) TRP and TRP GP and their respective subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless TRP has, or first enters into a confidentiality and standstill agreement containing customary provisions with such person and TRP and TRP GP provide TRC any non-public information that was not previously provided or made available to TRC prior to or substantially concurrently with providing or making available such non-public information to such other person.

The Merger Agreement permits TRP, the TRP GP Board and the TRP GP Conflicts Committee to comply with Rule 14d-9 under the Exchange Act if the TRP GP Conflicts Committee determines in good faith (after consultation with outside legal counsel) that the failure to do so would be reasonably likely to constitute a violation of applicable law.

No Solicitation by TRC

The Merger Agreement contains detailed provisions prohibiting TRC from seeking an alternative proposal. Under these “no solicitation” covenants, TRC has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, except as permitted by the Merger Agreement:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an alternative proposal; or

•	enter into any alternative acquisition agreement with respect to any alternative proposal (other than a confidentiality and standstill agreement containing customary provisions).

TRC has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its representatives to, cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement with respect to an alternative proposal and immediately prohibit any access by any person (other than TRP, TRP GP and their representatives) to confidential information relating to a possible alternative proposal.

Following the date of the Merger Agreement but prior to obtaining the TRC stockholder approval, if TRC has received a written alternative proposal that the TRC Board believes is bona fide and the TRC Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal and failure to take such action would be inconsistent with its duties under the applicable law, and such alternative proposal did not result from a material breach of the “no solicitation” covenants in the Merger Agreement, then the Merger

Agreement permits TRC to furnish information with respect to TRC and its subsidiaries to the person making such alternative proposal and participate in discussions or negotiations regarding such alternative proposal; provided, however, that (i) TRC and its subsidiaries will not, and will use their reasonable best efforts to cause their respective representatives not to, disclose any non-public information to such person unless TRC has, or first enters into an acceptable confidentiality agreement with such person and TRC provides TRP and TRP GP any non-public information that was not previously provided or made available to TRP and TRP GP prior to or substantially concurrently with providing or making available such non-public information to such other person.

The Merger Agreement permits TRC or the TRC Board to comply with Rule 14d-9 under the Exchange Act if the TRC Board determines in good faith (after consultation with outside legal counsel) that the failure to do so would be reasonably likely to constitute a violation of applicable law.

The Merger Consideration

At the effective time of the Merger, each TRP common unit issued and outstanding will be converted into the right to receive 0.62 of a TRC share, other than (i) TRP common units that are owned immediately prior to the effective time of the Merger by TRP or its subsidiaries, which will be automatically cancelled and will cease to exist, and (ii) TRP common units owned immediately prior to the effective time of the Merger by TRP GP or TRC or any of its subsidiaries (other than TRP and its subsidiaries), which will remain outstanding in TRP, unaffected by the Merger.

TRC will not issue any fractional shares in the Merger. Instead, each holder of TRP common units that are converted pursuant to the Merger Agreement who otherwise would have received a fraction of a TRC share will be entitled to receive, from the exchange agent appointed by TRC pursuant to the Merger Agreement, a cash payment in lieu of such fractional shares in an amount equal to the product of (i) the average trading prices of the TRC shares over the five-day period prior to the closing date of the Merger and (ii) the fraction of the TRC share that such holder would otherwise be entitled to receive based on Exchange Ratio.

Treatment of Equity Awards

The Merger Agreement provides for each of the following with respect to outstanding equity awards previously granted under the TRP LTIP and the TRC LTIP:

•	Each outstanding award previously granted under the TRP LTIP award relating to TRP common units that is outstanding immediately prior to the Effective Time (including outstanding performance unit awards) shall, as of the effective time of the Merger, automatically be converted and restated into a comparable right to receive an equity award with respect to TRC shares, calculated by multiplying the number of performance units or TRP common units denominated in each such TRP LTIP award by the Exchange Ratio (rounding down to the nearest whole share of TRC shares), and any amounts of cash previously credited as distribution equivalent rights under such award shall remain so credited and payable on the same date as set forth in the respective award agreements, in all cases, subject to the same time-based vesting schedule previously included in the TRP LTIP award. The time-based vesting schedule, forfeiture, and termination provisions included in each outstanding TRP LTIP award shall be preserved in the converted comparable award with the TRC Board, the TRC Compensation Committee or any other committee of the TRC Board designated by the TRC Board determining the treatment in the converted award of any performance factor relating to TRP common units previously included in the TRP LTIP award. See “The Merger—Treatment of Equity Awards.”

•	The Merger Agreement also provides for the adoption and assumption by TRC of the TRP LTIP, to be effective as of the effective time of the Merger Agreement.

•

Each cash-settled performance unit award previously granted under the TRC LTIP relating to TRP common units shall likewise be amended into a cash-settled award based on the value of TRC shares, calculated by multiplying the Exchange Ratio to the number of performance units denominated in such award. The time-based vesting schedule, forfeiture, and termination provisions included in each outstanding TRC performance unit award shall be preserved in the amended award, with the determination of the TRC Board, the TRC Compensation Committee or any other committee of the TRC Board designated by the TRC Board regarding the treatment of any performance factor relating to TRP common units applied consistently as described above with respect to TRP LTIP awards.

Adjustments to Prevent Dilution

The Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction with respect to the number of outstanding TRP common units or TRC shares prior to the effective time of the Merger to provide the TRP common unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

TRC, Merger Sub, the surviving entity and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent amounts are so withheld, such withheld amounts will be treated as having been paid to the former holder of TRP common units in respect of whom such withholding was made.

Dividends and Distributions

No dividends or other distributions with respect to TRC shares issued in the Merger will be paid to the holder of any un-surrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, subject to the effect of escheat, tax or other applicable law, there will be paid, without interest, to the record holder of the TRC shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such TRC shares with a record date after the effective time of the Merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such TRC shares with a record date after the effective time of the Merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of TRC shares, all TRC shares to be issued pursuant to the Merger will be entitled to dividends as if issued and outstanding as of the effective time of the Merger.

In addition, each of TRC and TRP will coordinate with the other regarding the declaration of any dividends or distributions in respect of TRC shares and TRP common units and the record and payment dates relating thereto, it being the intention that TRP common unitholders not receive, for any quarter, distributions both in respect of TRP common units and also dividends in respect of TRC shares that they receive in exchange for such TRP common units in the Merger.

Financing Covenant

TRP has agreed to, and to cause each of its subsidiaries and use reasonable best efforts to cause its and their representatives to, use reasonable best efforts to provide all customary cooperation as reasonably requested by TRC to assist TRC in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by the Merger Agreement and any other amounts required to be paid in connection with the transactions contemplated by this Merger Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

Filings

Pursuant to the Merger Agreement, TRC, on the one hand, and TRP and TRP GP, on the other hand, have agreed to cooperate and use, and to cause their respective subsidiaries to use their respective reasonable best efforts to (i) prepare and file as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (ii) obtain promptly (and in any event no later than June 30, 2016) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and (iii) defend legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby.

Regulatory Matters

Pursuant to the Merger Agreement, each party thereto has agreed to make an appropriate filing (if required by applicable law) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and advisable and in any event within 15 business days after the date of the Merger Agreement (unless a later date is mutually agreed to by the parties thereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act or any other antitrust law and use its reasonable best efforts to take, or cause to be taken (including by their respective subsidiaries), all other actions consistent with the applicable provisions of the Merger Agreement necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than June 30, 2016).

Termination

TRC and TRP may terminate the Merger Agreement at any time prior to the effective time of the Merger by mutual written consent authorized by the TRC Board and the TRP GP Conflicts Committee.

In addition, either TRC or TRP may terminate the Merger Agreement at any time prior to the effective time of the Merger by written notice to the other party if:

•	the closing of the Merger has not occurred on or before June 30, 2016, except that the right to terminate will not be available (i) to TRC or TRP, if the failure to satisfy such condition was due to the failure of, in the case of TRP, TRP or TRP GP and in the case of TRC, TRC or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the closing of the Merger or (ii) to TRP or TRC, if in the case of TRC, TRP or TRP GP, and in the case of the TRP, TRC or Merger Sub, has filed (and is then pursuing) an action seeking specific performance of the obligations of the other party as permitted by the Merger Agreement;

•	any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal, except that the right to terminate will not be available to TRC or TRP if such restraint is due to the failure, in the case of TRP, TRP or TRP GP and in the case of TRC, TRC or Merger Sub, to perform its obligations under the Merger Agreement;

•	the TRP special meeting is concluded and the TRP common unitholder approval is not obtained; or

•	the TRC special meeting is concluded and the TRC stockholder approval is not obtained.

TRC also may terminate the Merger Agreement if:

•	a TRP adverse recommendation change occurs prior to the TRP common unitholders meeting;

•	TRP or TRP GP breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by TRC and TRC is not then in any material breach; or

•	prior to the receipt of TRC stockholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that TRC has complied in all material respects with its “no solicitation” covenants in the Merger Agreement and has made or concurrently an amendment to the TRP partnership agreement to reduce distributions to TRC in the amount of the TRP termination amount (as defined under “—Fees and Expenses”).

TRP also may terminate the Merger Agreement if:

•	a TRC adverse recommendation change occurs prior to the TRC stockholder meeting;

•	TRC breaches or fails to perform any of its representations, warranties, covenants or agreements such that certain closing conditions would not be satisfied, or if such breach or failure is capable of being cured, such breach or failure has not been cured within 30 days following delivery of written notice by TRP and neither of TRP or TRP GP is then in any material breach; or

•	prior to the receipt of TRP common unitholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal, provided that TRP has complied in all material respects with its “no solicitation” covenants in the Merger Agreement and has made or concurrently pays to TRC the TRC termination fee (as defined under “—Fees and Expenses”).

Fees and Expenses

The Merger Agreement provides that upon termination of the Merger Agreement under certain circumstances, TRC will be obligated to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to $96.5 million, which is referred to as the TRP termination amount. The Merger Agreement also provides that upon termination of the Merger Agreement under certain circumstances, TRP will be obligated to pay TRC a termination fee of $96.5 million, which is referred to as the TRC termination fee.

The Merger Agreement provides that TRC will be obligated to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to the TRP termination amount in the following circumstances:

•	in the event that the Merger Agreement is validly terminated by TRC prior to the receipt of the TRC stockholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal; or

•	in the event that:

•	after the date of the execution of the Merger Agreement, an alternative proposal is publicly proposed or publicly disclosed prior to the TRC special meeting;

•	the Merger Agreement is validly terminated by TRP because a TRC adverse recommendation change has occurred prior to the TRC special meeting; and

•	at any time on or prior to the 6-month anniversary of such termination, TRC or any of its subsidiaries has entered into a definitive agreement in respect of an alternative proposal or consummated an alternative proposal;

in which case, TRC will be obligated to execute an amendment to the TRP partnership agreement providing for the reduction in distributions payable by TRP to TRC, as the indirect holder of TRP’s IDRs, equal to the TRP termination amount upon the earlier of entering into such definitive agreement or consummating such alternative proposal.

For these purposes, the term “alternative proposal” has the meaning assigned to such term in the Merger Agreement, except that references to “35% or more” or “at least 35%” are deemed to be references to “50% or more” or “at least 50%,” respectively.

The Merger Agreement provides that TRP will be obligated to pay to TRC the TRC termination fee in the following circumstances:

•	in the event that the Merger Agreement is validly terminated by TRP prior to the receipt of the TRP common unitholder approval, in order to enter into an alternative acquisition agreement with respect to a superior proposal; or

•	in the event that:

•	after the date of the execution of the Merger Agreement, an alternative proposal is publicly proposed or publicly disclosed prior to the TRP special meeting;

•	the Merger Agreement is validly terminated by TRC because a TRP adverse recommendation change has occurred prior to the TRP special meeting; and

•	at any time on or prior to the 6-month anniversary of such termination, TRP or any of its subsidiaries has entered into a definitive agreement in respect of an alternative proposal or consummated an alternative proposal;

in which case, TRP will be obligated to pay to TRC the TRC termination fee upon the earlier of entering into such definitive agreement or consummating such alternative proposal.

For these purposes, the term “alternative proposal” has the meaning assigned to such term in the Merger Agreement, except that references to “35% or more” or “at least 35%” are deemed to be references to “50% or more” or “at least 50%,” respectively.

The Merger Agreement also provides that TRC is required to pay TRP (or its designated affiliate) a payment in respect of TRP’s expenses up to $10,000,000 (the “TRP expenses”) in the event that the Merger Agreement is terminated by TRP or TRC because the TRC special meeting has concluded and the TRC stockholder approval has not been obtained. In addition, the Merger Agreement also provides that TRP is required to pay TRC a payment in respect of TRC’s expenses up to $10,000,000 (the “TRC expenses”) in the event that the Merger Agreement is terminated by TRP or TRC because the TRP special meeting has concluded and the TRP common unitholder approval has not been obtained.

In no event will TRC be required to make an amendment with respect to the TRP termination amount on more than one occasion. In addition, if TRC has previously paid a portion of the TRP expenses to TRP (or its designated affiliate), any required amendment with respect to the TRP termination amount will be reduced by the amount of the TRP expenses previously paid.

In no event will TRP be required to pay TRC termination fee on more than one occasion. In addition, if TRP has previously paid to TRC a portion of the TRC expenses, any required payment with respect the TRC termination fee will be reduced by the amount of the TRC expenses previously paid.

Conduct of Business Pending the Merger

Under the Merger Agreement, each of TRC and TRP has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the effective time of the Merger, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

Subject to certain exceptions, unless TRC consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), TRP GP and TRP have agreed, and will cause their respective subsidiaries, to conduct its business in the ordinary course of business consistent with past practice.

Subject to certain exceptions, unless TRP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), TRC has agreed, and will cause each of its subsidiaries, to conduct its business in the ordinary course of business consistent with past practice. Provided the same exceptions, TRC has further agreed not to, and will not permit its subsidiaries to:

•	amend TRC’s or any of its subsidiaries’ organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that (a) would prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, or (b) would diminish, reduce or otherwise materially adversely affect the economic benefits to be obtained by the TRP common unitholders upon the consummation of the Merger;

•	declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of TRC’s or its subsidiaries’ capital stock, other than regular quarterly cash dividends on the TRC shares in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the effective time of the Merger;

•	split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or effect any other similar transaction with respect to any of TRC’s or its subsidiaries’ capital stock or other securities or equity interests;

•	make any acquisition, directly or indirectly (including by merger, consolidation, acquisition of assets or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person for consideration in an amount greater than $250,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000,000 in the aggregate;

•	other than transactions exclusively between subsidiaries of TRC, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, consolidation or other reorganization; or

•	agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition that would prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that from and after the effective time of the Merger, TRC and TRP (as the surviving entity of the Merger) jointly and severally agree to indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person who is now, or has been or becomes at any time prior to the effective time of the Merger, an officer, director or employee of TRP or any of its subsidiaries or TRP GP, to the fullest extent permitted under applicable law. In addition, TRC and TRP (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of TRP and the TRP GP immediately prior to the effective time of the Merger and ensure that the organizational documents of TRP and the TRP GP or any of their respective successors or assigns, if applicable, will contain provisions no less favorable, for a period of six years following the effective time, with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of TRP and the TRP GP than are presently set forth in such organizational documents. In addition, TRC will maintain in effect for six years from the effective time of the Merger TRC’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time of the Merger with respect to such indemnified persons, provided that in no event will TRC be required to expend more than an amount per year equal to 300% of current annual premiums paid by TRC for such insurance.

TRP GP Conflicts Committee

TRC has agreed, until the effective time of the Merger or the termination of the Merger Agreement, not to, without the consent of a majority of the then existing TRP GP Conflicts Committee, take any action (or allow its subsidiaries to take any action) intended to cause TRP GP to eliminate the TRP GP Conflicts Committee, revoke or diminish the authority of the TRP GP Conflicts Committee or remove or cause the removal of any director of the TRP GP Board that is a member of the TRP GP Conflicts Committee either as a director or member of such committee.

Voting

TRC has agreed to vote or cause to be voted all TRP common units beneficially owned by TRC in favor of approval of the Merger unless there is a TRP adverse recommendation change.

Amendment and Supplement; Waiver and Consent

At any time prior to the effective time of the Merger, (i) the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, and (ii) any party to the Merger Agreement may waive compliance by another party or grant any consent under the Merger Agreement, whether before or after the TRP common unitholder approval or the TRC stockholder approval; provided, however, that the TRP GP Board may not take or authorize any such action unless it has referred such action to the TRP GP Conflicts Committee for its consideration and permitted the TRP GP Conflicts Committee not less than two business days to make a recommendation to the TRP GP Board with respect thereto (for the avoidance of doubt, the TRP GP Board will in no way be obligated to follow the recommendation of the TRP GP Conflicts Committee and the TRP GP Board will be permitted to take action following the expiration of such two business day period); and, following the receipt of the TRP common unitholder approval, the TRP GP board may not take or authorize any such action without the prior written consent of the TRP GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by TRP, TRP GP, TRC or Merger Sub in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right under the Merger Agreement. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Remedies; Specific Performance

The Merger Agreement provides that the parties are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the provisions of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties by TRC, on the one hand, and TRP and TRP GP, on the other hand. These representations and warranties have been made solely for the benefit of the other party to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by both TRC, on the one hand, and TRP and TRP GP, on the other hand relate to, among other things:

•	corporate organization, standing and similar corporate matters;

•	capital structure;

•	due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC, financial statements included in those documents and no undisclosed liabilities or obligations since December 31, 2013;

•	absence of changes or events since December 31, 2014;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	taxes and other tax matters;

•	material contracts;

•	benefit plans;

•	environmental matters;

•	property;

•	intellectual property;

•	opinions of financial advisors;

•	brokers and other advisors; and

•	no other representations and warranties.

Additional representations and warranties made only by TRC to TRP relate to, among other things:

•	financing of the Merger; and

•	ownership of TRP common units.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, access to information, applicability of takeover statutes and public announcements.

COMPARISON OF THE RIGHTS OF TRC STOCKHOLDERS AND TRP COMMON UNITHOLDERS

TRC is a corporation and TRP is a limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of TRC stockholders are governed by TRC’s certificate of incorporation and bylaws and the DGCL. The rights of TRP common unitholders are governed by the TRP partnership agreement and the Delaware LP Act. If the Merger is completed, the rights of TRP common unitholders as TRC stockholders will be governed by TRC’s certificate of incorporation and bylaws and the DGCL. There are many differences between the rights of TRP common unitholders and the rights of TRC stockholders. Some of these, such as distribution/dividend and voting rights, are significant. The following description summarizes the material differences that may affect the rights of TRC stockholders and TRP common unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. TRP common unitholders should read carefully the relevant provisions of TRC’s certificate of incorporation and bylaws and the TRP partnership agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Purpose and Term of Existence

TRC	TRP
TRC’s stated purpose is to engage in any and all lawful act or activity for which corporations may be organized under the DGCL. TRC is to have perpetual existence.

TRP’s purpose under the TRP partnership agreement is limited to any business activity that is approved by the general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that the general partner will not cause TRP to engage, directly or indirectly, in any business activity that the general partner determines would cause TRP to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

TRP will have a perpetual existence unless terminated pursuant to the terms of the TRP partnership agreement.

Authorized Capital

TRC	TRP

TRC’s authorized capital stock consists of:

•    300,000,000 shares of common stock, $0.001 par value per share; and

•    100,000,000 shares of preferred stock, $0.001 par value per share, none of which were outstanding as of the date of this joint proxy statement/prospectus.

As of the record date, we estimate there will be approximately 56,020,266 outstanding TRC shares and no outstanding shares of preferred stock.

The authorized equity interests of TRP consist of common units, Class B Units, TRP Series A Preferred Units, the IDRs, the general partner interest and the Special General Partner Interest

As of the record date, we estimate there will be approximately 184,870,693 outstanding common units representing limited partnership interests in TRP and 5,000,000 outstanding TRP Series A Preferred Units. As of the record date, the IDRs, we expect that the general partner interest and the Special General Partner Interest will be outstanding.

TRC	TRP

As a limited partnership, TRP does not have authorized capital. Rather, the TRP partnership agreement authorizes TRP to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by the general partner without the approval of the unitholders.

Holders of any additional TRP common units TRP issues will be entitled to share equally with the then-existing holders of common units in TRP’s distributions of available cash. In addition, the issuance of additional TRP common units or other partnership securities may dilute the value of the interests of the then-existing holders of TRP common units in TRP’s net assets.

In accordance with Delaware law and the provisions of the TRP partnership agreement, TRP may also issue additional partnership securities that, as determined by the general partner, may have special voting rights to which TRP common units are not entitled. In addition, the TRP partnership agreement does not prohibit the issuance by TRP’s subsidiaries of equity securities, which may effectively rank senior to the TRP common units.

Upon the issuance of additional partnership securities, the general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in TRP. The general partner’s 2% interest in TRP will be reduced if TRP issues additional units in the future (other than the issuance of units issued in connection with a reset of the incentive distribution target levels relating to the general partner’s IDRs or the issuance of units upon conversion of outstanding partnership securities) and the general partner does not contribute a proportionate amount of capital to TRP to maintain its 2% general partner interest. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, TRP issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units that existed immediately prior to each issuance. TRP common unitholders will not have preemptive rights to acquire additional common units or other partnership securities.

TRC	TRP

Preferred Units.

On October 15, 2015, TRP completed its offering of TRP Series A Preferred Units. The TRP Series A Preferred Units rank senior to the TRP common units, with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up. The TRP Series A Preferred Units have no stated maturity and are not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless repurchased or redeemed by TRP or converted into its TRP common units in connection with a change of control. The Merger does not constitute a change of control with respect to the TRP Series A Preferred Units under the TRP partnership agreement, and the TRP Series A Preferred Units will remain outstanding as limited partner interests in TRP following the Merger.

Holders of TRP Series A Preferred Units are entitled to receive, when, as and if declared by the TRP GP Board, out of legally available funds for such purposes, cumulative cash monthly distributions. Distributions on TRP Series A Preferred Units are cumulative from the date of issue and payable monthly on the 15th day of each month. Distributions on the TRP Series A Preferred Units are payable from and including the date of original issue to, but not including, November 1, 2020, at a rate equal to 9.00% per annum of the stated liquidation preference. On and after November 1, 2020, distributions on the TRP Series A Preferred Units will accumulate at an annual floating rate equal to the one-month LIBOR plus a spread of 7.71%.

At any time on or after November 1, 2020, TRP may redeem the TRP Series A Preferred Units, in whole or in part, from any source of funds legally available for such purpose, by paying $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. In addition, TRP (or a third-party with its prior written consent) may redeem the TRP Series A Preferred Units following certain changes of control, as described in the TRP partnership agreement. If TRP (or a third-party with its prior written consent) does not exercise this option, then the holders of the TRP Series A Preferred Units have the option to convert the TRP Series A Preferred Units into a number of TRP common units per TRP

TRC	TRP

Series A Preferred Unit as set forth in the TRP partnership agreement. If TRP (or a third-party with its prior written consent) exercises its redemption rights relating to any TRP Series A Preferred Units, the holders of those TRP Series A Preferred Units will not have the conversion right described above with respect to the TRP Series A Preferred Units called for redemption.

Holders of TRP Series A Preferred Units have no voting rights except for limited voting rights with respect to potential amendments to the TRP partnership agreement that have a material adverse effect on the existing terms of the TRP Series A Preferred Units and in certain other limited circumstances or as required by law. A TRP Series A Preferred Unit is not considered a “unit” (but is considered a “limited partnership interest” and a “partnership security”) under the TRP partnership agreement.

Dividends / Distributions

TRC	TRP

TRC currently pays its stockholders, on a quarterly basis, dividends equal to the cash TRP distributes to TRC based on TRC’s indirect ownership of partnership interests, less federal income taxes, which TRC is required to pay because it is taxed as a corporation, the expenses of being a public company, other general and administrative expenses, capital contributions to TRP upon the issuance by it of additional partnership securities if TRC chooses to maintain its 2% general partnership interest and reserves established by the TRC Board.

TRC receives distributions from TRP with respect to the TRP common units that it owns.

In addition, through TRC’s indirect ownership of TRP’s general partner, TRC participates in the distributions to the general partner pursuant to the 2% general partner interest and the IDRs.

Quarterly Distributions of Available Cash. Within 45 days after the end of each quarter, TRP distributes all of TRP’s available cash from operating surplus for any quarter to unitholders of record on the applicable record date as follows: first, 98% to all unitholders, pro rata, and 2% to the general partner, until TRP distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below. This is based on the assumptions that TRP’s general partner maintains its 2% general partner interest and that TRP does not issue additional classes of equity securities.

The term “available cash,” for any quarter, means the sum of (i) all cash and cash equivalents on hand at the end of that quarter, and (ii) all additional cash and cash equivalents on hand immediately prior to the date of the distribution of available cash resulting from borrowings for working capital purposes subsequent to the end of that quarter less the amount of cash reserves established by the general partner to:

•    provide for the proper conduct of TRP’s business (including reserves for future capital expenditures and for anticipated future credit needs);

TRC	TRP

•    comply with applicable law or any loan agreements, security agreements, mortgages, debt instruments or other agreements;

•    provide funds for distributions on and redemptions with respect to the TRP Series A Preferred Units; or

•    or provide funds for distributions for any one or more of the upcoming four quarters.

Minimum Quarterly Distribution. TRP will distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution to the extent TRP has sufficient cash from TRP’s operations after establishment of cash reserves and payment of fees and expenses, including payments to the general partner. However, there is no guarantee that TRP will pay the minimum quarterly distribution on the units in any quarter. Even if the cash distribution policy is not modified or revoked, the amount of distributions paid under the policy and the decision to make any distribution is determined by the general partner, taking into consideration the terms of the TRP partnership agreement. TRP will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under its credit agreement.

Series A Preferred Distributions. The TRP Series A Preferred Units rank senior to the TRP common units, with respect to the payment of distributions. Holders of TRP Series A Preferred Units are be entitled to receive, when, as and if declared by the TRP GP Board, out of legally available funds for such purposes, cumulative cash monthly distributions. Distributions on TRP Series A Preferred Units are cumulative from the date of issue and payable monthly on the 15th day of each month. Distributions on the TRP Series A Preferred Units are payable from and including the date of original issue to, but not including, November 1, 2020, at a rate equal to 9.00% per annum of the stated liquidation preference. On and after November 1, 2020, distributions on the TRP Series A Preferred Units will accumulate at an annual floating rate equal to the one-month LIBOR plus a spread of 7.71%.

TRC	TRP

General Partner Interest and Incentive Distribution Rights. The general partner is currently entitled to 2% of all quarterly distributions that TRP makes prior to the liquidation. The general partner has the right, but not the obligation, to contribute a proportionate amount of capital to TRP to maintain its current general partner interest. The general partner’s 2% interest in these distributions may be reduced if TRP issues additional units in the future and the general partner does not contribute a proportionate amount of capital to TRP to maintain its 2% general partner interest.

The general partner also currently holds IDRs that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash TRP distributes from operating surplus (as defined below) in excess of $0.3881 per unit per quarter. The maximum distribution of 50% includes distributions paid to the general partner on its general partner interest and assumes that the general partner maintains its general partner interest at 2%.

The TRP partnership agreement reduces aggregate incentive distributions to TRC, as the indirect holder of TRP’s IDRs, by (a) $9,375,000 per quarter during the first four quarters following February 27, 2015 (commencing with the quarterly distribution declaration for the quarter ended March 31, 2015), (b) $6,250,000 per quarter for the next four quarters, (c) $2,500,000 per quarter for the next four quarters and (d) $1,250,000 per quarter for the next four quarters, with such amounts to be instead distributed pro rata to the TRP common unitholders.

In addition, the TRP partnership agreement provides for the issuance of the Special General Partner Interest, which is not entitled to current distributions or allocations of net income or loss, and has no voting rights or other rights except for the limited right to receive deductions attributable to the contribution of the general partner interest in TPL.

Business Combinations

TRC	TRP

Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires

A merger, consolidation or conversion of TRP requires the prior consent of the general partner. However, the general partner will have no duty or obligation to consent to any merger, consolidation or

TRC	TRP

that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such constituent corporation is the surviving corporation and:

•    such corporation’s certificate of incorporation is not amended;

•    the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after; and

•    either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

In the case of the Merger, although TRC shares are being issued in the Merger, TRC is not one of the constituent corporations in the Merger. Therefore, the only stockholder votes necessary are to approve the TRC stock issuance, as required by NYSE rules.

TRC’s organizational documents do not contain additional approval requirements for certain non-cash changes of control.

TRC is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to TRP or the limited partners, including any duty to act in good faith or in the best interest of TRP or the limited partners.

In addition, the TRP partnership agreement generally prohibits the general partner without the prior approval of a majority of outstanding TRP common units and TRP Class B units, if any, voting as a single class (a “unit majority”), from causing TRP to, among other things, sell, exchange or otherwise dispose of all or substantially all of TRP’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on TRP’s behalf the sale, exchange or other disposition of all or substantially all of the assets of TRP’s subsidiaries. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of TRP’s assets without that approval. The general partner may also sell all or substantially all of TRP’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, the general partner may consummate any merger without the prior approval of a unit majority if TRP is the surviving entity in the transaction, the general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the TRP partnership agreement, each partnership security will be an identical partnership security following the transaction, and the partnership securities to be issued do not exceed 20% of TRP’s outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the TRP partnership agreement are satisfied, the general partner may convert TRP or any of its subsidiaries into a new limited liability entity or merge TRP or any of its subsidiaries into, or convey all of TRP’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in TRP’s legal form into another limited liability entity, the general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as

TRC	TRP

(or who is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status) 15% or more of the corporation’s voting stock. See “Description of TRC Capital Stock—Anti-Takeover Effects of Provisions of TRC’s Amended and Restated Certificate of Incorporation, TRC’s Amended and Restated Bylaws and Delaware Law—Delaware Law.”	contained in the TRP partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the TRP partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of TRP’s assets or any other similar transaction or event.

Management by Board of Directors / General Partner

TRC	TRP

In accordance with the DGCL, TRC’s business and affairs are managed by the TRC Board.

TRC’s certificate of incorporation provides that the number of directors will be fixed in the manner provided in its bylaws. TRC’s bylaws provide that, subject to the rights of holders of any Preferred Stock, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the board. As of the date of this joint proxy statement/prospectus, the TRC Board has eight directors.

The general partner conducts, directs and manages all activities of TRP. Except as otherwise expressly provided in the TRP partnership agreement, all management powers over the business and affairs of TRP will be exclusively vested in the general partner, and no limited partner has any management power over the business and affairs of TRP. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the general partner under any other provision of the TRP partnership agreement, the general partner, subject to restrictions on the general partner’s authority, will have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of TRP, to exercise all powers and purposes.

Restrictions on the General Partner’s Authority. Except as otherwise provided in the TRP partnership agreement, the general partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the partnership group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of TRP’s subsidiaries) without the approval of a unit majority; provided, however, that such restriction does not preclude or limit the general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership group and does not apply to any forced sale of any or all of the assets of the partnership group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of a unit majority, the general partner may not, on behalf of TRP, except as otherwise permitted, elect or cause TRP to elect a successor general partner of TRP.

TRC	TRP

Except as provided in cases of dissolution, liquidation and acquisition of limited partner interests, the general partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the partnership group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the partnership’s subsidiaries) without the approval of a unit majority; provided, however, that such provision does not preclude or limit the general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership group and does not apply to any forced sale of any or all of the assets of the partnership group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of a unit majority, the general partner will not, on behalf of the partnership, except as permitted in cases of transfer of the general partner’s general partnership interests and withdrawal or removal of the general partner, elect or cause the partnership to elect a successor general partner of the partnership.

Nomination and Election of Directors / General Partner

TRC	TRP

TRC’s directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until the annual meetings of stockholders in 2017, 2018 and 2016, respectively.

Directors are elected by the affirmative vote of the holders of a plurality of the shares present and entitled to vote on the election of directors.

At a meeting of the TRC stockholders, only such nominations of persons for the election of directors and such other business may be conducted as is been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (1) specified in TRC’s notice of meeting, (2) otherwise properly brought before the meeting by or at the direction of the TRC Board, or (3) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record at the time such notice of meeting is given, who is entitled to vote at the meeting and who complies with the procedures described under “—Stockholder Proposals and Director Nominations.”

TRP common unitholders have no right to elect the general partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the general partner.

Holders of TRP Series A Preferred Units have no voting rights with respect to the election of the general partner or the election of the directors of the general partner.

TRC	TRP

Each director chosen will hold office until the annual meeting of stockholders held after his or her election at which such director’s term expires and will serve until his successor will have been duly elected and qualified or until his earlier death, resignation or removal.

Removal of Directors; Withdrawal or Removal of General Partner

TRC	TRP

TRC’s bylaws provide that any director or the whole TRC Board may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3 percent of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class.

Withdrawal of the General Partner. Except as described below, the general partner has agreed not to withdraw voluntarily as the general partner prior to December 31, 2016 without obtaining the approval of the holders of at least a majority of the outstanding TRP common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2016, the general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the TRP partnership agreement. Notwithstanding the information above, the general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the TRP partnership agreement permits the general partner in some instances to sell or otherwise transfer all of its general partner interest in TRP without the approval of the unitholders.

Upon withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in TRP, a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, TRP will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue TRP’s business and to appoint a successor general partner.

Removal of the General Partner. The general partner may not be removed unless that removal is approved by the vote of the holders of not less than

TRC	TRP

66 2/3% of the outstanding units, voting together as a single class, including units held by the general partner and its affiliates, and TRP receives an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of a unit majority. The ownership of more than 33 1/3% of the outstanding units by the general partner and its affiliates would give them the practical ability to prevent the general partner’s removal.

The TRP partnership agreement also provides that if the general partner is removed as the general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal the general partner will have the right to convert its general partner interest and its IDRs into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the TRP partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the unitholders, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its IDRs for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

TRC	TRP

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner interest and its IDRs will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, TRP is required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for TRP’s benefit.

Filling Vacancies on the Board; Replacing the General Partner

TRC	TRP

Unless the TRC Board otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the TRC Board, or by a sole remaining director (and not by stockholders).

See “—Removal of Directors; Withdrawal or Removal of General Partner.”

Transfer of General Partner Interest and Incentive Distribution Rights

TRC	TRP

Not applicable.

Except for transfer by the general partner of all, but not less than all, of its general partner units to:

•    An affiliate of the general partner (other than an individual); or

•    Another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, the general partner may not transfer all or any of its general partner units to another person prior to December 31, 2016 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of

TRC	TRP

this transfer, the transferee must assume, among other things, the rights and duties of the general partner, agree to be bound by the provisions of the TRP partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

The general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

The general partner or its affiliates or a subsequent holder may transfer its IDRs to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to December 31, 2016, other transfers of IDRs will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. On or after December 31, 2016, the IDRs will be freely transferable.

Change of Management Provisions

TRC	TRP

See “Description of TRC Capital Stock—Anti-Takeover Effects of Provisions of TRC’s Amended and Restated Certificate of Incorporation, TRC’s Amended and Restated Bylaws and Delaware Law.”

The TRP partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change the management of the general partner. If any person or group other the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of partnership securities, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from the general partner or its affiliates and any transferees of that person or group approved by the general partner or to any person or group who acquires the units with the prior approval of the TRP GP Board.

The TRP partnership agreement also provides that if the general partner is removed as the general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal the

TRC	TRP

general partner will have the right to convert its general partner units and its IDRs into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Rights

TRC	TRP

None.

If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class (other than the TRP Series A Preferred Units), the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to TRP, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•    the highest price paid by either of the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests; and

•    the current market price as of the date three days before the date the notice is mailed.

Preemptive Rights

TRC	TRP

None.	None.

Amendment of Governing Documents

TRC	TRP

The affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of stock of the TRC entitled to vote generally in the election of directors voting together as a single class is required to amend, alter or repeal any provision of the certificate of incorporation.

TRC’s certificate of incorporation and bylaws provide that the TRC Board is expressly authorized to adopt, amend or repeal the bylaws of the corporation by

General. Amendments to the TRP partnership agreement may be proposed only by or with the consent of TRP’s general partner. However, TRP’s general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to TRP or the limited partners, including any duty to act in good faith or in the best interests of TRP or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed

TRC	TRP

a majority vote of the total number of directors which the corporation would have if there were no vacancies, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.

In further respect of shareholders’ power to alter or repeal bylaws, the bylaws may not be adopted, altered, amended or repealed by the stockholders of the corporation except by the vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class, except where other provisions of the bylaws or any provision of law otherwise permits a lesser vote or no vote for the amendment of certain bylaws.

below, TRP’s general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would: enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by TRP to TRP’s general partner or any of its affiliates without the consent of TRP’s general partner, which consent may be given or withheld at its option.

The provision of the TRP partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by TRP’s general partner and its affiliates).

Unless TRP has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding TRP Series A Preferred Units, voting as a single class, no amendment to the TRP partnership agreement may be adopted that would have a material adverse effect on the existing preferences, rights, powers or duties of the TRP Series A Preferred Units.

No Unitholder Approval. TRP’s general partner may generally make amendments to the TRP partnership agreement without the approval of any limited partner or assignee to reflect: a change in TRP’s name, the location of TRP’s principal place of business, TRP’s registered agent or TRP’s registered office; the admission, substitution, withdrawal or removal of partners in accordance with the TRP partnership agreement; a change that TRP’s general partner determines to be necessary or appropriate to qualify or continue TRP’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither TRP nor the TRP

TRC	TRP

operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; a change in TRP’s fiscal year and related changes; an amendment that is necessary, in the opinion of TRP’s counsel, to prevent TRP or TRP’s general partner or the directors, officers, agents or trustees of TRP’s general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed; an amendment that TRP’s general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that TRP’s general partner determines is necessary or appropriate in connection therewith; the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of TRP’s general partner’s IDRs; the implementation of the provisions relating to TRP’s general partner’s right to reset its IDRs in exchange for Class B units; any modification of the IDRs made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of TRP’s general partner; any amendment expressly permitted in the TRP partnership agreement to be made by TRP’s general partner acting alone; an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the TRP partnership agreement; any amendment that TRP’s general partner determines to be necessary or appropriate for the formation by TRP of, or TRP’s investment in, any corporation, partnership or other entity, as otherwise permitted by the TRP partnership agreement; conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or any other amendments substantially similar to any of the matters described in the clauses above.

TRC	TRP

Opinion of Counsel and Unitholder Approval. For amendments of the type not requiring unitholder approval, TRP’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in TRP’s being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments. No amendments to the TRP partnership agreement other than those described above under “No Unitholder Approval” will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless TRP first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of TRP’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Voting Rights; Meetings; Action by Written Consent

TRC	TRP

TRC’s certificate of incorporation provides that each TRC share is entitled to one vote for each such share upon all questions presented to the stockholders. The TRC stockholders have the exclusive right to vote for the election of directors and for all other purposes. The holders of preferred stock are not entitled to vote at or receive notice of any meeting of stockholders.

TRC’s certificate of incorporation provides that special meetings of stockholders of the corporation may be called only by the Chairman of the TRC Board, the Chief Executive Officer of the corporation or the TRC Board pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies.

Except as described below regarding a person or group owning 20% or more of any class of any partnership securities then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the minimum percentage of the outstanding partnership securities necessary to authorize or take that action at a meeting. Meetings

TRC	TRP

TRC’s certificate of incorporation provides that any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

of the limited partners may be called by the general partner or by holders owning at least 20% of the outstanding limited partner interests of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding partnership securities of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any such action requires approval by holders of a greater percentage, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in TRP, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of partnership securities then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the TRP partnership agreement will be delivered to the record holder by TRP or by the transfer agent.

Stockholder Proposals and Director Nominations

TRC	TRP

TRC’s bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide TRC with specified information. Generally, that notice must be given to the Secretary of TRC no later

Not applicable.

TRC	TRP

than the 90th day, and no earlier than the 120th day, in advance of the anniversary of the previous year’s annual meeting. The TRP partnership agreement establishes advance notice procedures with respect to unitholder nominations of candidates for election or reelection as directors and proposals.

Indemnification and Limitation on Liability

TRC	TRP

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•    for breach of duty of loyalty;

•    for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•    under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

•    for transactions from which the director derived improper personal benefit.

TRC’s certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

TRC’s certificate of incorporation and bylaws provide that it will indemnify its directors and officers, and may indemnify its employees, agents and other persons, to the fullest extent permitted by law. TRC’s bylaws expressly authorized TRC to maintain insurance providing indemnification for its directors, officers, employees and agents for any expense, liabilities or loss, whether or not TRC would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Under the TRP partnership agreement, in most circumstances, TRP will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    the general partner;

•    any departing general partner;

•    any person who is or was an affiliate of a general partner or any departing general partner;

•    any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•    any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of the general partner, any departing general partner, an affiliate of the general partner or an affiliate of any departing general partner; and

•    any person designated by the general partner.

Any indemnification under these provisions will only be out of TRP’s assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to TRP to enable TRP to effectuate, indemnification. TRP may purchase insurance against liabilities asserted against and expenses incurred by persons for TRP’s activities, regardless of whether TRP would have the power to indemnify the person against liabilities under the TRP partnership agreement.

Conflicts of Interest; Fiduciary Duties

TRC	TRP

Under the DGCL, a transaction involving an interested officer or director is not void or voidable solely because of the officer’s or director’s interest if:

•    the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•    the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•    the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

TRC’s certificate of incorporation renounces, to the fullest extent permitted by applicable law, any interest or expectancy of TRC and its subsidiaries in any business opportunity, transaction or other matter in which Warburg Pincus LLC or any private fund that it manages or advises (the “Sponsor”) (other than the corporation and its subsidiaries), their officers, directors, partners, employees or other agents who serve as a director of the corporation, Merrill Lynch Ventures L.P. 2001, its affiliates (other than the corporation and its subsidiaries), and any portfolio company in which such entities or persons has an equity interest (other than the corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate in and that involves any aspect of the energy business or industry, unless certain circumstances apply as specified in the certificate of incorporation.

The general partner of TRP (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of TRP and any other partnership or limited liability company of which TRP is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in TRP) and (ii) will not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more group members or as described in or contemplated by the registration statement (B) the acquiring, owning or disposing of debt or equity securities in any group member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of Targa Resources, Inc., any of its successors or permitted assigns or any other affiliate of the general partner.

Each indemnitee (other than the general partner) will have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any group member, independently or with others, including business interests and activities in direct competition with the business and activities of any group member, and none of the same will constitute a breach of the TRP partnership agreement or any duty expressed or implied by law to any group member or any partner or assignee. None of any group member, any limited partner or any other person will have any rights by virtue of the TRP partnership agreement, any group member Agreement, or the partnership relationship established by the TRP partnership agreement in any business ventures of any indemnitee.

Engaging in competitive activities by any indemnitees (other than the general partner) has been approved by TRP and all its partners, it is not a breach of any fiduciary duty or any other obligation of any type whatsoever of any indemnitee for the indemnitees (other than the general partner) to engage in such business interests and activities in

TRC	TRP

preference to or to the exclusion of TRP and the indemnitees have no obligation under the TRP partnership agreement or as a result of any duty expressed or implied by law to present business opportunities to TRP. The doctrine of corporate opportunity, or any analogous doctrine, will not apply to any indemnitee (including the general partner). No indemnitee (including the general partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for TRP, will have any duty to communicate or offer such opportunity to TRP, and such indemnitee (including the general partner) will not be liable to TRP, to any limited partner or any other person for breach of any fiduciary or other duty by reason of the fact that such indemnitee (including the general partner) pursues or acquires for itself, directs such opportunity to another person or does not communicate such opportunity or information to TRP; provided such indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of TRP to such indemnitee.

The general partner and each of its affiliates may acquire units, TRP Series A Preferred Units or other partnership securities in addition to those acquired on the closing date and, except as otherwise provided in the TRP partnership agreement, will be entitled to exercise, at their option, all rights relating to all units or other partnership securities acquired by them. The term “affiliates” when used in this section with respect to the general partner will not include any group member.

Taxation

TRC	TRP

See “Material U.S. Federal Income Tax Consequences.”

TRP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes.

Each TRP common unitholder receives a Schedule K-1 from TRP reflecting such common unitholder’s share of TRP’s items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

DESCRIPTION OF TRC CAPITAL STOCK

The authorized capital stock of TRC consists of 300,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share.

The following summary of TRC’s capital stock and TRC’s amended and restated certificate of incorporation and amended and restated bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to TRC’s amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Except as provided by law or in a preferred stock designation, TRC stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the TRC stockholders, have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, TRC stockholders, as such, are not entitled to vote on any amendment to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock, TRC stockholders are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the TRC Board out of funds legally available for dividend payments. All outstanding TRC shares are fully paid and non-assessable. The TRC stockholders have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the TRC shares. In the event of any liquidation, dissolution or winding-up of TRC’s affairs, TRC stockholders will be entitled to share ratably in TRC’s assets that are remaining after payment or provision for payment of all of TRC’s debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

TRC’s amended and restated certificate of incorporation authorizes the TRC Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.001 per share, covering up to an aggregate of 100,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the TRC Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of TRC’s Amended and Restated Certificate of Incorporation, TRC’s Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and TRC’s amended and restated certificate of incorporation and TRC’s amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of TRC by means of a tender offer, a proxy contest or otherwise and removal of TRC’s incumbent officers and directors. These provisions may also have the effect of preventing changes in TRC’s management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that TRC stockholders may otherwise consider to be in their best interest or in TRC’s best interests, including transactions that might result in a premium over the market price for the TRC shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of TRC to first negotiate with TRC. TRC believes that the benefits of increased protection and TRC’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure TRC outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Pursuant to TRC’s amended and restated certificate of corporation, since Warburg Pincus and its direct and indirect transferees and their affiliates and successors no longer own at least 15% of the TRC shares, TRC is subject the provisions of Section 203 of the DGCL. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time as such person becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition (in one or a series of transactions) of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Certificate of Incorporation and Bylaws

Among other things, TRC’s amended and restated certificate of incorporation and amended and restated bylaws:

•	provide advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of TRC stockholders, which may preclude TRC stockholders from bringing matters before the TRC stockholders at an annual or special meeting;

•	these procedures provide that notice of stockholder proposals must be timely given in writing to TRC’s corporate secretary prior to the meeting at which the action is to be taken;

•	generally, to be timely, notice must be received at TRC’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year;

•	provide the TRC Board the ability to authorize undesignated preferred stock, which makes it possible for the TRC Board to issue, without TRC stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of TRC and which may have the effect of deterring hostile takeovers or delaying changes in control or management of TRC;

•	provide that the authorized number of directors may be changed only by resolution of the TRC Board;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	provide that any action required or permitted to be taken by the TRC stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock;

•	provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of TRC’s then outstanding common stock;

•	provide that TRC’s amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of TRC’s then outstanding common stock;

•	provide that special meetings of TRC stockholders may only be called by the TRC Board, the chief executive officer or the chairman of the TRC Board; and

•	provide that TRC’s amended and restated bylaws can be amended or repealed by the TRC Board or the TRC stockholders.

Limitation of Liability and Indemnification Matters

TRC’s amended and restated certificate of incorporation limits the liability of TRC’s directors for monetary damages for breach of their fiduciary duty as directors, except for the following liabilities that cannot be eliminated under the DGCL:

•	for any breach of their duty of loyalty to TRC or the TRC stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for an unlawful payment of dividends or an unlawful stock purchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment or repeal.

TRC’s amended and restated bylaws provide that TRC will indemnify its directors and officers to the fullest extent permitted by the DGCL. TRC’s amended and restated bylaws also permit TRC to purchase insurance on behalf of any of its officers, directors, employees or agents or any person who is or was serving at its request as an officer, director, employee or agent of another enterprise for any expense, liability or loss asserted against such person and incurred by any such person in any such capacity, or arising out of that person’s status as such, regardless of whether DGCL would permit indemnification.

TRC has entered into indemnification agreements with each of its directors and officers. The agreements provide that TRC will indemnify and hold harmless each indemnitee for certain expenses to the fullest extent permitted or authorized by law, including the DGCL, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if TRC and the indemnitee are jointly liable in the proceeding, TRC will contribute funds to the indemnitee for his or her expenses in proportion to relative benefit and fault of TRC and the indemnitee in the transaction giving rise to the proceeding. The indemnification agreements also provide that TRC will indemnify the indemnitee for monetary damages for actions taken as its director or officer or for serving at its request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he or she reasonably believed to be in TRC’s best interests and, in all other cases, not opposed to TRC’s best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also provide that TRC must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

TRC believes that the limitation of liability provision in TRC’s amended and restated certificate of incorporation and the indemnification agreements will facilitate TRC’s ability to continue to attract and retain qualified individuals to serve as directors and officers.

Corporate Opportunity

TRC’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, TRC renounces any interest or expectancy in any business opportunity, transaction or other matter in which any of Warburg Pincus or any private fund that it manages or advises, their affiliates (other than TRC and TRC’s subsidiaries), their officers, directors, partners, employees or other agents who serve as one of TRC’s directors, Merrill Lynch Ventures L.P. 2001, its affiliates (other than TRC and TRC’s subsidiaries), and any portfolio company in which such entities or persons has an equity investment (other than TRC and its subsidiaries) participates or desires or seeks to participate in and that involves any aspect of the energy business or industry, unless any such business opportunity, transaction or matter is (i) offered to such person in its capacity as one of TRC’s directors and with respect to which no other such person (other than one of TRC’s directors) independently receives notice or otherwise identifies such business opportunity, transaction or matter or (ii) identified by such person solely through the disclosure of information by TRC or on TRC’s behalf.

Transfer Agent and Registrar

The transfer agent and registrar for the TRC shares is Computershare Trust Company, N.A.

Listing

The TRC shares trade on the NYSE under the symbol “TRGP.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of TRC shares received in the Merger. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Treasury Regulations”) promulgated under the Code and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. TRP common unitholders that hold their TRP common units, and will hold their TRC shares received in the Merger, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the Medicare tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

•	a bank, insurance company or other financial institution;

•	a tax-exempt or governmental organizations;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of TRP common units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

•	a holder of options, or holders of restricted units or bonus units, granted under any TRP benefit plan;

•	a person whose functional currency is not the U.S. dollar;

•	a holder of TRP common units that holds such TRP common units as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction; or

•	a U.S. expatriate.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds TRP common units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding TRP common units should consult its own tax advisor about the U.S. federal income tax consequences of the Merger and of owning and disposing of TRC shares received in the Merger.

For purposes of this discussion, “U.S. holder” is a beneficial owner of TRP common units or TRC shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF TRC SHARES, IF ANY, RECEIVED IN THE MERGER. EACH HOLDER OF TRP COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF TRC SHARES, IF ANY, RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of TRP Common Units

Tax Characterization of the Merger. The receipt of TRC shares and cash in lieu of fractional shares, if any, in exchange for TRP common units pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. holder’s TRP common units in exchange for the TRC shares and cash in lieu of fractional shares, if any, received in the Merger.

Amount and Character of Gain or Loss Recognized. A U.S. holder who receives TRC shares and cash in lieu of fractional shares, if any, in exchange for TRP common units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the TRC shares received, (B) the amount of any cash received, and (C) such U.S. holder’s share of TRP’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. holder’s adjusted tax basis in the TRP common units exchanged therefor (which includes such U.S. holder’s share of TRP’s nonrecourse liabilities immediately prior to the Merger).

A U.S. holder’s initial tax basis in TRP common units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the TRP common units plus the U.S. holder’s share of TRP’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of TRP’s income and by any increases in the U.S. holder’s share of TRP’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from TRP, by the U.S. holder’s share of TRP’s losses, by any decreases in the U.S. holder’s share of TRP’s nonrecourse liabilities and by the U.S. holder’s share of TRP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the exchange of TRP common units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by TRP and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a TRP common unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder’s TRP common units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of TRP common units in the Merger.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its TRP common units for more than one year as of the effective time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations only may be used to offset capital gains.

The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on each U.S. holder’s particular situation, including the value of the TRC shares and cash in lieu of fractional shares, if any, received by each U.S. holder in the Merger, the adjusted tax basis of the TRP common units exchanged by each U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of TRP’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in TRP pursuant to the Merger. Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

TRP Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger. A U.S. holder of TRP common units will be allocated its share of TRP’s items of income, gain, loss and deduction for the taxable period of TRP ending on the date of the Merger. These allocations will be made in accordance with the terms of the TRP partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from TRP. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the TRP common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the TRP common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Tax Basis and Holding Period in TRC Shares Received in the Merger. A U.S. holder’s tax basis in the TRC shares, if any, received in the Merger will equal the fair market value of such shares. A U.S. holder’s holding period in the TRC shares, if any, received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of TRC Shares Received in the Merger

Distributions on TRC Shares. For U.S. federal income tax purposes, distributions of cash by TRC to a U.S. holder with respect to TRC shares received in the Merger will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of TRC’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to TRC stockholders by TRC after the Merger may exceed TRC’s current or accumulated earnings and profits. Distributions of cash in excess of TRC’s current or accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s TRC shares and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such TRC shares. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of TRC Shares. Upon the sale, exchange, certain redemptions or other taxable dispositions of TRC shares received in the Merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of TRC shares and (ii) the U.S. holder’s adjusted tax basis in such TRC shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the TRC shares disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, TRC shares received in the Merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, TRC shares received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

STOCKHOLDER AND UNITHOLDER PROPOSALS

TRC Stockholder Proposals

TRC will hold a regular annual meeting of stockholders in 2016 regardless of whether the Merger is completed. Any stockholder of TRC who desires to submit a proposal for action at the 2016 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in TRC’s proxy materials, must submit such Rule 14a-8 Proposal to TRC at its principal executive offices no later than November 27, 2015, unless TRC notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by TRC and proper for stockholder action (and otherwise proper) will be included in TRC’s proxy materials.

Any stockholder of TRC who desires to submit a proposal for action at the 2016 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in TRC’s proxy materials, must submit such Non-Rule 14a-8 Proposal to TRC at its principal executive offices so that it is received between January 19, 2016 and February 18, 2016, unless TRC notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by TRC on or before February 18, 2016, then TRC intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal. “Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to TRC, on matters not specifically reflected in TRC’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2016 if that nomination is submitted in writing, between January 19, 2016 and February 18, 2016, to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary.

TRP Common Unitholder Proposals

Ownership of TRP common units does not entitle TRP common unitholders to make proposals at the TRP special meeting. Under the TRP partnership agreement, only TRP GP can make a proposal at the TRP special meeting.

LEGAL MATTERS

The validity of the TRC shares to be issued in the Merger will be passed upon for TRC by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Targa Resources Corp. (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Targa Resources Corp.’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of RemainCo as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon authority of said firm as experts in accounting and auditing

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Targa Resources Partners LP (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Targa Resource Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Atlas Pipeline Partners, L.P. and subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated by reference in this registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

TRC and TRP file annual, quarterly and current reports and other information with the SEC under the Exchange Act. You may read and copy any document filed with the SEC at its public reference room at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the SEC’s website at http://www.sec.gov. In addition, documents filed by TRC and TRP can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

The SEC allows TRC and TRP to incorporate by reference information into this joint proxy statement/prospectus, which means that TRC and TRP can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus. Any later information filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act up until the date of the applicable special meeting will be deemed to be incorporated by reference into this joint proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the Merger Agreement and the Merger, you should always check for reports that TRC and TRP may have filed with the SEC after the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that TRC and TRP have previously filed with the SEC, excluding any information in a Form 8-K furnished pursuant to Item 2.02 or 7.01 (unless otherwise indicated), which is not deemed filed under the Exchange Act.

TRC’s Filings (Commission File No. 001-34991)

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	Current Reports on Form 8-K and 8-K/A filed with the SEC on January 20, 2015, February 12, 2015, February 20, 2015, February 23, 2015, March 4, 2015, March 11, 2015, March 16, 2015, May 12, 2015, May 19, 2015 (two reports), July 24, 2015, November 3, 2015, November 6, 2015, November 16, 2015 and December 8, 2015 (in each case, to the extent filed and not furnished); and

•	The description of TRC shares in the registration statement on Form 8-A filed on December 2, 2010 and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Attention: Investor Relations, Houston, Texas 77002 (Telephone: (713) 584-1080).

TRC also makes available free of charge on its website, http://www.targaresources.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on TRC’s website is not part of this joint proxy statement/prospectus.

TRP’s Filings (Commission File No. 001- 33303)

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

•	Current Reports on Form 8-K and 8-K/A filed with the SEC on January 20, 2015, January 30, 2015, February 26, 2015, March 4, 2015, March 11, 2015, May 7, 2015, May 12, 2015, May 19, 2015, September 15, 2015, October 9, 2015, October 15, 2015, November 3, 2015, November 6, 2015, November 16, 2015, December 8, 2015 and December 15, 2015 (in each case, to the extent filed and not furnished); and

•	The description of TRP common units in the registration statement on Form 8-A filed on January 21, 2010 and including any other amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Targa Resources Partners LP, 1000 Louisiana Street, Suite 4300, Attention: Investor Relations, Houston, Texas 77002 (Telephone: (713) 584-1080).

TRP also makes available free of charge on its website, http://www.targaresources.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on TRP’s website is not part of this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In the Merger, TRC will acquire all of the outstanding common units of TRP that TRC and its subsidiaries do not already own (the “TRP public common units”). At the effective time of the Merger, each TRP public common unit will be converted into the right to receive 0.62 of a TRC share. No fractional TRC shares will be issued in the Merger, and TRP common unitholders will, instead, receive cash in lieu of fractional TRC shares.

Pursuant to the Merger Agreement and the approvals of the TRC Compensation Committee and the TRP GP Board, each performance unit award previously granted pursuant to the TRP LTIP or TRC LTIP that is outstanding and unvested immediately prior to the effective time of the Merger will, automatically and without any action on the part of the holder of such performance unit award, be converted and restated into a comparable award with respect to TRC shares, calculated by multiplying the number of performance units denominated in such award by the Exchange Ratio (and rounding down to the nearest whole share) and eliminating any performance factor relating to TRP common units, but otherwise retaining the same time-based vesting, forfeiture, and termination provisions as included in the original performance unit award. In addition, all amounts previously credited to the holders as distribution equivalent rights under performance unit awards granted pursuant to the TRP LTIP and TRC LTIP shall continue to remain so credited and payable on the same payment date set forth in the respective award agreements, subject to the same time-based vesting schedule previously included in the performance unit award but without regard to any performance factor relating to TRP common units.

Outstanding unvested awards under share compensation plans based on TRP common units, which include replacement phantom units issued in conjunction with the Atlas Mergers, will be modified to be based on TRC common shares utilizing the same 0.62 conversion ratio, as described in the notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical audited and unaudited consolidated financial statements of TRC. The historical consolidated financial statements of TRC include TRP because TRC controls TRP. The unaudited pro forma condensed consolidated balance sheet of TRC as of September 30, 2015 has been prepared to give effect to the Merger as if it had occurred on September 30, 2015. The unaudited pro forma condensed consolidated statements of operations of TRC for the nine months ended September 30, 2015 and the year ended December 31, 2014, have been prepared to give effect to the Merger as if it had occurred on January 1, 2014. As the TRC historical financial information includes the accounts of TRP, the historical financial information of TRP has not been shown separately.

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary (ASC 810). Because TRC controls TRP both before and after the Merger, the changes in TRC’s ownership interest in TRP resulting from the Merger will be accounted for as an equity transaction and no gain or loss will be recognized in TRC’s consolidated statements of operations. In addition, the tax effects of the Merger are reported as adjustments to additional paid-in capital consistent with ASC 740, Income Taxes (ASC 740).

The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 include the pro forma effects of the unrelated Atlas Mergers consummated on February 27, 2015. The effects of these acquisitions are included in the historical financial statements of TRC since February 27, 2015. The acquisitions required separate financial statements under Rule 3-05 of Regulation S-X and was previously reported on Form 8-K in 2015. Pro forma balance sheet effects for the Atlas Mergers are not provided because the operations of the businesses acquired in the Atlas Mergers are already included in TRC’s consolidated balance sheet as of September 30, 2015.

Under SEC regulations, pro forma adjustments to TRC’s statements of operations are limited to those that are (1) directly attributable to the Merger and the Atlas Mergers, (2) factually supportable and (3) expected to have a continuing impact on the consolidated results. Under SEC regulations, pro forma adjustments to TRC’s balance sheet are limited to those that give effect to events that are directly attributable to the Merger and the Atlas Mergers and are factually supportable regardless of whether they have a continuing impact or are nonrecurring. The pro forma adjustments are based on the account balances and unit counts as of the pro forma balance sheet date, which will change between the pro forma balance sheet date and the closing date of the Merger.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) the historical audited consolidated financial statements and related notes included in the respective Annual Reports on Form 10-K for the year ended December 31, 2014 for TRC and TRP and (ii) the unaudited consolidated financial statements and related notes included in the respective Quarterly Reports on Form 10-Q for the nine months ended September 30, 2015 for TRC and TRP.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that TRC believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results that might have occurred had the Merger taken place on September 30, 2015 for balance sheet purposes, and on January 1, 2014 for statements of operations purposes, and are not intended to be a projection of future results. Actual results may vary significantly from the results reflected because of various factors. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial statements.

TARGA RESOURCES CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

	TRC Historical	Merger Pro Forma Adjustments		TRC Combined Pro Forma
	(In millions)
ASSETS
Current assets	$1,001.1	$—		$1,001.1
Property, plant and equipment, net	9,750.2	—		9,750.2
Goodwill	551.4	—		551.4
Intangible assets, net	1,695.7	—		1,695.7
Other long-term assets	419.8	—		419.8

Total assets	$13,418.2	$—		$13,418.2

LIABILITIES AND OWNERS’ EQUITY
Current liabilities	$862.2	$20.0	(a)	$883.4
		1.2	(c)
Long-term debt	5,938.8	—		5,938.8
Deferred income taxes, net	156.8	803.0	(b)	952.4
		(7.4	)(a)
Other long-term liabilities	80.5	0.9	(c)	81.4
Owner’s equity:
Targa Resources Corp. stockholders’ equity:
Common stock	0.1	0.1	(d)	0.2
Additional paid-in capital	1,492.4	3,729.2	(d)	5,221.6
Retained earnings	12.6	(2.1	)(c)	10.5
Accumulated other comprehensive income (loss)	5.2	43.6	(d)	48.8
Treasury stock, at cost	(28.5)	—		(28.5)

Total Targa Resources Corp. stockholders’ equity	1,481.8	3,770.8		5,252.6
Noncontrolling interests in subsidiaries	4,898.1	(4,588.5	)(d)	309.6

Total owners’ equity	6,379.9	(817.7)		5,562.2

Total liabilities and owners’ equity	$13,418.2	$—		$13,418.2

See accompanying notes to unaudited pro forma condensed consolidated financial statements

TARGA RESOURCES CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

	TRC Historical	Atlas Mergers Pro Forma Adjustments		Merger Pro Forma Adjustments		TRC Combined Pro Forma
	(In millions, except per share amounts)
Revenues	$5,011.2	$288.9	(j)	$—		$5,299.9
		(0.0)	(k)
		(0.2)	(l)
Costs and expenses:
Product purchases	3,677.7	230.3	(j)	—		3,908.0
		(0.0)	(k)
Operating expenses	381.9	19.7	(j)	—		401.4
		(0.2)	(l)
Depreciation and amortization expenses	448.3	35.0	(j)	—		496.9
		17.0	(m)
		(3.3)	(n)
		(0.1)	(l)
General and administrative expenses	136.5	23.9	(j)	2.4	(e)	157.3
		(0.9)	(o)
		(4.6)	(p)
Other operating (income) expense	0.6	11.6	(j)	—		5.9
		(6.3)	(l)

Income (loss) from operations	366.2	(33.4)		(2.4)		330.4

Other income (expense):
Interest expense, net	(195.6)	(17.6)	(j)	—		(210.6)
		(6.6)	(q)
		9.2	(r)
Equity earnings (loss)	(1.1)	(3.1)	(j)	—		(4.2)
Gain (loss) on early debt extinguishment	(13.4)	—		—		(13.4)
Other	(21.4)	1.6	(j)	—		7.5
		27.3	(s)

Income (loss) before income taxes	134.7	(22.6)		(2.4)		109.7
Income tax (expense) benefit:	(54.1)	0.7	(j)	(1.6	)(f)	(62.7)
		(7.7)	(t)

Net income (loss)	80.6	(29.6)		(4.0)		47.0
Less: Net income (loss) attributable to noncontrolling interests	49.2	(24.0)	(j)	(6.6	)(g)	18.6
		—	(u)

Net income available to common shareholders	$31.4	$(5.6)		$2.6		$28.4

Net income available per common share – basic	$0.60					$0.18

Net income available per common share – diluted	$0.60					$0.18

Weighted average shares outstanding – basic	52.6	2.1	(w)	104.5	(h)	159.2 (i)
Weighted average shares outstanding – diluted	52.7	2.1	(w)	104.7	(h)	159.5 (i)

See accompanying notes to unaudited pro forma condensed consolidated financial statements

TARGA RESOURCES CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

	TRC Historical	Atlas Mergers Pro Forma Adjustments		Merger Pro Forma Adjustments		TRC Combined Pro Forma
	(In millions, except per share amounts)
Revenues	$8,616.5	$2,975.1	(j)	$—		$11,590.6
		(0.0)	(k)
		(1.0)	(l)
Costs and expenses:
Product purchases	7,046.9	2,291.9	(j)	—		9,338.8
		(0.0)	(k)
Operating expenses	433.1	113.6	(j)	—		545.8
		(0.9)	(l)
Depreciation and amortization expenses	351.0	202.5	(j)	—		642.6
		109.8	(m)
		(20.1)	(n)
		(0.6)	(l)
General and administrative expenses	148.0	120.9	(j)	2.6	(e)	242.7
		(5.1)	(o)
		(23.7)	(p)
Other operating (income) expense	(3.0)	6.1	(j)	—		(3.0)
		(6.1)	(s)

Income from operations	640.5	185.8		(2.6)		823.7

Other income (expense):
Interest expense, net	(147.1)	(99.9)	(j)	—		(275.8)
		(33.4)	(q)
		4.6	(r)
Equity earnings (loss)	18.0	(14.0)	(j)	—		1.4
		(2.6)	(v)
Gain (loss) on early debt extinguishment	(12.4)	—		—		(12.4)
Other	(8.0)	47.4	(j)	—		(1.3)
		(47.8)	(v)
		7.1	(s)

Income before income taxes	491.0	47.2		(2.6)		535.6
Income tax (expense) benefit:	(68.0)	2.4	(j)	(182.1	)(f)	(235.5)
		12.2	(t)

Net income	423.0	61.8		(184.7)		300.1
Less: Net income attributable to noncontrolling interests	320.7	196.8	(j)	(493.2	)(g)	24.3
		—	(u)

Net income available to common shareholders	$102.3	$(135.0)		$308.5		$275.8

Net income available per common share – basic	$2.44					$1.77

Net income available per common share – diluted	$2.43					$1.77

Weighted average shares outstanding – basic	42.0	9.4	(w)	104.5	(h)	155.9 (i)
Weighted average shares outstanding – diluted	42.1	9.4	(w)	104.7	(h)	156.2 (i)

See accompanying notes to unaudited pro forma condensed consolidated financial statements

TARGA RESOURCES CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements (the “Unaudited Pro Forma Statements”) include the pro forma effects of the proposed Merger transaction as well as certain effects of the Atlas Mergers as they affect pro forma results for periods prior to February 27, 2015.

The Unaudited Pro Forma Statements give effect to the Merger as an equity transaction. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on September 30, 2015. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 give effect to the Merger as if it had occurred on January 1, 2014.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 include the pro forma effects of the unrelated Atlas Mergers consummated on February 27, 2015. The effects of these acquisitions are included in the historical financial statements of TRC since February 27, 2015. The acquisitions required separate financial statements under Rule 3-05 of Regulation S-X and was previously reported on Form 8-K in 2015. Pro forma balance sheet effects for the Atlas Mergers are not provided because the operations of the businesses acquired in the Atlas Mergers are already included in TRC’s consolidated balance sheet as of September 30, 2015.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and the assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of TRC would have been if the Merger and the unrelated Atlas Mergers had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of TRC for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies or revenue enhancements that may result from the Merger or the Atlas Mergers or the costs to achieve any such cost savings, operating synergies and revenue enhancements.

The following is the estimated consideration for the Merger calculated using actual share amounts (in millions, except per unit/share amounts):

Consideration
TRP public common units exchanged(1)	168.5
TRC exchange ratio per unit(2)	0.62
TRC shares assumed to be issued	104.5
TRC common share closing price as of January 6, 2016	$23.19
Fair value of equity portion of consideration	$2,423.2
Total consideration (3)	$2,423.2

(1)	Reflects TRP public common units outstanding as of September 30, 2015, excluding unvested long-term incentive plan awards. The unvested awards as of September 30, 2015 included approximately 0.7 million TRP Performance Unit Awards, and approximately 0.4 million replacement phantom units issued in conjunction with the Atlas Mergers.
(2)	Reflects the exchange ratio per unit to be received by the holders of TRP public common units.
(3)	A $1 change in the price of a TRC share would change the total consideration by approximately $104.5 million, and the deferred tax and additional paid-in capital by approximately $38.8 million for purposes of these Unaudited Pro Forma Statements.

TARGA RESOURCES CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Note 2— Merger Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

(a)	Reflects estimated transaction costs of $20.0 million of advisory and legal services, and other professional fees expected to be paid in 2015 and 2016, as well as $7.4 million of related deferred tax. As the Merger involves the acquisition of noncontrolling interests accounted for as an equity transaction, these costs will be recognized as an adjustment to additional paid-in capital, net of the estimated tax benefit, upon exchange of securities at closing.

(b)	Reflects the estimated impact on deferred income taxes resulting from the Merger using TRC’s statutory federal and state tax rate of 37.11%. The amount reflects a net adjustment of $803.0 million to deferred income taxes, which relates to the effects of the change in ownership as a result of the Merger, resulting in a deferred tax liability. The deferred income tax impact is an estimate based on preliminary information and assumptions, including variability in share and unit market prices of TRC and TRP.

(c)	Reflects the revaluation of each outstanding cash-settled performance unit award granted pursuant to the Targa Resources Corp. Long-Term Incentive Plan, which were based generally on the TRP common unit price performance relative to its peer group (a market condition), and will be converted and restated into a cash-settled award, pursuant to the same time-based vesting schedule but without application of any performance factor relating to TRP common units, based on the common share price of TRC determined by multiplying the number of performance units denominated in each TRP Performance Unit Award immediately prior to the effective time of the Merger by the Exchange Ratio, rounding down to the nearest whole share. This modification of the liability-classified awards resulted in revaluation as of the pro forma balance sheet date as the removal of the market condition is reflected in the fair value of the award.

(d)	The Merger, which involves a change in TRC’s ownership interests in its subsidiary TRP, has been accounted for as an equity transaction in accordance with ASC 810. As described in Note 2(b), the Merger resulted in the recognition of a deferred tax liability totaling $803.0 million. This tax impact is presented as a decrease to additional paid-in capital consistent with the accounting for tax effects of transactions with noncontrolling interests:

	Common Shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	TRC’s stockholders’ equity	Noncontrolling interests(1)	Total owners’ equity
TRC shares issued for the Merger	0.1	2,423.1	—	—	2,423.2	(4,588.5)	(2,165.3)
Impact of NCI acquisition on TRC owners’ equity		2,094.7		70.6	2,165.3		2,165.3
Deferred tax adjustments		(776.0)	—	(27.0)	(803.0)	—	(803.0)
Transaction costs, net of tax (see Note 2(a))		(12.6)	—	—	(12.6)	—	(12.6)

Total pro forma adjustments	0.1	3,729.2	—	43.6	3,772.9	(4,588.5)	(815.6)

Unaudited Pro Forma Condensed Consolidated Statements of Operations Adjustments

(e)	Reflects the estimated incremental pro forma stock-based compensation expense for the equity-settled and cash-settled replacement awards to be issued in connection with the Merger.

(f)	Reflects estimated income tax (expense) benefit using TRC’s statutory federal and state income tax rate of 37.11 percent. For the nine months ended September 30, 2015, the amount reflects the combined effects of $2.5 million of income tax expense on the income previously attributable to TRP’s noncontrolling interest holders that was not previously subject to corporate income taxes, offset by $0.9 million of income tax benefit related to the incremental pro forma stock-based compensation expense (see Note 2(e)).

TARGA RESOURCES CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

For the year ended December 31, 2014, the amount reflects the combined effects of $183.1 million of income tax expense on the income previously attributable to TRP’s noncontrolling interest holders that was not previously subject to corporate income taxes, offset by $1.0 million of income tax benefit related to the incremental pro forma stock-based compensation expense (see Note 2(e)).

(g)	Reclassifies net income previously allocated to noncontrolling interests related to the TRP public common units to net income attributable to TRC.

(h)	Reflects the 104.5 million TRC shares assumed to be issued in the Merger as if they were outstanding as of January 1, 2014. For the purposes of diluted weighted average shares outstanding, reflects an additional 0.2 million TRC shares for unvested equity-settled replacement awards.

(i)	For the nine months ended September 30, 2015 and the year ended December 31, 2014, for both historical and these Unaudited Pro Forma Statements, the following potential common stock equivalents were antidilutive and, accordingly, are excluded from the determination of diluted earnings per share (in millions, on a weighted-average basis):

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Unvested TRC restricted stock units	0.03	—

Note 3—Atlas Acquisition Pro Forma Adjustments and Assumptions

On February 27, 2015, TRC and TRP completed the Atlas Mergers. While the Atlas Mergers were two separate legal transactions, for GAAP reporting purposes they are viewed as a single integrated transaction. Due to the significance of the Atlas Mergers, we have included pro forma adjustments applicable to the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014.

Prior to the completion of the Atlas Mergers, ATLS, pursuant to a separation and distribution agreement entered into by and among ATLS, ATLS GP and Atlas Energy Group, LLC, a Delaware limited liability company (“AEG”), on February 27, 2015, (i) transferred its assets and liabilities other than those related to its “Atlas Pipeline Partners” segment, to AEG and (ii) effected a pro rata distribution to the ATLS unitholders of AEG common units representing a 100% interest in AEG (collectively, the “Spin-Off” and, together with the Atlas Mergers, the “Atlas Transactions”).

On February 27, 2015, TRP acquired all of the outstanding units of APL for a total purchase price of approximately $5.3 billion (including $1.8 billion of acquired debt and all other assumed liabilities). Of the $1.8 billion of debt acquired and other liabilities assumed, approximately $1.2 billion was tendered and settled upon the closing of the Atlas Mergers in connection with TRP’s cash tender offers for APL’s outstanding senior notes in January 2015. Also on February 27, 2015, TRC acquired ATLS for a total purchase price of approximately $1.6 billion (including all assumed liabilities).

In addition, on February 27, 2015, TRP GP executed Amendment No. 3 and Amendment No. 4 to the First Amended and Restated Agreement of Limited Partnership of the TRP, which amendments are reflected in the current TRP partnership agreement, which was amended and restated on October 15, 2015. Amendment No. 3 reduced aggregate distributions to TRC, as the indirect holder of TRP’s IDRs, by (a) $9,375,000 per quarter during the first four quarters following February 27, 2015 (commencing with the quarterly distribution declaration for the quarter ended March 31, 2015), (b) $6,250,000 per quarter for the next four quarters, (c) $2,500,000 per quarter for the next four quarters and (d) $1,250,000 per quarter for the next four quarters, with the amount of such reductions to be distributed pro rata to the holders of the outstanding TRP common

TARGA RESOURCES CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

units. Amendment No. 4 provided for the issuance of the Special General Partner Interest, which, through a series of transactions, was contributed by TRC to the TRP immediately following the effective time of the ATLS Merger and prior to the effective time of the APL Merger.

The APL Merger was a unit-for-unit transaction with an exchange ratio of 0.5846 of a TRP common unit (the “APL Unit Consideration”) and $1.26 in cash for each APL common unit (the “APL Cash Consideration” and, with the APL Unit Consideration, the “APL Merger Consideration”), which resulted in a total cash payment of $128.0 million, of which $0.6 million was expensed at the acquisition date as the cash payment representing accelerated vesting of a portion of retained employees’ APL phantom awards. TRP issued 58,614,157 TRP common units and awarded 629,231 replacement phantom unit awards with a combined value of approximately $2.6 billion as consideration for the APL Merger (based on the $43.82 closing market price of a common unit on the NYSE on February 27, 2015).

The cash component of the APL Merger also included $701.4 million for the mandatory repayment and extinguishment at closing of APL’s senior secured revolving credit facility, $28.8 million of payments related to change of control and $6.4 million of cash paid in lieu of unit issuances in connection with settlement of APL equity awards for AEG employees. In March 2015, TRC contributed $52.4 million to TRP to maintain its 2% general partner interest.

In addition, pursuant to the APL Merger Agreement, APL exercised its right under the certificate of designations of the APL 8.25% Class E cumulative redeemable perpetual preferred units (“Class E Preferred Units”) to redeem the APL Class E Preferred Units immediately prior to the effective time of the APL Merger.

The ATLS Merger was a stock-for-unit transaction with an exchange ratio of 0.1809 of a TRC share (the “ATLS Stock Consideration”), and $9.12 in cash for each ATLS common unit (the ATLS Cash Consideration” and, with the ATLS Stock Consideration, the “ATLS Merger Consideration”), which resulted in a total cash payment of $514.7 million total cash payment. TRC issued 10,126,532 TRC shares and awarded 81,740 replacement restricted stock units with a combined value of approximately $1.0 billion for the ATLS Merger (based on the $99.58 closing market price of a TRC common share on the NYSE on February 27, 2015). The cash component of the ATLS Merger also included approximately $149.2 million of payments related to change of control and cash settlements of equity awards, $88.0 million for repayment of a portion of ATLS’ outstanding indebtedness and $11.0 million for reimbursement of certain transaction expenses. Approximately $4.5 million of the one-time cash payments and cash settlements of equity awards, which represent accelerated vesting of a portion of retained employees’ ATLS phantom units, were expensed at the acquisition date.

ATLS owned, directly and indirectly, 5,754,253 APL common units immediately prior to closing. TRC’s acquisition of ATLS resulted in TRC acquiring these common units (converted to 3,363,936 TRP common units) valued at approximately $147.4 million (based on the $43.82 closing market price of TRP common units on the NYSE on February 27, 2015) and the right to receive the units’ one-time cash payment of approximately $7.3 million, which reduced the consolidated purchase price by approximately $154.7 million.

All outstanding ATLS equity awards, whether vested or unvested, were adjusted in connection with the Spin-Off on the terms and conditions set forth in an Employee Matters Agreement entered into by ATLS, ATLS GP and AEG on February 27, 2015. Following the Spin-Off-related adjustment and at the effective time of the ATLS Merger, each outstanding ATLS option and ATLS phantom unit award, whether vested or unvested, held by a person who became an employee of AEG became fully vested (to the extent not vested) and was cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the ATLS option or phantom unit award (in the case of options, net of the applicable exercise price).

TARGA RESOURCES CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Each outstanding vested ATLS option held by an employee of APL who became an employee of TRC in connection with the Atlas Transactions (a “Midstream Employee”) was cancelled and converted into the right to receive the ATLS Merger Consideration in respect of each ATLS common unit underlying the vested ATLS option, net of the applicable exercise price. Each outstanding unvested ATLS option and each outstanding ATLS phantom unit award held by a Midstream Employee was cancelled and converted into the right to receive (1) the ATLS Cash Consideration in respect of each ATLS common unit underlying such ATLS option or phantom unit award and (2) a TRC restricted stock unit award with respect to a number of TRC shares equal to the product of the ATLS Stock Consideration multiplied by the number of ATLS common units underlying such ATLS option or phantom unit award (in the case of options, net of the applicable exercise price).

In connection with the APL Merger, each outstanding APL phantom unit award held by an employee of AEG became fully vested and was cancelled and converted into the right to receive the APL Merger Consideration in respect of each APL common unit underlying the APL phantom unit award. Each outstanding APL phantom unit award held by a Midstream Employee was cancelled and converted into the right to receive (1) the APL Cash Consideration in respect of each APL common unit underlying such APL phantom unit award and (2) a TRP phantom unit award with respect to a number of TRP common units equal to the product of the APL Unit Consideration multiplied by the number of APL common units underlying such APL phantom unit award.

The following table summarizes the consideration transferred to acquire ATLS and APL:

Cash paid, net of cash acquired:
TRC	$745.7
TRP	828.7
TRC shares	1,008.5
Replacement restricted stock units awarded	5.2
TRP common units	2,421.1
Replacement phantom units awarded	15.0

Total	$5,024.2

Our preliminary fair value determination as of February 27, 2015 related to the Atlas Mergers was as follows. The excess of the purchase price over the estimated fair value of net assets acquired was approximately $551.4 million, which was recorded as goodwill. This determination is based on a preliminary valuation and is subject to revisions pending the completion of the valuation and other adjustments:

Trade and other current receivables, net	$181.1
Other current assets	24.5
Assets from risk management activities	102.1
Property, plant and equipment	4,703.1
Investments in unconsolidated affiliates	219.7
Intangible assets	1,199.0
Other long-term assets	5.6
Current liabilities	(258.0)
Long-term debt	(1,573.3)
Deferred income tax liabilities, net	(8.6)
Other long-term liabilities	(9.0)

Total identifiable net assets	4,586.2

Noncontrolling interest in subsidiaries	(113.4)
Goodwill	551.4

Total fair value consideration transferred	$5,024.2

TARGA RESOURCES CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

Our valuation of the acquired assets and liabilities is ongoing and may result in future measurement-period adjustments to these preliminary fair values. The fair values of property, plant and equipment, investments in unconsolidated affiliates, intangible assets representing customer contracts and customer relationships, deferred income taxes related to APL Arkoma, Inc., a taxable subsidiary acquired, and noncontrolling interest, which is calculated as a proportionate share of the fair value of the acquired joint ventures’ net assets, are preliminary pending completion of final valuations. As a result, goodwill is also preliminary, as it has been recorded as the excess of the purchase price over the estimated fair value of net assets acquired.

Unaudited Pro Forma Condensed Consolidated Statements of Operations Adjustments

(j)	Reflects the historical results of operations for the businesses acquired in the Atlas Mergers for the period from January 1, 2015 to February 27, 2015 and the year ended December 31, 2014.

(k)	Reflects the elimination of third party transactions between TRP and APL, which are intercompany transactions on a pro forma basis. Amount is less than $50 thousand for the nine months ended September 30, 2015 and the year ended December 31, 2014.

(l)	Reflects the transfer of 100% of APL’s interest in gas gathering assets located in the Appalachian Basin of Tennessee to APL’s affiliate, Atlas Resource Partners, L.P., for $1.0 million plus working capital adjustments, concurrent with the closing of the Atlas Mergers. These adjustments reflect the elimination of the results of operations from the Tennessee gas gathering assets for the nine months ended September 30, 2015 and the year ended December 31, 2014.

(m)	Reflects the change in depreciation expense over the periods presented as a result of the Atlas Mergers, resulting from the difference between the historical balances of APL’s property, plant and equipment, net, and the provisional estimate of fair value of property, plant and equipment acquired of $4,703.1 million. For purposes of these Unaudited Pro Forma Statements, TRC has utilized the straight-line depreciation method and applied estimated useful lives of 3 to 20 years for plant, property and equipment assets

(n)	Reflects the change in amortization expense over the periods presented as a result of the Atlas Mergers, resulting from the difference between the historical balances of APL’s intangible assets, net, and the provisional estimate of fair value of intangible assets acquired of $1,199.0 million. For purposes of these Unaudited Pro Forma Statements, TRC has utilized the straight-line amortization method and an estimated useful life of 20 years for intangible assets. A five year change in estimated useful lives of definite-lived amortizable intangible assets would result in a change to revised pro forma straight-line amortization expense as shown in the table below:

	Useful Lives
	15 Years	25 Years
Increase (decrease) in amortization of intangible assets
Nine months ended September 30, 2015	$3.3	$(2.0)
Year ended December 31, 2014	$20.0	$(12.0)

(o)	Reflects the elimination of general and administrative expenses for compensation reimbursements to ATLS for executives not part of the acquired company. The financial effect and timing of the elimination of costs are certain. The allocation of general and administrative expenses from TRC to TRP is not expected to be materially impacted by the Atlas Mergers, as TRP already receives a full allocation of similar executive stewardship costs, which would not change due to the Atlas Mergers.

(p)

Reflects the estimated stock-based compensation expense related to the fair value of the unvested portion of replacement TRP awards issued in connection with the Atlas Mergers to APL phantom unitholders who will continue to provide service as Targa employees. The compensation expense is recognized over the estimated remaining vesting periods and replaces the historical stock-based compensation expense recorded by APL for phantom units. Additionally, reflects the incremental estimated stock-based compensation expense

TARGA RESOURCES CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(continued)

related to the fair value of the unvested portion of replacement TRC restricted stock units to be issued in connection with the Atlas Mergers to ATLS phantom unitholders and unvested ATLS option holders who will continue to provide service as Targa employees. These costs are passed to TRP through a general and administrative expenses allocation process.

(q)	Reflects additional interest expense on net borrowings under the $1.1 billion committed financing in connection with the Atlas Mergers, at estimated rates for TRC’s senior secured revolving credit facility (the “TRC Revolver”) and TRC’s senior secured term loan (the “TRC Term Loan”), and at weighted-average historical rates for ATLS’ term loan facility and the TRC Revolver. The TRC Term Loan and the TRC Revolver are LIBOR-based variable rate debt with the TRC Term Loan subject to a 1% LIBOR floor. A 1/8 percent variance in the interest rates for the $1.1 billion committed financing would have increased or decreased pro forma interest expense by $0.2 million for the nine months ended September 30, 2015 and $1.1 million for the year ended December 31, 2014.

(r)	Reflects the elimination of interest expense on the tendered APL notes, partially offset by additional interest expense on TRP’s 5% Senior Notes due 2018 and net borrowings under TRP’s senior secured revolving credit facility in connection with the Atlas Mergers, at historical weighted average rates for the revolving credit facilities and at historical fixed rates for the senior notes of APL and the senior notes of TRP. A 1/8 percent variance in the interest rates for TRP’s senior secured revolving credit facility would have increased or decreased pro forma interest expense by $0.2 million for the nine months ended September 30, 2015 and $1.2 million for the year ended December 31, 2014.

(s)	Reflects the removal of the direct, incremental costs of the Atlas Mergers including due diligence, and other transaction costs, which have been expensed in the historical financial statements of TRC, TRP and APL.

(t)	Reflects the income tax impact of the Atlas Mergers pro forma adjustments utilizing a 37.11 percent statutory rate applied to TRC’s ownership interests.

(u)	Reflects the adjustment of net income attributable to noncontrolling interests and common shareholders to give effect to the impact of pro forma Atlas Mergers adjustments based on TRC’s 2% general partner interest and average limited partner interest for the nine months ended September 30, 2015 of 9.0% and the year ended December 31, 2014 of 9.4% on a pro forma basis, as well as the pro forma reduction of the general partners’ incentive distribution rights by $4.2 million for the nine months ended September 30, 2015 and $37.5 million for the year ended December 31, 2014. These amounts have been eliminated from the Atlas Mergers pro forma adjustments column for presentation purposes, as their impact would have been reversed by the Merger pro forma adjustments as discussed at Note 2(g), which reflects the reclassification of net income previously allocated to noncontrolling interests.

(v)	APL sold its 20% interest in West Texas LPG Pipeline Limited Partnership (“WTLPG”) in May 2014. These adjustments reflect the elimination of the Gain on Sale of WTLPG in 2014, as well as the equity earnings of WTLPG in 2014.

(w)	Reflects adjustments to weighted average basic and diluted units to give effect to each ATLS common unitholder entitled to receive 0.1809 of a TRC share in connection with the ATLS Mergers. The adjustment for the nine months ended September 30, 2015 is impacted only by the period from January 1, 2015 to February 27, 2015.

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
ATLS weighted average limited partner units outstanding–basic and diluted	11.5	51.8
Fixed exchange ratio	x .1809	x .1809

	2.1	9.4

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 2, 2015

BY AND AMONG

TARGA RESOURCES CORP.,

SPARTAN MERGER SUB LLC,

TARGA RESOURCES PARTNERS LP

AND

TARGA RESOURCES GP LLC

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 2, 2015 (this “Agreement”), is by and among Targa Resources Corp., a Delaware corporation (“Parent”), Spartan Merger Sub LLC, a Delaware limited liability company and a Subsidiary of Parent (“Merger Sub”), Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), and Targa Resources GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved, and recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve, this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and recommended that the GP Board submit this Agreement to a vote of the Limited Partners, and (iii) resolved to recommend approval of this Agreement by the Limited Partners;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the Merger is in the best interests of Parent and the Parent Stockholders and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the issuance of Parent Shares pursuant to the Merger (the “Parent Stock Issuance”) and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Affiliates of Parent or any of its Subsidiaries.

“Alternative Acquisition Agreement” means any definitive merger agreement, acquisition agreement, unit purchase agreement, asset purchase agreement, unit exchange agreement, option agreement or other similar agreement with respect to any Alternative Proposal; provided, that for purposes of this definition, an Acceptable Confidentiality Agreement shall not be deemed to be an Alternative Acquisition Agreement.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Share as reported on the NYSE for the five (5) consecutive full trading days (in which such Parent Shares are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Houston or New York are authorized or required by applicable Law to be closed.

“Class B Units” has the meaning set forth in the Partnership Agreement.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or workplace health or occupational safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment, natural resources, or workplace health or occupational safety, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Article VII with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; and (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse

Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent Common Stock” means the common stock of the Parent, par value $0.001 per share.

“Parent Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000.

“Parent Long-Term Incentive Plan” means the Targa Resources Corp. Long-Term Incentive Plan.

“Parent Shares” means shares of Parent Common Stock.

“Parent Stockholders” means the holders of the outstanding Parent Shares.

“Parent Termination Fee” means an amount in cash equal to $96,500,000.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 15, 2015, as amended or supplemented from time to time.

“Partnership Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership, the Partnership GP and their respective controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $10,000,000.

“Partnership GP LLC Agreement” means the Limited Liability Company Agreement of the Partnership GP, dated as of October 23, 2006, as amended or supplemented from time to time.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Targa Resources Partners LP Long-Term Incentive Plan.

“Partnership Termination Amount” means an amount in cash equal to $96,500,000.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, Partnership GP and their Affiliates.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” shall mean any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred Units” has the meaning set forth in the Partnership Agreement.

“Special General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partner interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their Subsidiaries shall not be considered Subsidiaries of Parent.

The following terms are defined in the section of this Agreement set forth after such term below:

Term	Section
Acceptable Confidentiality Agreement	6.3(h)(i)
Affiliate	1.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	1.1(a)
Alternative Proposal	6.3(h)(ii)
Antitrust Laws	1.1(a)
Average Closing Price	1.1(a)
Balance Sheet Date	4.5(c)
Book-Entry Units	3.1(d)
Business Day	1.1(a)
Class B Units	1.1(a)
Certificate	3.1(d)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Code	3.2(j)
Common Unit	1.1(a)
Contract	4.3(b)
DGCL	1.1(a)
DLLCA	1.1(a)
DRULPA	1.1(a)
Effective Time	2.3
Environmental Laws	1.1(a)
ERISA	1.1(a)
ERISA Affiliate	1.1(a)
Exchange Act	4.4
Exchange Agent	3.2(a)
Exchange Fund	3.2(b)
Exchange Ratio	3.1(a)
GAAP	1.1(a)
General Partner Interest	1.1(a)
Governmental Authority	1.1(a)
GP Board	Preamble
GP Conflicts Committee	Preamble
Hazardous Substance	1.1(a)
HSR Act	1.1(a)
Incentive Distribution Rights	1.1(a)
Indemnified Person	1.1(a)
Intervening Event	6.3(h)(i)
Law	4.8(a)
Laws	4.8(a)
Liens	4.1(c)
Limited Partner	1.1(a)
Material Adverse Effect	1.1(a)
Maximum Amount	6.7(b)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	Preamble
NYSE	1.1(a)

Term	Section
Organizational Documents	1.1(a)
Outside Date	8.1(b)(i)
Outstanding	1.1(a)
Parent	Preamble
Parent Adverse Recommendation Change	6.1(c)
Parent Benefit Plans	5.12(b)
Parent Board	Preamble
Parent Board Recommendation	6.1(c)
Parent Common Stock	1.1(a)
Parent Disclosure Schedule	Article V
Parent Environmental Permits	5.13(a)
Parent Equity Award	3.3(a)
Parent Expenses	1.1(a)
Parent Financial Advisor	5.16
Parent Intellectual Property	5.15
Parent Long-Term Incentive Plan	1.1(a)
Parent Material Adverse Effect	5.1(a)
Parent Material Contract	5.11(a)
Parent Permits	5.8(b)
Parent Preferred Stock	5.2(a)
Parent Proxy Statement	4.9(c)
Parent SEC Documents	5.5(a)
Parent Shares	1.1(a)
Parent Stock Issuance	Preamble
Parent Stockholder Approval	5.3(c)
Parent Stockholder Meeting	6.1(c)
Parent Stockholders	1.1(a)
Parent Termination Fee	1.1(a)
Partnership	Preamble
Partnership Adverse Recommendation Change	6.3(a)
Partnership Agreement	1.1(a)
Partnership Benefit Plans	4.12(b)
Partnership Board Recommendation	6.1(b)
Partnership Disclosure Schedule	Article IV
Partnership Environmental Permits	4.13(a)
Partnership Equity Award	3.3(a)
Partnership Expenses	1.1(a)
Partnership Financial Advisor	4.16
Partnership GP	Preamble
Partnership GP LLC Agreement	1.1(a)
Partnership Intellectual Property	4.15
Partnership Interest	1.1(a)
Partnership Long-Term Incentive Plan	1.1(a)
Partnership Material Adverse Effect	4.1(a)
Partnership Material Contract	4.11(a)
Partnership Notice Period	6.3(c)(ii)
Partnership Permits	4.8(b)
Partnership Proxy Statement	4.4
Partnership SEC Documents	4.5(a)
Partnership Termination Amount	1.1(a)
Partnership Unaffiliated Unitholders	1.1(a)

Term	Section
Partnership Unitholder Approval	7.1(a)
Partnership Unitholder Meeting	6.1(b)
Performance Vesting Determination	3.3(a)
Permits	4.8(b)
Person	1.1(a)
Proceeding	1.1(a)
Proxy Statements	4.9
Registration Statement	4.9
Representatives	6.3(a)
Restraints	7.1(d)
Rights	1.1(a)
rights-of-way	4.14(b)
Sarbanes-Oxley Act	4.5(a)
SEC	1.1(a)
Securities Act	4.1(c)
Series A Preferred Units	1.1(a)
Special General Partner Interest	1.1(a)
Subsidiary	1.1(a)
Superior Proposal	6.3(h)(iv)
Surviving Entity	2.1
Takeover Laws	5.3(a)
Tax	4.10(b)
Tax Return	4.10(b)
Taxes	4.10(b)

Section 1.2. Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days mean calendar days unless otherwise provided; and

(o) all references to time mean Houston, Texas time.

ARTICLE II

The Merger

Section 2.1. The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2. Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5. Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law, and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

ARTICLE III

Merger Consideration; Exchange Procedures

Section 3.1. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent securities or Partnership securities:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.2(h) and Section 3.4, each Common Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 0.62 of a Parent Share (the “Merger Consideration” and such fraction of a Parent Share, the “Exchange Ratio”), which Parent Shares will be duly authorized and validly issued in accordance with applicable Laws, subject to adjustment in accordance with Section 3.4.

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and Parent or its designated Affiliate (which will be the sole member of Merger Sub or another designated Affiliate of Parent) shall be admitted as, or continue as, a limited partner of the Partnership. At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, Parent and any Subsidiaries of Parent, and the Partnership (as the Surviving Entity) shall continue without dissolution.

(c) Treatment of Partnership Owned Units and Parent Owned Partnership Interests. Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Common Units that are owned immediately prior to the Effective Time by the Partnership or its Subsidiaries shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Common Units. All Partnership Interests that are owned immediately prior to the Effective Time by the Partnership GP, Parent or any Subsidiaries of Parent shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

(d) Treatment of Series A Preferred Units. Each Series A Preferred Unit that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding and to represent a limited partner interest in the Partnership.

(e) Certificates. As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 3.2(c), without interest.

Section 3.2. Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry

Units for the Merger Consideration and paying any dividends or other distributions to which a holder of Common Units is entitled pursuant to Section 3.2(g) and any cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 3.2(h). As promptly as practicable after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends or distributions pursuant to Section 3.2(g)).

(b) Deposit. On or prior to the Closing Date, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, Parent Shares (which shares shall be uncertificated and registered in book-entry form), payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article III. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) and any Parent Shares or cash in lieu of any fractional shares payable pursuant to Section 3.2(h), in each case, that may be payable from time to time following the Effective Time. All Parent Shares and cash or other consideration payable in respect of any dividends or distributions pursuant to Section 3.2(g) deposited with the Exchange Agent or cash in lieu of any fractional shares as such holders have the right to receive pursuant to Section 3.2(h) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article III out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).

(c) Exchange. Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive in accordance with the provisions of this Article III, (ii) a check in the amount of cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 3.2(g). Any and all Parent Shares delivered in accordance with this Section 3.2(c) shall be uncertificated and shall be registered in book-entry form. The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units. Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amounts as contemplated by Section 3.2(g) and Section 3.2(h).

(d) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate, or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration nine (9) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration, the payment of cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and the payment of any dividends and other distributions pursuant to Section 3.2(g) in respect of such holder’s Common Units. Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Dividends and Distributions. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) No Fractional Shares. No fractions of a Parent Share will be issued upon the surrender of Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.2(c), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration in the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a Parent Share that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional Parent Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article III and pay cash in lieu of any fractional shares payable pursuant to Section 3.2(h) and any dividends and other distributions pursuant to Section 3.2(g).

(j) Withholding Taxes. Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Common Stock, as determined by Parent). To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made. If withholding is taken in Parent Shares, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 3.3. Treatment of Partnership Equity Awards, Partnership Equity Plan and Parent Equity Awards.

(a) As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee of the GP Board designated under the Partnership Long-Term Incentive Plan to serve as the plan’s administrative committee) and the Parent Board, the Compensation Committee of the Parent Board or any other committee of the Parent Board designated by the Parent Board will adopt joint resolutions, and the Partnership and the Parent will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3 and provide that each right to receive Common Units subject to forfeiture or vesting requirements granted under the Partnership Long-Term Incentive Plan (each, a “Partnership Equity Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted and restated into the right to receive a comparable Parent equity award (a “Parent Equity Award”), with respect to Parent Shares. Each unvested right to acquire Common Units subject to a Partnership Equity Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted and restated into the right to receive Parent Shares pursuant to a Parent Equity Award which (i) covers a number of Parent Shares based on the Exchange Ratio, rounded down to the nearest whole Parent Share, and (ii) includes the same vesting, forfeiture and termination rights as included in the

Partnership Equity Award; provided, however, that the Parent Board, the Compensation Committee of the Parent Board or any other committee of the Parent Board designated by the Parent Board shall evaluate and may approve revisions to the performance vesting aspects of the underlying Partnership Equity Awards (which are based on performance of the Partnership) and may make determinations concerning replicating, replacing or eliminating such performance vesting aspects in the applicable Parent Equity Awards (the “Performance Vesting Determination”). The agreements between the Partnership GP and each award holder regarding such Partnership Equity Awards shall be assumed by Parent, and such awards, as converted pursuant to this Section 3.3(a), shall continue to be governed, on and after the Effective Time, by the terms and conditions of such agreements (subject to the adjustments required by this Section 3.3(a) after giving effect to the Merger) and by the Partnership Long-Term Incentive Plan, as adopted by the Parent. Except to the extent provided in Section 3.3(b) below, as of the Effective Time, such Partnership Equity Awards shall cease to represent the right to receive Common Units.

(b) To the extent applicable, holders of Partnership Equity Awards immediately prior to the Effective Time shall have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between the GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such Partnership Equity Awards with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions shall be paid on the payment date as set therefor to such holders of Partnership Equity Awards, subject to any vesting conditions included in the Partnership Equity Awards.

(c) Prior to the Effective Time, the Parent Board or its compensation committee shall adopt the Partnership Long-Term Incentive Plan as of the Effective Time, authorize the conversion and restatement of Partnership Equity Awards into Parent Equity Awards, in accordance with Section 3.3(a) at the Effective Time and shall take all other actions as may be necessary to authorize the events contemplated in Section 3.3(a); such actions shall include the following: (i) effective as of the Effective Time, the Partnership Long-Term Incentive Plan shall be continued by Parent, and all Partnership obligations thereunder assumed by Parent (including obligations with respect to Partnership Equity Awards in accordance with Section 3.3(a)) and such plan shall continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the Partnership Long-Term Incentive Plan, notwithstanding the Merger, applicable laws and regulations and the applicable rules of any unit exchange; (ii) from and after the Effective Time all references to Common Units in the Partnership Long-Term Incentive Plan shall be substituted with references to Parent Shares; (iii) the number of Parent Shares that will be available for grant and delivery under the Partnership Long-Term Incentive Plan from and after the Effective Time shall equal the number of Common Units that were available for grant and delivery under the Partnership Long-Term Incentive Plan immediately prior to the Effective Time, as adjusted to give effect to the Merger Consideration ratio (which number will include the number of Parent Shares subject to Partnership Equity Awards that will be issued upon conversion of Partnership Equity Awards in accordance with Section 3.3(a)); (iv) from and after the Effective Time, awards under the Partnership Long-Term Incentive Plan may be granted only to those individuals who were eligible to receive awards under the Partnership Long-Term Incentive Plan immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the Partnership Long-Term Incentive Plan as in effect immediately prior to the Effective Time); and (v) no participant in the Partnership Long-Term Incentive Plan shall have any right to acquire Common Units under the Partnership Long-Term Incentive Plan from and after the Effective Time. Parent shall reserve for issuance a number of Parent Shares equal to the number of Parent Shares that will be available for grant and delivery under the Partnership Long-Term Incentive Plan from and after the Effective Time, including Parent Shares that will be subject to Partnership Equity Awards as a result of the actions contemplated by Section 3.3(a). As soon as practicable following the Effective Time, Parent shall file a Form S-8 registration statement with respect to the Parent Shares available for grant and delivery under the Partnership Long-Term Incentive Plan from and after the Effective Time and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the

Partnership Long-Term Incentive Plan. Prior to the Effective Time, Parent shall take such steps as may be reasonably requested by any party hereto to cause the acquisition of Parent Equity Awards pursuant to the Merger by each individual who is an officer or director of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

(d) As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statements filed by the Partnership on February 12, 2008 and March 5, 2015, deregistering all Common Units thereunder.

(e) Prior to the Effective Time, the Parent Board (or, if appropriate, any committee of the Parent Board designated under the Parent Long-Term Incentive Plan to serve as the plan’s administrative committee) shall adopt resolutions and take or cause to be taken all actions necessary to amend award grants made under the Parent Long-Term Incentive Plan, which are outstanding immediately prior to the Effective Time, which have vesting provisions based on time vesting corresponding to the applicable Partnership Equity Awards and which, to the extent applicable, have performance vesting aspects consistent with the Performance Vesting Determination, such amendments to be effective at the Effective Time.

Section 3.4. Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 3.5. No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Partnership and the Partnership GP

Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2014, and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to itself where provided for in this Article IV, the Partnership GP each represent and warrant to Parent as follows:

Section 4.1. Organization, Standing and Corporate Power.

(a) Each of the Partnership, the Partnership GP and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (“Partnership Material Adverse Effect”).

(b) Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various States of the United States) (collectively, “Liens”).

Section 4.2. Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, Class B Units, Series A Preferred Units, the Incentive Distribution Rights, the General Partner Interest and the Special General Partner Interest. As of October 31, 2015, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 184,847,901 Common Units, (ii) no Class B Units, (iii) 5,000,000 Series A Preferred Units, (iv) the Incentive Distribution Rights, (v) the General Partner Interest, (vi) the Special General Partner Interest, and there were 1,073,445 Partnership Equity Awards outstanding. The Partnership GP is the sole general partner of the Partnership and owns all of the outstanding Incentive Distribution Rights, the General Partner Interest and the Special General Partner Interest. All outstanding equity interests of the Partnership are, and all Common Units issuable pursuant to the Partnership Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of October 31, 2015, except as set forth above in this Section 4.2 or as set forth in the Partnership’s equity plans or grant documents issued thereunder or the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3. Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the Partnership GP has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership and the Partnership GP is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Partnership or the Partnership GP nor the consummation by the Partnership and the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership and the Partnership GP with any of the terms or provisions of this Agreement, will (i) assuming the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit, to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Except for the approval by the Partnership GP, which was obtained prior to the execution of this Agreement, the Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d) The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders,

(ii) approved, and recommended that the GP Board approve, this Agreement and the transactions contemplated by this Agreement and recommended that the GP Board submit this Agreement to a vote of the Limited Partners and (iii) resolved to recommend approval of this Agreement by the Limited Partners. Such action by the GP Conflicts Committee constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement under the Partnership Agreement.

(e) The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

Section 4.4. Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the “Partnership Proxy Statement”) and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Partnership Material Adverse Effect.

Section 4.5. Partnership SEC Documents; Undisclosed Liabilities.

(a) The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2012 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Partnership and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Partnership and its consolidated subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since December 31, 2014 (the “Balance Sheet Date”) in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

Section 4.7. Legal Proceedings. There are no Proceedings pending or threatened in writing by any Governmental Authority with respect to the Partnership or any of its Subsidiaries or Proceedings pending or threatened in writing against the Partnership or any of its Subsidiaries, or with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.8. Compliance With Laws.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2012 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”) necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Partnership Permits”), except where the failure to have any of the Partnership Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since December 31, 2012 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9. Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership and the Partnership GP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the “Parent Proxy Statement” and together with the Partnership Proxy Statement, the “Proxy Statements”) will, on the date it is first mailed to the Parent Stockholders, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10. Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents and (iii) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries.

(b) As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 4.10(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by contract, or otherwise and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 4.11. Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership (each Contract that is described in this Section 4.11(a) being a “Partnership Material Contract”).

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is valid and binding on the Partnership and its Subsidiaries, as applicable, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Partnership or any of its Subsidiaries under any such Partnership Material Contract and (iv) as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 4.12. Partnership Benefit Plans.

(a) Each Partnership Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Any Partnership Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceeding is pending or threatened in writing with respect to any Partnership Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than the Partnership and its Subsidiaries.

(b) For purposes of this Agreement, “Partnership Benefit Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by the Partnership.

Section 4.13. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of the Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained pursuant to applicable Environmental Laws (“Partnership Environmental Permits”); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or threatened in writing; (d) there has been no release of any Hazardous Substance by the Partnership or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or threatened in writing against the Partnership or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable

Environmental Law; and (f) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by the Partnership or any of its Subsidiaries or as a result of any operations or activities of the Partnership or any of its Subsidiaries.

Section 4.14. Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership owns and has good title to all of its owned real property and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, all leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or the counterparties thereto.

(b) The Partnership and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Partnership and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.15. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, either the Partnership or an Affiliate of the Partnership (including, solely for purposes of this Section 4.15, Parent and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Partnership Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by the Partnership or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of the Partnership and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither the Partnership nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property, and (d) no Person is infringing or misappropriating any Partnership Intellectual Property.

Section 4.16. Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Citigroup Global Markets Inc. (the “Partnership Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.17. Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the GP Conflicts Committee.

Section 4.18. No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2014, and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statement about Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, however, that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

Section 5.1. Organization, Standing and Corporate Power.

(a) Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued in accordance with the Organizational Documents of such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

Section 5.2. Capitalization.

(a) The authorized equity interests of Parent consist of 100,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), and 300,000,000 Parent Shares. As of October 31, 2015, there were (i) 56,018,652 Parent Shares issued and outstanding, (ii) 425,701 Parent Shares held in treasury, (iii) no shares of Parent Preferred Stock issued and outstanding, (iv) no shares of Parent Preferred Stock held in treasury, and (v) 30,623 shares of restricted Parent Common Stock and 285,409 shares of restricted stock units granted and outstanding under Parent’s equity plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to Parent’s restricted stock units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of October 31, 2015, except as set forth above in this Section 5.2 and set forth in Parent’s equity plans or grant documents issued thereunder, (i) there are no partnership interests, limited liability company interests or other equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Parent Stockholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e) When issued pursuant to the terms of this Agreement, all Parent Shares constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f) All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3. Authority; Noncontravention; Voting Requirements.

(a) Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Parent Board, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms. The Parent Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or similar Law applicable to Parent or any of its Subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (“Takeover Laws”) do not, and will not, apply to this Agreement and the consummation of the transactions contemplated this Agreement, including the Merger and the Parent Stock Issuance.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Organizational Documents of Parent or any of Parent’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 5.4 are made, (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The affirmative vote of a majority of the Parent Shares present in person or represented by proxy at the Parent Stockholder Meeting or any adjournment or postponement thereof and entitled to vote on the Parent Stock Issuance to approve the Parent Stock Issuance (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement.

(d) The Parent Board, at a meeting duly called and held, has (i) determined that it is in the best interests of Parent and the Parent Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Parent Stock Issuance and (iii) resolved to submit the Parent Stock Issuance to a vote of the Parent Stockholders and recommend approval of the Parent Stock Issuance by the Parent Stockholders.

Section 5.4. Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration

Statement with the SEC and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) filings required under, and compliance with other applicable requirements of, applicable Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (ii) result in a Parent Material Adverse Effect.

Section 5.5. Parent SEC Documents; Undisclosed Liabilities.

(a) Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2012 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6. Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

Section 5.7. Legal Proceedings. There are no Proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or Proceedings pending or threatened in writing against Parent or any of its Subsidiaries, or with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8. Compliance With Laws; Permits.

(a) Parent and its Subsidiaries are, and since the later of December 31, 2012 and their respective dates of incorporation, formation or organization, have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2012 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9. Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the Partnership GP, set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (c) the Parent Proxy Statement will, on the date it is first mailed to the Parent Stockholders, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10. Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents, (c) there is no claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to Parent or any of its Subsidiaries, and (d) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 5.11. Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 5.11(a) being a “Parent Material Contract”).

(b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv) as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 5.12. Parent Benefit Plans.

(a) Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked. Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no Proceeding is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course. Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

(b) For purposes of this Agreement, “Parent Benefit Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent.

Section 5.13. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (a) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Parent Permits required to be obtained pursuant to applicable Environmental Laws (“Parent Environmental Permits”); (b) all Parent Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Parent Environmental Permit is pending or threatened in writing; (d) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; and (f) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 5.14. Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned real property and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

(b) Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 5.15. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent (including, solely for purposes of this Section 5.15, the Partnership and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Parent Intellectual Property”) used in their respective businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (d) no Person is infringing or misappropriating any Parent Intellectual Property.

Section 5.16. Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Evercore Group, L.L.C. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Merger Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Section 5.17. Brokers and Other Advisors. Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.18. Financing. On the date hereof and at the Effective Time, Parent has available to it, and will have available to it, all funds necessary to consummate the Merger.

Section 5.19. Ownership of Common Units. Parent and its Subsidiaries, taken together, are the beneficial owners of 16,309,595 Common Units, which represent all Common Units held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement.

Section 5.20. No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership and the Partnership GP in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1. Preparation of the Registration Statement and the Proxy Statements; Equityholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, and the Parent Proxy Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the

Parent Proxy Statement to be mailed to the Parent Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement or the Proxy Statements will be made by any party without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or either of the Proxy Statements, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners and the Parent Stockholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statements, the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b) Subject to Section 6.1(d), the Partnership shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board and the GP Conflicts Committee, recommend to the Limited Partners approval of this Agreement (collectively, the “Partnership Board Recommendation”) and use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. The Partnership Proxy Statement shall include, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Alternative Proposal or (ii) the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or the GP Conflicts Committee or the GP Board’s approval of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Partnership Proxy Statement that the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (D) if the Partnership has delivered any notice contemplated by Section 6.3(c) and the time periods contemplated by Section 6.3(c) have not expired; provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two (2) Business Days prior to the Outside Date.

(c) Subject to Section 6.1(d), Parent shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Parent Stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stockholder Approval. Subject to Section 6.3, Parent shall, through the Parent Board, recommend to the Parent Stockholders approval of the Parent Stock Issuance (the “Parent Board Recommendation”) and use reasonable best efforts to obtain from the Parent Stockholders the Parent Stockholder Approval. The Parent Proxy Statement shall include, subject to Section 6.3, the Parent Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the obligations of Parent set forth in the first sentence of this Section 6.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Parent of any Alternative Proposal or (ii) the withdrawal or modification by the Parent Board of the Parent Board Recommendation or the

Parent Board’s approval of this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (B) for the absence of quorum, (C) to the extent reasonably necessary to ensure that any supplement or amendment to the Parent Proxy Statement that the Parent Board has determined after consultation with outside legal counsel is necessary under applicable Law is provided to Parent Stockholders within the minimum amount of time reasonably practicable prior to the Parent Stockholder Meeting, and (D) if Parent has delivered any notice contemplated by Section 6.3(g) and the time periods contemplated by Section 6.3(g) have not expired; provided, however, that in each case, Parent shall not be permitted to postpone or adjourn the Parent Stockholder Meeting to a date after the date that is two (2) Business Days prior to the Outside Date.

(d) The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

(e) Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(f) Unless this Agreement is validly terminated in accordance with Article VIII, Parent shall submit the Parent Stock Issuance for approval at the Parent Stockholder Meeting even if the Parent Board shall have effected a Parent Adverse Recommendation Change.

Section 6.2. Conduct of Business.

(a) Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall, and shall cause each of their respective Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

(b) Except (i) as provided in this Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except (A) as provided in this Agreement, (B) as set forth in the Parent Disclosure Schedule, (C) as required by applicable Law, (D) as provided in any Parent Material Contract in effect as of the date of this Agreement or (E) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) amend Parent’s or any of its Subsidiaries’ Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that (a) would prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement, or (b) would diminish, reduce or otherwise materially adversely affect the economic benefits to be obtained by the holders of Common Units upon the consummation of the Merger;

(ii) declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of Parent’s or its Subsidiaries’ capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(iii) split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or effect any other similar transaction with respect to any of Parent’s or its Subsidiaries’ capital stock or other securities or equity interests;

(iv) make any acquisition, directly or indirectly (including by merger, consolidation, acquisition of assets or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person for consideration in an amount greater than $250,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000,000 in the aggregate;

(v) other than transactions exclusively between Subsidiaries of Parent, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, consolidation or other reorganization; or

(vi) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition that would prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3. No Solicitation by the Partnership; Parent; Etc.

(a) The Partnership GP and the Partnership shall, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than Parent and its Representatives) to any confidential information relating to a possible Alternative Proposal. Except as permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) grant approval to any Person under clause (iii) of the provision in the definition of “Outstanding” in the Partnership Agreement, (iii) enter into an Alternative Acquisition Agreement, or (iv) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Partnership Proxy Statement, (C) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any Alternative Proposal or (D) authorize the Partnership to enter into an Alternative Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) (the taking of any action described in clause (iv) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has

received a written Alternative Proposal that the GP Conflicts Committee believes is bona fide, (ii) the GP Conflicts Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable Law and (iii) such Alternative Proposal did not result from a material breach of this Section 6.3, then the Partnership and the Partnership GP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided, however, that (x) the Partnership and the Partnership GP and their respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, an Acceptable Confidentiality Agreement with such Person and (y) the Partnership and the Partnership GP will provide to Parent non-public information with respect to the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(c), the GP Board or the GP Conflicts Committee may (x) make a Partnership Adverse Recommendation Change or (y) solely in the case of Section 6.3(c)(i)(A), terminate this Agreement pursuant to Section 8.1(d)(iii), in each case:

(i) (A) if the Partnership has received a written Alternative Proposal that the GP Board or the GP Conflicts Committee, as applicable, believes is bona fide and the GP Board or the GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable Law or (B) in response to an Intervening Event if the GP Board or the GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable Law;

(ii) if the GP Board or the GP Conflicts Committee, as applicable, has provided prior written notice to Parent (A) in the case of Section 6.3(c)(i)(A), (x) stating that the GP Board or the GP Conflicts Committee, as applicable, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Alternative Proposal constitutes a Superior Proposal and (y) including a description of the material terms of such Alternative Proposal and (B) in the case of Section 6.3(c)(i)(B), specifying in reasonable detail the material events giving rise to the Intervening Event, in the case of each of (A) and (B), at least three (3) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Partnership Unitholder Meeting, in which case the GP Board or the GP Conflicts Committee, as applicable, shall provide as much notice as is practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 6.3(c) and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for one (1) day from the time Parent receives such notice (as opposed to three (3) days) (the period inclusive of all such days, the “Partnership Notice Period”)); and

(iii) if, during the Partnership Notice Period, the GP Board or the GP Conflicts Committee, as applicable, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with its duties under the Partnership Agreement and applicable Law; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 6.3(c)(i)(A), such Alternative Proposal continues to constitute a Superior Proposal or (2) in the case of Section 6.3(c)(i)(B), such Intervening Event continues to constitute an Intervening Event.

(d) Any Partnership Adverse Recommendation Change effected by the GP Conflicts Committee shall invalidate and rescind any prior “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement.

(e) Parent shall, and shall cause its Subsidiaries and the foregoing shall use their reasonable best efforts to cause their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and immediately prohibit any access by any Person (other than the Partnership, Partnership GP and their Representatives) to any confidential information relating to a possible Alternative Proposal. Except as permitted by this Section 6.3, Parent shall not, and shall cause its respective Subsidiaries and the foregoing shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) enter into an Alternative Acquisition Agreement, or (iii) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Parent Proxy Statement, (C) authorize, approve, declare advisable, adopt or recommend or propose to publicly authorize, approve, declare advisable, adopt or recommend, any Alternative Proposal or (D) authorize Parent or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) (the taking of any action described in clause (iii) being referred to as a “Parent Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent’s Subsidiaries or Parent’s Representatives shall be deemed to be a breach of this Section 6.3 by Parent.

(f) Notwithstanding anything to the contrary contained in Section 6.3(e), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Alternative Proposal that the Parent Board believes is bona fide, (ii) the Parent Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under applicable Law and (iii) such Alternative Proposal did not result from a material breach of this Section 6.3, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided, however, that (x) Parent and its respective Subsidiaries will not, and will use their reasonable best efforts to cause their respective Representatives not to, disclose any non-public information to such Person unless Parent has, or first enters into, an Acceptable Confidentiality Agreement with such Person and (y) Parent will provide to the Partnership and the Partnership GP non-public information with respect to Parent and its Subsidiaries that was not previously provided or made available to the Partnership or the Partnership GP prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(g) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance in all material respects with this Section 6.3(g), the Parent Board may (x) make a Parent Adverse Recommendation or (y) solely in the case of Section 6.3(g)(i)(A), terminate this Agreement pursuant to Section 8.1(c)(iii), in each case:

(i) (A) if Parent has received a written Alternative Proposal that the Parent Board believes is bona fide, and the Parent Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that (x) such Alternative Proposal constitutes a Superior Proposal and (y) failure to take such action would be inconsistent with its duties under applicable Law or (B) in response to an Intervening Event if the Parent Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable Law;

(ii) if the Parent Board has provided prior written notice to the Partnership (A) in the case of Section 6.3(g)(i)(A), (x) stating that the Parent Board, after consultation with its financial advisors and outside legal counsel, has determined in good faith that such Alternative Proposal constitutes a Superior Proposal and (y) including a description of the material terms of such Alternative Proposal and (B) in the case of Section 6.3(g)(i)(B), specifying in reasonable detail the material events giving rise to the Intervening Event, in the case of each of (A) and (B), at least three (3) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than three (3) days prior to the Parent Stockholder Meeting, in which case the Parent Board shall provide as much notice as is practicable (it being understood and agreed that any material amendment to the terms of an Alternative Proposal, if applicable, shall require a new notice pursuant to this Section 6.3(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) day from the time the Partnership receives such notice (as opposed to three (3) days) (the period inclusive of all such days, the “Parent Notice Period”)); and

(iii) if, during the Parent Notice Period, the Parent Board has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership and the Partnership GP in good faith (to the extent the Partnership and the Partnership GP desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with its duties under applicable Law; provided, however, that the Parent Board shall take into account all changes to the terms of this Agreement proposed by the Partnership in determining whether (1) in the case of Section 6.3(g)(i)(A), such Alternative Proposal continues to constitute a Superior Proposal or (2) in the case of Section 6.3(g)(i)(B), such Intervening Event continues to constitute an Intervening Event.

(h) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement containing customary provisions, including, for the avoidance of doubt, provisions limiting the use of the confidential information to be provided thereunder.

(ii) “Alternative Proposal” means (A) in respect of the Partnership, any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (1) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to thirty-five percent (35%) or more of the Partnership’s consolidated assets or to which thirty-five percent (35%) or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (2) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of thirty-five percent (35%) or more of any outstanding class of equity securities of the Partnership, (3) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning thirty-five percent (35%) or more of any outstanding class of equity securities of the Partnership or (4) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least thirty-five percent (35%) of the Partnership’s consolidated assets or outstanding equity interests; in each case, other than the transactions contemplated by this Agreement, and (B) in respect of Parent, the definition set forth in the foregoing clause (A), substituting all references to the Partnership with “Parent” and all references to Parent with “the Partnership.”

Notwithstanding the foregoing, an “Alternative Proposal” in respect of Parent shall not include any inquiry, proposal or offer that would not reasonably be expected to (i) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement, or (ii) diminish, reduce or otherwise materially adversely affect the economic benefits to be obtained by the holders of Common Units upon the consummation of the Merger.

(iii) “Intervening Event” means (A) in respect of the Partnership, a material event or circumstances that arises or occurs after the date of this Agreement with respect the Partnership and its Subsidiaries that was not, prior to the date of this Agreement, reasonably foreseeable by the GP Board or the GP Conflicts Committee and (B) in respect of Parent, material event or circumstances that arises or occurs after the date of this Agreement with respect the Partnership and its Subsidiaries that was not, prior to the date of this Agreement, reasonably foreseeable by the Parent Board.

(iv) “Superior Proposal” means (A) in respect of the Partnership, a bona fide written offer, obtained after the date of this Agreement and not in material breach of this Section 6.3, to acquire, directly or indirectly, more than seventy-five percent (75%) of the outstanding equity securities of the Partnership or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Conflicts Committee determines in its good faith to be more favorable to the Limited Partners from a financial point of view than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing, and (B) in respect of Parent, a bona fide written offer, obtained after the date of this Agreement and not in material breach of this Section 6.3, to acquire, directly or indirectly, more than seventy-five percent (75%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Parent Board determines in its good faith to be more favorable to the Parent Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership in writing.

(i) Nothing contained in this Agreement shall prevent the Partnership, the GP Board or the GP Conflicts Committee or shall prevent Parent or the Parent Board, as applicable, from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the GP Conflicts Committee or the Parent Board, as applicable, determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided, however, that any Partnership Adverse Recommendation Change or Parent Adverse Recommendation Change may only be made in accordance with Section 6.3(c) or Section 6.3(g), as the case may be.

Section 6.4. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent until the Effective Time or the termination of this Agreement, voting or causing to be voted all Common Units beneficially owned by Parent in favor of the Merger at the Partnership Unitholder Meeting unless there is a Partnership Adverse Recommendation Change, and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required by applicable Law) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within fifteen (15) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).

Section 6.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that neither the Partnership nor Parent shall be required by this Section 6.5 to consult with any other party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable, but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee or of Parent or the Parent Board, as applicable, under Section 6.3; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.5.

Section 6.6. Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7. Indemnification and Insurance.

(a) From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the Partnership GP than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent and the Partnership GP and their respective successors and assigns.

(b) Parent shall maintain in effect for six (6) years from the Effective Time Parent’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that Parent may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by Parent for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent would be required to expend more than the Maximum Amount, Parent shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If Parent in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 6.7(b), Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c) The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 6.7.

Section 6.8. Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statements.

Section 6.9. Section 16 Matters. Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10. Listing. Parent shall cause the Parent Common Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 6.11. Dividends and Distributions. After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Partnership Interests or (b) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

Section 6.12. GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.12 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.13. Performance by Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to the Partnership and the Partnership GP and their respective Subsidiaries and subject to Section 6.2(b), with the consent of, Parent.

Section 6.14. Cooperation with Debt and Equity Financing. From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt or equity financing, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

Section 6.15. Tax Treatment. For United States federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the United States federal income tax treatment), the parties agree to treat the Merger (a) with respect to the holders of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time), as a taxable sale of such Common Units to Targa GP Inc. (the sole member of Merger Sub) and (b) with respect to Targa GP Inc., as a purchase of Common Units (other than Common Units held by Parent and its Subsidiaries immediately prior to the Effective Time) from the holders of such units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.16. Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto, Parent and the Parent Board shall grant such approvals and shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

ARTICLE VII

Conditions Precedent

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Partnership Unitholder Approval. The affirmative vote or consent of the holders of a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the “Partnership Unitholder Approval”) shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and Organizational Documents of Parent.

(c) Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 4.3(a), Section 4.3(c) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the Partnership GP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

(b) Performance of Obligations of the Partnership and Partnership GP. The Partnership and the Partnership GP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the Partnership GP by an executive officer of the Partnership GP to such effect.

Section 7.3. Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.3(a), Section 5.3(c) and Section 5.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 5.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4. Frustration of Closing Conditions.

(a) Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b) Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

Termination

Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the GP Conflicts Committee.

(b) by either of the Partnership or Parent:

(i) if the Closing shall not have been consummated on or before June 30, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to the Partnership or Parent if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to the Partnership or Parent if in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;

(ii) if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

(iii) if the Partnership Unitholder Meeting and any postponements or adjournments thereof shall have concluded and the Partnership Unitholder Approval shall not have been obtained; or

(iv) if the Parent Stockholder Meeting and any postponements or adjournments thereof shall have concluded and the Parent Stockholder Approval shall not have been obtained.

(c) by Parent:

(i) if a Partnership Adverse Recommendation Change shall have occurred prior to the Partnership Unitholder Meeting;

(ii) if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) prior to the receipt of the Parent Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that Parent shall have complied in all material respects with Section 6.3(g) and shall have made or shall concurrently make the amendment with respect to the Partnership Termination Amount in accordance with Section 8.3(c).

(d) by the Partnership:

(i) if a Parent Adverse Recommendation Change shall have occurred prior to the Parent Stockholder Meeting;

(ii) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) prior to the receipt of the Partnership Unitholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that the Partnership shall have complied in all material respects with Section 6.3(c) and shall have paid or shall concurrently pay the Parent Termination Fee in accordance with Section 8.3(f).

Section 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.6, the provisions in Section 6.8, Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Termination Fee, the Parent Expenses or the Partnership Expenses, or make the amendment with respect to the Partnership Termination Amount, in each case if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 8.3. Termination Fees; Expenses.

(a) If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iv) (No Parent Stockholder Approval), Parent shall pay to the Partnership (or its designated Affiliate) an amount equal to the Partnership Expenses, and such payment shall be made within two (2) Business Days after such termination.

(b) If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iii) (No Partnership Unitholder Approval), the Partnership shall pay to the Parent by wire transfer of immediately available funds (to an account designated by the Parent), an amount equal to the Parent Expenses, and such payment shall be made within two (2) Business Days after such termination.

(c) If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(iii) (Parent Superior Proposal), Parent shall, concurrently with such termination, execute an amendment to the Partnership Agreement providing for the reduction in distributions payable by the Partnership to the holders of the Incentive Distribution

Rights as set forth on Section 8.3(c) of the Parent Disclosure Schedule equal to the Partnership Termination Amount, and Parent hereby does consent to such amendment and agrees to cause any of its Subsidiaries that are required to consent to such amendment to do so.

(d) If (i) after the date of this Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to the Parent Stockholder Meeting, (ii) this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d)(i) (Parent Recommendation Change) and (iii) at any time on or prior to the 6-month anniversary of such termination, Parent or any of its Subsidiaries has entered into a definitive agreement in respect of an Alternative Proposal or consummated an Alternative Proposal, Parent shall, concurrently with the earlier of entering into such definitive agreement and consummating such Alternative Proposal, execute an amendment to the Partnership Agreement providing for the reduction in distributions payable by the Partnership to the holders of the Incentive Distribution Rights as set forth on Section 8.3(c) of the Parent Disclosure Schedule equal to the Partnership Termination Amount, and Parent hereby does consent to such amendment and agrees to cause any of its Subsidiaries that are required to consent to such amendment to do so. For purposes of this Section 8.3(d), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.3(h), except that references to “thirty-five percent (35%) or more” or “at least thirty-five percent (35%)” are deemed to be references to “fifty percent (50%) or more” or “at least fifty percent (50%),” respectively.

(e) In no event shall Parent be required to make the amendment with respect to the Partnership Termination Amount on more than one occasion. Notwithstanding the foregoing, if Parent has previously paid the Partnership Expenses to the Partnership (or its designated Affiliate) pursuant to Section 8.3(a), any Partnership Termination Amount subject to Section 8.3(c) or Section 8.3(d) shall be reduced by the amount of the Partnership Expenses previously paid.

(f) If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d)(iii) (Partnership Superior Proposal), the Partnership shall pay to Parent the Parent Termination Fee concurrently with such termination.

(g) If (i) after the date of this Agreement, an Alternative Proposal is publicly proposed or publicly disclosed prior to the Partnership Unitholder Meeting, (ii) this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change) and (iii) at any time on or prior to the 6-month anniversary of such termination, the Partnership or any of its Subsidiaries has entered into a definitive agreement in respect of an Alternative Proposal or consummated an Alternative Proposal, the Partnership shall pay to Parent the Parent Termination Fee concurrently with the earlier of entering into such definitive agreement and consummating such Alternative Proposal. For purposes of this Section 8.3(g), the term “Alternative Proposal” has the meaning assigned to such term in Section 6.3(h), except that references to “thirty-five percent (35%) or more” or “at least thirty-five percent (35%)” are deemed to be references to “fifty percent (50%) or more” or “at least fifty percent (50%),” respectively.

(h) In no event shall the Partnership be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding the foregoing, if the Partnership has previously paid the Parent Expenses to Parent pursuant to Section 8.3(b), any Parent Termination Fee to be paid by the Partnership pursuant to Section 8.3(f) or Section 8.3(g) shall be reduced by the amount of the Parent Expenses previously paid.

(i) The parties acknowledge that payment of the Parent Termination Fee and the Parent Expenses and the Partnership Expenses, and that making the amendment with respect to the Partnership Termination Amount, as applicable, if, as and when required pursuant to this Section 8.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

Miscellaneous

Section 9.1. No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III and the last sentence of Section 6.6, Section 6.8 and Section 6.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval or the Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners or Parent Stockholders, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership or Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

Section 9.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that, prior to the Partnership Unitholder Approval, the GP Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts Committee for its consideration, and permitted the GP Conflicts Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto (for the avoidance of doubt, the GP Board shall in no way be obligated to follow the recommendation of the GP Conflicts Committee and the GP Board shall be permitted to take action following the expiration of such two (2) business day period) and, following the Partnership Unitholder Approval, the GP Board may not take or authorize any such action without the prior written consent of the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6. Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 6.7 and Section 9.11 and the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.7 and Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

Section 9.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided, however, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable Laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.8. Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9. Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: James W. Whalen

Facsimile: (713) 584-1080

with a copy (which shall not constitute notice) to:

Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: General Counsel

Facsimile: (713) 584-1080

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Christopher S. Collins, Esq.

Email: ccollins@velaw.com

If to the Partnership or the Partnership GP, to:

Targa Resources Partners LP

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: Robert B. Evans

Facsimile: (713) 584-1080

with a copy (which shall not constitute notice) to:

Targa Resources Corp.

1001 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: General Counsel

Facsimile: (713) 584-1080

with a copy (which shall not constitute notice) to:

Richards Layton & Finger, P.A.

920 North King St.

Wilmington, Delaware 19801

Attention: Srinivas Raju, Esq.

Email: Raju@rlf.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.11. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.11 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

TARGA RESOURCES CORP.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

MERGER SUB:

SPARTAN MERGER SUB LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President and Chief Executive Officer

PARTNERSHIP:

TARGA RESOURCES PARTNERS LP

By:	Targa Resources GP LLC, its general partner

By:	/s/ Jeffrey J. McParland
Name:	Jeffrey J. McParland
Title:	President–Finance Administration

PARTNERSHIP GP:

TARGA RESOURCES GP LLC

By:	/s/ Jeffrey J. McParland
Name:	Jeffrey J. McParland
Title:	President–Finance Administration

[SIGNATURE PAGE TO THE

AGREEMENT AND PLAN OF MERGER]

Annex B

[LETTERHEAD OF EVERCORE GROUP L.L.C.]

November 2, 2015

Board of Directors of Targa Resources Corp.

1000 Louisiana, Suite 4300

Houston, Texas 77002

Members of the Board of Directors:

We understand that Targa Resources Corp., a Delaware corporation (“Parent”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among the Parent, Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), Targa Resources GP LLC, a Delaware limited liability company, and Spartan Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the merger as a wholly-owned subsidiary of Parent, and each outstanding common unit representing limited partner interests in the Partnership (such units, the “NGLS Common Units”) shall be converted into the right to receive 0.62 shares of common stock, par value $0.001 per share, of Parent (such shares, the “Parent Shares”) (the “Merger Consideration”) (the “Merger”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors of Parent (the “Board”) has asked us whether, in our opinion, the Merger Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly-available historical operating and financial information relating to Parent and the Partnership that we deemed relevant, including the Annual Reports on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by Parent and the Partnership;

(ii)	reviewed certain non-public historical and projected financial and operating data and assumptions relating to Parent and the Partnership prepared and furnished to Evercore by management of the Parent;

(iii)	discussed the current operations of Parent and the Partnership and the historical and projected financial and operating data and assumptions relating to Parent and the Partnership with management of Parent (including management’s views of the risks and uncertainties of achieving such projections);

(iv)	reviewed publicly-available research analyst estimates for Parent’s and the Partnership’s future financial performance on a standalone basis;

(v)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Merger;

(vi)	compared the trading performance of Parent and the Partnership with the trading performance (including equity market trading multiples) of public issuers that we deemed relevant;

(vii)	reviewed the premiums paid in certain historical transactions that we deemed relevant and compared such premiums to those implied by the Merger;

(viii)	performed discounted cash flow analyses on Parent and the Partnership based on forecasts and other data provided by management of Parent;

(ix)	reviewed a draft of the Merger Agreement dated November 1, 2015; and

(x)	performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for providing the opinion contained herein.

Board of Directors of Targa Resources Corp.

November 2, 2015

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to Parent and the Partnership, we have assumed that such data have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Parent and the Partnership as to the future financial performance of Parent and the Partnership, as applicable, under the assumptions stated therein. We express no view as to any projected financial and operating data or any judgments, estimates or assumptions on which they are based. We have relied at your direction, without independent verification, upon the assessments of the management of Parent as to the future financial and operating performance of Parent and the Partnership and we have assumed that Parent and the Partnership will realize the benefits that each expects to realize from the Merger.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement (in the draft forms reviewed by us) are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Parent, the Partnership, the consummation of the Merger or materially reduce the benefits of the Merger to Parent or the Partnership. We have assumed the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Parent or the Partnership, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of Parent or the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Merger Consideration to be paid by Parent pursuant to the Merger Agreement, from a financial point of view, to Parent. We do not express any view on, and our opinion does not address, the fairness of the Merger to any other persons or the holders of any securities, creditors or other constituencies of Parent or the Partnership, nor any view as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent or the Partnership or any of the other parties to the Merger Agreement or any affiliates thereof or any classes of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Parent or the Partnership, nor does it address the underlying business decision of Parent to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to Parent or to any other persons in respect of the Merger. We express no opinion herein as to the price at which Parent Shares will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the management of Parent and their advisors with respect to legal, regulatory, accounting and tax matters.

Board of Directors of Targa Resources Corp.

November 2, 2015

We received an initial fee for our services and will receive an additional fee upon the rendering of this opinion. We will also receive an additional fee if the Merger is consummated. Parent has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, we provided financial advisory services to the Partnership for which we received fees and reimbursement of out-of-pocket expenses. We may provide financial or other services to Parent or the Partnership in the future and in connection with any such services we may receive compensation.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to Parent or the Partnership and their respective affiliates.

This letter, and the opinion expressed herein is addressed to, and is for the information and benefit of, the Board in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This letter, and the opinion expressed herein, may not be disclosed, quoted, referred to or communicated (in whole or in part) to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance, except that Parent may reproduce a copy of this opinion in full in any document related to the Merger that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by Parent to its shareholders, provided, however, that all references to Evercore or this opinion in any such document and any description or inclusion of this opinion and advice or related analysis therein shall be subject to our prior written consent with respect to form and substance.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha

Robert A. Pacha

Senior Managing Director

Annex C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

November 2, 2015

The Conflicts Committee

    of the Board of Directors

Targa Resources GP LLC,

    in its capacity as General Partner of Targa Resources Partners LP

1000 Louisiana St, Suite 4300

Houston, Texas 77002

The Conflicts Committee:

You have requested our opinion as to the fairness, from a financial point of view, to holders of common units representing limited partner interests in Targa Resources Partners LP (“NGLS”), other than Targa Resources Corp. (“TRGP”), Targa Resources GP LLC, a wholly owned subsidiary of TRGP and the general partner of NGLS (“NGLS GP”), Spartan Merger Sub LLC, a wholly owned subsidiary of TRGP (“Merger Sub”), and their respective affiliates, of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among TRGP, Merger Sub, NGLS and NGLS GP. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into NGLS (the “Merger”) and (ii) each outstanding common unit representing limited partner interests in NGLS (“NGLS Common Units”) will be converted into the right to receive 0.62 (the “Exchange Ratio”) of a share of the common stock, par value $0.001 per share, of TRGP (“TRGP Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed a draft, dated November 2, 2015, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives of NGLS GP and certain senior officers and other representatives of TRGP concerning the businesses, operations and prospects of NGLS and TRGP. We reviewed certain publicly available business and financial information relating to NGLS and TRGP as well as certain financial forecasts and other information and data relating to NGLS and TRGP provided to or discussed with us by the management of NGLS GP and TRGP, including financial forecasts and other information and data relating to NGLS and TRGP under both a base case and a strip sensitivity case provided to or discussed with us by the management of NGLS GP and TRGP and information relating to potential strategic implications and operational and tax benefits (including the amount, timing and achievability thereof) anticipated by the management of NGLS GP and TRGP to result from the Merger, and discussed with the management of NGLS GP and TRGP its assessments as to the relative likelihood of achieving the future financial results reflected in such alternative cases. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of NGLS Common Units and TRGP Common Stock; the financial condition and historical and projected cash flows and other operating data of NGLS and TRGP; and the capitalization of NGLS and TRGP. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of NGLS and TRGP and considered, to the extent publicly available, the financial terms of other transactions which we considered relevant in evaluating the Merger. We also evaluated certain potential pro forma financial effects of the Merger on NGLS and TRGP utilizing financial forecasts and other information and data relating to NGLS and TRGP and the potential strategic implications and operational and tax benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

The Conflicts Committee

    of the Board of Directors

Targa Resources GP LLC,

    in its capacity as General Partner of Targa Resources Partners LP

November 2, 2015

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of NGLS GP and TRGP that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data that we have been directed to utilize in our analyses, including estimates of the management of NGLS GP and TRGP as to the potential strategic implications and operational and tax benefits anticipated by the management of NGLS GP and TRGP to result from the Merger, we have been advised by the management of NGLS GP and TRGP, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of NGLS and TRGP under the alternative cases reflected therein, the potential strategic implications and operational and tax benefits (including the amount, timing and achievability thereof) anticipated by the management of NGLS GP and TRGP to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. We have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and operational and tax benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the management of NGLS GP and TRGP as to, among other things, (i) the potential impact on NGLS and TRGP of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry, including commodity pricing and supply and demand for oil and gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (ii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract and retain, key customers and producers and (iii) the distribution policies of each of NGLS and TRGP on a standalone basis and of the pro forma combined entity following consummation of the Merger. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on NGLS, TRGP or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NGLS, TRGP or any other entity nor have we made any physical inspection of the properties or assets of NGLS, TRGP or any other entity. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed that would have an adverse effect on NGLS, TRGP or the Merger (including the contemplated benefits thereof).

Our opinion, as set forth herein, relates to the relative values of NGLS and TRGP. We are not expressing any view or opinion as to the actual value of TRGP Common Stock when issued in the Merger or the prices at which NGLS Common Units, TRGP Common Stock or any other securities of NGLS or TRGP will trade or otherwise be transferable at any time. We also are not expressing any view or opinion as to any securities of NGLS (other than NGLS Common Units) or as to individual circumstances of specific holders with respect to control or other rights or aspects which may distinguish such holders or the securities of NGLS held by such holders and our analyses and opinion do not address, take into consideration or give effect to, any rights, preferences, restrictions

The Conflicts Committee

    of the Board of Directors

Targa Resources GP LLC,

    in its capacity as General Partner of Targa Resources Partners LP

November 2, 2015

or limitations that may be attributable to any such securities nor does our opinion in any way address proportionate allocation or relative fairness. We have assumed, with your consent, that no Class B Units and no Series A Preferred Units (as such terms are defined in the Second Amended and Restated Agreement of Limited Partnership, dated as of October 15, 2015, of NGLS) will be issued by NGLS or converted into NGLS Common Units, as the case may be, upon consummation of the Merger. Representatives of NGLS GP have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of NGLS GP as to such matters.

Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of NGLS with respect to the acquisition of all or a part of NGLS. We express no view as to, and our opinion does not address, the underlying business decision of NGLS GP to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for NGLS or the effect of any other transaction in which NGLS might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets have experienced, and the industries in which NGLS and TRGP operate continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on NGLS, TRGP or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to the Conflicts Committee of the Board of Directors of NGLS GP (the “Conflicts Committee”) in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. As the Conflicts Committee is aware, we and our affiliates in the past have provided, currently are providing and in the future may provide services unrelated to the proposed Merger to NGLS and certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation including, during the past two years, having acted or acting as (i) a sales agent or initial purchaser with respect to equity and debt offerings of NGLS and certain related entities and (ii) an arranger for, and lender under, a credit facility of NGLS. As the Conflicts Committee also is aware, we and our affiliates in the past have provided, currently are providing and in the future may provide services to TRGP and certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation including, during the past two years, having acted or acting as an arranger for, and lender under, a credit facility of TRGP. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of NGLS, TRGP and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with NGLS, TRGP and their respective affiliates.

The Conflicts Committee

    of the Board of Directors

Targa Resources GP LLC,

    in its capacity as General Partner of Targa Resources Partners LP

November 2, 2015

Our advisory services to the Conflicts Committee and the opinion expressed herein are provided for the information of the Conflicts Committee (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to holders of NGLS Common Units (other than TRGP, NGLS GP, Merger Sub and their respective affiliates).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on February 11, 2016.

Vote by Internet
• Go to www.envisionreports.com/NGLS
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors of the General Partner of Targa Resources Partners LP and the Conflicts Committee of the Board of Directors of the General Partner of Targa Resources Partners LP recommend a vote FOR proposals 1 and 2 below.

For	Against	Abstain	+

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 2, 2015, by and among Targa Resources Corp. (“TRC”), Spartan Merger Sub LLC, Targa Resources Partners LP (the “Partnership”) and Targa Resources GP LLC, pursuant to which TRC will acquire indirectly all of the outstanding common units representing limited partner interests in the Partnership that TRC and its subsidiaries do not already own (the “Merger”), which is referred to as the “Merger proposal”;

☐	☐	☐

2. To consider and vote upon, on an advisory, non-binding basis, the compensation payments that may be paid or become payable to the Partnership’s named executive officers in connection with the Merger, which is referred to as the “TRP compensation proposal.”

☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears on the books of the Partnership. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title. If a partnership, please sign in partnership name by general partner or other authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2016 Special Meeting Admission Ticket

2016 Special Meeting of

Targa Resources Partners LP Common Unitholders

February 12, 9:00 a.m., Central Time

Wells Fargo Plaza, 1000 Louisiana Street, Houston, TX 77002

For meeting directions, please call 713-584-1444

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

FORM OF REVOCABLE PROXY — TARGA RESOURCES PARTNERS LP

1000 Louisiana Street

Houston, Texas 77002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE GENERAL PARTNER

Special Meeting of Common Unitholders

To Be Held On February 12, 2016 at 9:00 a.m., Central Time

The undersigned hereby appoints Jeffrey J. McParland and Paul W. Chung, and each or any of them, as proxies (the “Proxies”) of the undersigned, with full power to act without the other and with full power of substitution in each, and hereby authorizes each of them to represent and to vote all common units representing limited partner interests in Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), which the undersigned may be entitled to vote at the Special Meeting of Unitholders (the “Special Meeting”) to be held at Wells Fargo Plaza, 1000 Louisiana Street, Houston, TX 77002, on February 12, 2016, at 9:00 a.m., Central Time, and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present. The Proxies are authorized to vote as indicated herein upon the matters set forth herein and in their discretion upon all other matters that may properly come before the Special Meeting.

Your common units will not be voted unless a proxy form is signed and returned, a proxy is submitted by telephone or via the Internet or the shares are voted in person at the Special Meeting.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Common Unitholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned common unitholder(s). If no direction is given, this proxy will be voted FOR Proposal 1 and Proposal 2. In their discretion, the Proxies are each authorized to vote upon any other matters that may properly be brought before the Special Meeting and at any adjournments or postponements thereof. A common unitholder wishing to vote in accordance with the recommendations of the Board of Directors of the General Partner of the Partnership and the Conflicts Committee of the Board of Directors of the General Partner of the Partnership need only sign and date this proxy and return it in the enclosed envelope.

(Items to be voted appear on reverse side.)